                                                                     Exhibit 4.7

                                    AGREEMENT

                              DATED 13TH MAY, 2003

                                 E2,500,000,000

                DUAL CURRENCY TERM AND REVOLVING CREDIT FACILITY

                                       FOR

                             VIVENDI UNIVERSAL S.A.

                                   ARRANGED BY

                                   BNP PARIBAS
                             CDC FINANCE - CDC IXIS
                           CITIBANK INTERNATIONAL PLC
                            CREDIT AGRICOLE INDOSUEZ
                                 CREDIT LYONNAIS
                           GOLDMAN SACHS INTERNATIONAL
                           NATEXIS BANQUES POPULAIRES
                         THE ROYAL BANK OF SCOTLAND PLC
                              SG INVESTMENT BANKING

                                SOCIETE GENERALE
                      as Facility Agent and Security Agent

  THIS FACILITY AGREEMENT IS TO BE ENTERED INTO WITH THE BENEFIT OF AND SUBJECT
                 TO THE TERMS OF THE SECURITY SHARING AGREEMENT


                                 ALLEN & OVERY
                                     Paris

                                    CONTENTS

CLAUSE                                                                                               PAGE

1.    Interpretation..............................................................................     1
2.    Facility....................................................................................    36
3.    Purpose.....................................................................................    37
4.    Conditions Precedent........................................................................    38
5.    Drawdown....................................................................................    39
6.    Repayment...................................................................................    40
7.    Prepayment and Cancellation.................................................................    41
8.    Interest Periods............................................................................    49
9.    Interest....................................................................................    50
10.   Currency of Loans...........................................................................    52
11.   Payments....................................................................................    54
12.   Taxes.......................................................................................    55
13.   Market Disruption...........................................................................    58
14.   Increased Costs.............................................................................    59
15.   Illegality..................................................................................    60
16.   Guarantee...................................................................................    61
17.   Release of Security and Additional Guarantors...............................................    64
18.   Representations and Warranties..............................................................    67
19.   Undertakings................................................................................    76
20.   Financial Covenants.........................................................................   107
21.   Default.....................................................................................   112
22.   The Agents and the Mandated Lead Arrangers..................................................   117
23.   Fees........................................................................................   124
24.   Expenses....................................................................................   125
25.   Stamp Duties................................................................................   125
26.   Indemnities.................................................................................   125
27.   Evidence and Calculations...................................................................   127
28.   Amendments and Waivers......................................................................   127
29.   Changes to the Parties......................................................................   129
30.   Disclosure of Information...................................................................   132
31.   Set-Off.....................................................................................   133
32.   Pro Rata Sharing............................................................................   133
33.   Severability................................................................................   134
34.   Counterparts................................................................................   134
35.   Notices.....................................................................................   135
36.   Language....................................................................................   138
37.   Jurisdiction................................................................................   138
38.   Waiver of Immunity..........................................................................   139
39.   Waiver of Jury Trial........................................................................   140
40.   Governing Law...............................................................................   140

THIS AGREEMENT is dated 13th May, 2003 and made BETWEEN:

(1)      VIVENDI UNIVERSAL S.A. (the COMPANY);

(2) THE COMPANY AND ITS SUBSIDIARIES listed in Part 1 of Schedule 1 (Original Parties) as guarantors (in this capacity, each an ORIGINAL GUARANTOR and together the ORIGINAL GUARANTORS);

(3) BNP PARIBAS, CDC FINANCE - CDC IXIS, CITIBANK INTERNATIONAL PLC, CREDIT AGRICOLE INDOSUEZ, CREDIT LYONNAIS, GOLDMAN SACHS INTERNATIONAL, NATEXIS BANQUES POPULAIRES, THE ROYAL BANK OF SCOTLAND PLC and SG INVESTMENT BANKING as Mandated Lead Arrangers (in this capacity, each a MANDATED LEAD ARRANGER and together the MANDATED LEAD ARRANGERS);

(4) THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (the ORIGINAL LENDERS);

(5)      SOCIETE GENERALE as facility agent (in this capacity the FACILITY
         AGENT); and

(6) SOCIETE GENERALE as security agent and trustee for the Lenders (in this capacity, the SECURITY AGENT).

IT IS AGREED as follows:

1.       INTERPRETATION

1.1      DEFINITIONS

         In this Agreement:

         ACQUIRED SHARES means the shares of Cegetel (being 26 per cent. of the total share capital of Cegetel) acquired directly or indirectly by SIT from BT on 22nd January, 2003.

         ADDITIONAL GUARANTOR means a member of the Group which becomes a Guarantor in accordance with Clause 17.3 (Additional Guarantors)).

         AFFECTED FACILITIES means the credit facilities in relation to which any Waiver or Amendment is required and which is identified in Schedule 13 (Affected Facilities).

         AFFILIATE means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

         AGENT means:

         (a)      the Facility Agent; and/or

         (b)      the Security Agent,

         in each case, as the context requires.

         APPLICABLE MARGIN means the percentage rate per annum determined to be the Applicable Margin in accordance with Clause 9.3 (Margin adjustment).

         ASSETS means each asset of the Group from time to time (a) excluding those assets referred to in the Back-up Original Liquidity Analysis in the section headed "Assets Disposal" (and including, on or after the Maroc Telecom Date, shares representing 51 per cent. of the total share capital of Maroc Telecom held (directly or indirectly) by the Company (unless the Maroc Telecom Acquired Shares have been financed by a Maroc Telecom Excluded Financing)) but (b) including, for the avoidance of doubt, the assets referred to in the definition of Canal + Disposal and the Games Disposal.

         ASSETS DISPOSAL means a disposal of any Asset (other than a Relevant Intra Group Disposal).

         AUDITORS means RSM Salustro Reydel, Barbier Frinault & Cie (Reseau Ernst & Young) or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Company.

         AVAILABILITY PERIOD means the Tranche A Availability Period or the Tranche B Availability Period, as the context requires.

         BACK-UP FACILITY AGREEMENT means the E1,000,000,000 revolving credit facility agreement dated 26th November, 2002 in favour of VCNA and VUHIC.

         BACK-UP ORIGINAL LIQUIDITY ANALYSIS means the liquidity analysis of the Group dated 24th November, 2002 delivered by the Company pursuant to the Back-up Facility Agreement as set out in Part 1 of Schedule 9.

         BREAK COSTS means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or other due amount is prepaid.

         BT means British Telecommunications plc.

         BUSINESS DAY means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and London and:

         (a) if on that day a payment in, or purchase of, U.S. Dollars is to be made, New York; and

         (b) if on that day a payment in, or purchase of, Euro is to be made, a TARGET Day.

         BUSINESS PLAN means a business plan of the Company approved by its board of directors.

         CANADA RECEIVABLE means the receivable in a principal amount of Canadian $52,000,000 owed by Universal Studios, Inc. to Universal City Studios LLLP.

         CANAL + means Canal + S.A.

         CANAL + DISPOSAL means a disposal of all or any shares in, assets or business of Groupe Canal + and its Subsidiaries before or following any restructuring or reorganisation on a solvent basis (including, without limitation, a restructuring by way of primary or secondary public offering of any share capital or equity instruments).

         CANAL + DISPOSAL PROCEEDS AMOUNT means, in relation to any Canal + Disposal, proceeds in an aggregate amount not to exceed E2,000,000,000 (or equivalent in other currencies).

         CASH MANAGEMENT AND IGL ARRANGEMENTS means the cash management and intra group loan arrangements of the Group at the date of this Agreement as described in Schedule 16, as amended from time to time pursuant to Clause 19.19(h).

         CASH POOLING ACCOUNT means each bank account of:

         (a)      the Company;

         (b)      each Cash Pooling Hub;

         (c) each other member of the Group with which the Company has a direct lending relationship, but excluding:

                  (i)      VUE Borrower Co.; and

                  (ii)     prior to the VUE Date, any member of the VUE Group;
                           and

         (d) each other bank account which is designated as such in writing by the Company and the Facility Agent,

         but excluding those bank accounts listed in Schedule 12.

         CASH POOLING HUB means each of:

         (a)      the Company;

         (b)      VUP;

         (c)      Groupe Canal +;

         (d)      UMGT;

         (e)      VUHIC;

         (f)      VTI;

         (g)      VU Canada;

         (h)      on or after the Cegetel Cash Pooling Date, Cegetel;

         (i)      on or after the Maroc Telecom Cash Pooling Date, Maroc
                  Telecom; and

         (j) any other member of the Group designated as such in writing by the Company and the Facility Agent.

         CASH POOLING HUB SECURITY means the account pledge agreement or account charge agreement in the agreed form over:

         (a) each bank account of Vivendi Universal U.S. Holding Co.; and

         (b) each Cash Pooling Account,

         but excluding:

                  (i)      the Cash Pooling Accounts of UMGT, VU Canada and VUP;
                           and

                  (ii)     the Cash Pooling Accounts referred to in paragraph
                           (c) of the definition thereof.

         CDC IXIS FACILITY AGREEMENT means the E300,000,000 bilateral facility agreement dated 15th January, 2003 between the Company and CDC Finance
         - CDC IXIS.

         CEGETEL means Cegetel Groupe S.A.

         CEGETEL CASH POOLING DATE means the date on which all of the following events occur:

         (i) there are no contractual restrictions or provisions (including, without limitation, pre-emption rights) between shareholders of Cegetel, Transtel or any other member of the Cegetel Group or under the Non Recourse Financing in force at the date of this Agreement which restrict, or which would be triggered upon, the granting of a guarantee and Cash Pooling Hub Security pursuant to this Agreement;

         (ii) Cegetel has become a Guarantor under this Agreement and has granted Cash Pooling Hub Security; and

         (iii) Cegetel enters into the Cash Management and IGL Arrangements for the purpose of borrowing money from the Company or any Cash Pooling Hub.

         CEGETEL DISPOSAL means the disposal of all or any of the shares in, or assets or business of any member of the Cegetel Group.

         CEGETEL GROUP means Cegetel and each of its Subsidiaries (including, for the avoidance of doubt, SFR).

         CEGETEL INDEMNITY means the indemnity by the Company in favour of SIT in an amount of E1,300,000,000 in the event that the Company does not comply with its obligations given to SIT in relation to the drag along and/or tag along arrangements with respect to the Existing Cegetel Shares.

         CEGETEL SHAREHOLDERS AGREEMENT means the shareholders' agreement among the Company, Compagnie Transatlantique de Radiotelephonie Cellulaire, British Telecommunications plc, Mannesmann AG, SBC International, Inc., SBC International - Societe de Radiotelephonie Cellulaire Inc. and Cegetel dated as of 14th May, 1997 as amended from time to time.

         CENTENARY HOLDING means Centenary Holding N.V.

         CENTENARY HOLDING SHARE PLEDGE means a share pledge in the agreed form over 92.3 per cent. of the shares in Centenary Holding in favour of the Security Agent for and on behalf of, inter alia, the Finance Parties.

         CENTENARY HOLDING UK SHARE PLEDGE means a share pledge in the agreed form over approximately (but in any event not more than) 66 per cent. of the shares in Centenary Holding Limited (UK) in favour of the Security Agent for and on behalf of, inter alios, the Finance Parties.

         CIC means Cinema International Corporation N.V.

         CHANGE OF CONTROL means the occurrence of any event whereby:

         (a) any person or group of persons acting in concert acquires more than 50 per cent. of the share capital or voting stock of the Company or control of the Company, including, without limitation, on or following an amalgamation, demerger, merger or reconstruction involving the Company to the extent permitted by Clause 19.18 (Mergers and acquisitions) and for these purposes CONTROL and ACTING IN CONCERT have the meanings given them in Articles L.233-3 and L.233-10, respectively, of the French Commercial Code; or

         (b) the Company ceases to own, whether directly or indirectly, 100 per cent. of the share capital and voting rights of any Obligor or the Company ceases to have effective control of any Obligor (except, in each case, Vivendi Universal Games, Inc. or Canal + which is disposed of in accordance with the provisions of this Agreement or Centenary Delta BV pursuant to the Music Group Reorganisation); or

         (c) during any consecutive two-year period, the first day on which a majority of the members of the board of directors of the Company who were members of the board of directors at the beginning of such period are not Continuing Directors; or

         (d) there is a direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation permitted by and made in accordance with the provisions of this Agreement) in one or a series of related transactions, of all or substantially all of the properties or assets or business of the Company and its Subsidiaries taken as a whole; or

         (e) the adoption of a plan relating to the liquidation or dissolution of the Company.

         CODE means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         COMMITMENT means a Tranche A Commitment or a Tranche B Commitment, as the context requires.

         COMMITMENT LETTER means the commitment letter dated 25th March, 2003 between the Company and the Mandated Lead Arrangers.

         CONCENTRATION ACCOUNTS means the Euro-denominated account (number 30003-03175-00020262579/77) and the U.S. dollar-denominated account (number 30003-03175-03020103534/54) of the Company held with, or to be opened with, Societe Generale Agence Paris-Etoile-Entreprises, 33 avenue de Wagram, BP 963, 75017 Paris, France, the sterling-denominated account (number 30588-60001-81504592601/30) held with Barclays, 45 boulevard Haussmann, 75008 Paris and the Canadian Dollar-denominated account (number 30007-99999-043747000CA/04), the Danish
         Krone-denominated account (number 30007-99999-043747000DK/04), the Yen-denominated account (number 30007-99999-043747000JP/04), the Norwegian Krone-denominated account (number 30007-99999-043747000NO/04), the New Zealand Dollar-denominated account (number 30007-99999-043747000NZ/04), the Swedish Krona-denominated account (number 30007-99999-043747000SE/04), the Singaporean Dollar-denominated account (number 30007-99999-043747000SG/04), the Hong-Kong Dollar-denominated account (number 30007-99999-043747000HK/04), the Swiss Franc-denominated account (number 30007-99999-043747000FS/04), the Australian Dollar-denominated account (number 30007-99999-043747000AU/04), the Mexican
         Peso-denominated account (number 30007-99999-043747000MX/04), the Czech Koruna-denominated account (number 30007-99999-043747000CZ/04) (each, held with Natexis Banques Populaires, Gestion des flux Entreprises, 10/12, avenue Winston Churchill, Boite Postale 4, 94677 Charenton-le-Pont Cedex).

         CONCENTRATION ACCOUNTS SECURITY means an account pledge ("nantissement de compte") in the agreed form over the Concentration Accounts.

         CONTINGENT FINANCIAL LIABILITIES means contingent Financial Indebtedness and includes, without limitation, any financial liabilities under or pursuant to the exercise of any put option.

         CONTINUING DIRECTORS means, as of any date of determination, any member of the board of directors of the Company who:

         (a) was a member of such board of directors on the date of this Agreement; or

         (b) was nominated by election or elected to such board of directors with the approval of a majority of the Continuing Directors who are members of such board of directors at the time of such nomination or election.

         DEBT ISSUE means any syndicated loan, issue of bonds or notes (including convertible bonds or other equity-linked debt instruments but excluding instruments that are redeemable only in shares and which do not in any circumstances give rise to redemptions or repayments (whether in whole or in part) in cash), debt securities (including issued pursuant to a securitisation programme) or other debt instrument of any kind made or entered into by any member of the Group, whether publicly listed or privately placed but excluding:

         (a)      any Existing Facilities Refinancing;

         (b)      any Product Financing;

         (c)      any Project Finance Indebtedness;

         (d) any such debt instruments the proceeds of which constitute any of the VUE Retention, VUE Excluded Debt Issue Proceeds and VUE Incremental Indebtedness and the VUE Bridge Refinancing;

         (e)      any Excluded Cegetel Debt Issue Proceeds;

         (f) commercial paper issued by members of the Group other than members of the Cegetel Group in an aggregate principal amount of up to E50,000,000 (or equivalent in other currencies) (excluding for avoidance of doubt any Intra Group Loan or any VUE Loan);

         (g)      any Local Borrowings;

         (h)      any Intra Group Loan including, without limitation, a VUE
                  Loan;

         (i)      any Excluded Maroc Telecom Debt Issue Proceeds;

         (j)      any Excluded Financial Indebtedness; and

         (k)      the VU/SIT Loan.

         DEFAULT means an Event of Default or an event which, with the giving of notice, expiry of any applicable grace period, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

         DESCRIPTION OF NOTES means the terms and conditions of the High Yield Notes as set out in the Offering Circular.

         DISPOSAL means any Assets Disposal, a Cegetel Disposal, a Maroc Telecom Disposal, a SIT Disposal or a VE Shares Disposal.

         DISPOSAL CONFIRMATION means the confirmation by the Chairman of the Company that E7,000,000,000 of the Group's assets will be disposed of in 2003 or any later confirmation in respect of the disposal of the Group's assets in addition thereto given or confirmed by the board of directors of the Company.

         DRAWDOWN DATE means the date of the advance of a Loan.

         ENVIRONMENT means all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil).

         ENVIRONMENTAL LAW means any law or regulation relating to the Environment or to emissions, discharges or releases of regulated substances or wastes into the Environment or otherwise relating to the handling of regulated substances or wastes or the clean-up or remediation thereof or any permit, licence, authorisation, consent or other approval required by such law and regulation.

         EQUITY ISSUE means any issue of rights, shares or equity instruments of any kind (including for the avoidance of doubt debt instruments that are redeemable only in shares and which do not in any circumstances give rise to redemptions or repayments (whether in whole or in part) in cash), made or entered into by any member of the Group (but in relation to any member of the Cegetel Group, Transtel or SIT prior to the SIT Repayment Date in relation to secondary Equity Issues only) but excluding:

         (a) (without double counting) any such issue, the proceeds of which constitute VUE Excluded Equity Issue Proceeds or the amount of the VUE Retention;

         (b) (without double counting), any such issue, the proceeds of which constitute the Canal + Disposal Proceeds Amount;

         (c) (without double counting), any such issue, the proceeds of which constitute the Games Disposal Proceeds Amount;

         (d) any such issue made or entered into pursuant to a Relevant Intra Group Disposal or entered into pursuant to an employee share purchase plan;

         (e) any such issue made or entered into by any member of the Maroc Telecom Group, prior to the Maroc Telecom Date; and

         (f)      any such issue which forms part of the VU/SIT Loan.

         ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         ERISA AFFILIATE means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Obligor, or under common control with any Obligor, within the meaning of Section 414 (b) or (c) of the Code or, for purposes of Section 412 of the Code, Section 414
         (m) or (o) of the Code.

         ERISA EVENT means any event specified in Schedule 18.

         ESCROW AGREEMENT means the Escrow Agreement dated 8th April, 2003 entered into between the Company and the Bank of New York in its capacity as Escrow Agent and as trustee for the High Yield Notes.

         ESCROW RELEASE CERTIFICATE means the certificate to be delivered by the Company to the Escrow Agent pursuant to the terms of the Escrow Agreement.

         EURIBOR means for an interest period:

         (a)      the rate per annum which appears on Page EURIBOR 01; or

         (b) if no such rate is available for the relevant period, the rate (expressed as a percentage) determined by the Facility Agent to be the arithmetic mean of the rates per annum (rounded upwards to four decimal place) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan and in this definition PAGE EURIBOR 01 means the display designated as Page EURIBOR 01 on the Reuters Screen (or such other pages as may replace Page EURIBOR 01 on that service or such other service as may be nominated by the Banking Federation of the European Union (including the Reuters Monitor Money Rates Service) as the information vendor for the purposes of displaying Banking Federation of the European Union Interest Settlement Rates for deposits in Euro).

         EURO or E means the single currency of the Participating Member States.

         EVENT OF DEFAULT means an event specified as such in Clause 21
         (Default).

         EXCHANGE AND REGISTRATION RIGHTS AGREEMENT means the Exchange and Registration Rights Agreement dated 8th April, 2003 in relation to the High Yield Notes.

         EXCLUDED CEGETEL DEBT ISSUE PROCEEDS means any Financial Indebtedness permitted to be incurred under this Agreement by any member of the Cegetel Group pursuant to Clause 19.15(m).

         EXCLUDED FINANCIAL INDEBTEDNESS means the items summarised in Part 2 of
         Schedule 19.

         EXCLUDED MAROC TELECOM DEBT ISSUE PROCEEDS means:

         (a) any Financial Indebtedness incurred by any member of the Maroc Telecom Group prior to the Maroc Telecom Date; and

         (b) on or after the Maroc Telecom Date, any Financial Indebtedness referred to in paragraph (a) above plus any additional Financial Indebtedness incurred by any member of the Maroc Telecom Group up to an aggregate maximum amount outstanding at any time of E100,000,000 (or equivalent in other currencies).

         EXCLUDED MUSIC GROUP ENTITY means each of:

         (a)      Centenary Delta BV and all non-U.S. subsidiaries thereof; and

         (b)      UPIH 2 BV,

         if such entity will become a Foreign Subsidiary or will be held (directly or indirectly) by Universal Studios Holding I Corp, as a result of the Music Group Reorganisation.

         EXISTING BANK DEBT means Financial Indebtedness outstanding under the Multicurrency Revolving Credit Facility.

         EXISTING BANK DEBT GUARANTEE means the guarantee dated on or about the date of this Agreement in the agreed form made between the Existing Lenders, the Guarantors (as defined therein), the Company and each Agent as may be amended from time to time.

         EXISTING CEGETEL CONTINGENT FINANCIAL LIABILITIES means the Contingent Financial Indebtedness of the Cegetel Group as identified in Part 1 of
         Schedule 10.

         EXISTING CEGETEL FINANCIAL INDEBTEDNESS means Financial Indebtedness of the Cegetel Group as identified in Part 2 of Schedule 10.

         EXISTING CEGETEL SECURITY means the Security Interests over the assets of or shares in the Cegetel Group as identified in Part 3 of Schedule 10.

         EXISTING CEGETEL SHARES means the share capital owned, directly or indirectly, by members of the Group (other than SIT) in Cegetel, at the date of this Agreement representing not less than 43 per cent. of all of Cegetel's share capital.

         EXISTING CONTINGENT FINANCIAL LIABILITIES means the material Contingent Financial Liabilities of any member of the Group (other than any member of the Cegetel Group and the Maroc Telecom Group) existing at the date hereof as identified in Schedule 17 (Existing Contingent Financial Liabilities).

         EXISTING FACILITIES means the facilities identified in Schedule 12 (Existing Facilities).

         EXISTING FACILITIES REFINANCING means any initial or successive refinancing, extension, renewal, replacement or restructuring (but not an increase) of any Existing Facilities by such member of the Group.

         EXISTING LENDERS means lenders under the Existing Bank Debt.

         FACILITY means the credit facilities under this Agreement.

         FACILITY DISCHARGE DATE means the date on which the Facility Agent (acting on the instructions of all the Lenders) notifies the Obligors' Agent in writing that all amounts outstanding under or in connection with the Facility have been irrevocably and unconditionally paid or discharged in full and the Total Commitments have been cancelled in full.

         FACILITY OFFICE means the office(s) notified by a Lender to the Facility Agent:

         (a)      on or before the date it becomes a Lender; or

         (b)      by not less than five Business Days' prior notice,

         as the office(s) through which it will perform all or any of its obligations under this Agreement.

         FEE LETTER means:

         (a) the letter dated 17th March, 2003 between the Mandated Lead Arrangers and the Company (the ARRANGEMENT FEE LETTER); and

         (b) the letter dated the date of this Agreement between the Agents and the Company (the AGENCY FEE LETTER), setting out the amount of various fees referred to in Clause 23 (Fees).

      FINAL MATURITY DATE means the date falling on the third anniversary of the date of this Agreement (or if that day is not a Business Day, the immediately preceding Business Day).

      FINANCE DOCUMENT means each of:

      (a)   this Agreement;

      (b)   the Commitment Letter;

      (c)   each Fee Letter;

      (d)   a Guarantor Accession Agreement;

      (e)   a Novation Certificate;

      (f)   each Security Document;

      (g)   the Security Sharing Agreement;

      (h)   each Subordination Agreement;

      (i)   the VUE Borrower Co. Release Agreement,

      and any other document designated as such in writing by the Facility Agent and the Obligors' Agent.

      FINANCE PARTY means each Agent, each Mandated Lead Arranger and each
      Lender.

      FINANCIAL INDEBTEDNESS means any indebtedness in respect of:

      (a) moneys borrowed;

      (b) any debenture, bond, note, loan stock or other security;

      (c) any acceptance credit;

      (d) receivables sold or discounted (otherwise than on a non-recourse basis);

      (e) the acquisition cost of any asset to the extent payable after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

      (f) any lease (including, without limitation, an operation de credit-bail) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

      (g) any currency swap or interest rate or commodity swap, cap or collar arrangements or any other derivative instrument;

      (h) any amount raised under any other transaction having as a primary purpose the borrowing or raising of money (excluding, for the avoidance of doubt, trade credit to the extent payable by the person liable 180 calendar days or less after the acquisition or taking of possession of the assets to which such credit relates); or

      (i) any guarantee, indemnity or similar assurance against financial loss of any person, in each case in respect of indebtedness of a type falling within paragraphs (a) to (h) above,

      including, for the avoidance of doubt, the Contingent Financial Liabilities (other than the Existing Contingent Financial Liabilities except for the purposes of Clauses 21.5 (Cross-default), 19.12 (Negative pledge) and 19.13 (Transactions similar to security)) and excluding, Equity Issues and Excluded Financial Indebtedness and for the purposes of Clause 21.5 (Cross-default), Intra Group Loans and VUE Loans.

      FITCH means Fitch IBCA.

      FOREIGN SUBSIDIARY means any Subsidiary of any U.S. Obligor which is a controlled foreign corporation within the meaning of the Code.

      FRENCH INTRA GROUP LOANS SECURITY means each delegation or loi dailly assignment, as the case may be, in the agreed form in respect of Secured Intra Group Loans made by an Obligor incorporated in France.

      GAMES means the games business of Vivendi Universal Games, Inc. and Universal Interactive, Inc. and their respective Subsidiaries.

      GAMES DISPOSAL means any disposal, sale or transfer of all or any of the shares in, or assets or business of Games and/or its Subsidiaries (including, without limitation, by way of primary or secondary public offering).

      GAMES DISPOSAL PROCEEDS AMOUNT means, in relation to any Games Disposal, disposal proceeds in an aggregate amount not to exceed (a) E1,000,000,000 (or equivalent in other currencies) and (b) an amount not to exceed 1.5 per cent. of the gross disposal proceeds paid by any purchaser pursuant to the Games Disposal and which amount is payable to MEI Holding Inc. or its affiliates as a result of such party's direct or indirect interest in Games.

      GAMES IP means the Intellectual Property Rights owned by Games IP Group.

      GAMES IP GROUP means Vivendi Universal Games, Inc., Davidson & Associates, Inc. Knowledge Adventure, Inc. and Sierra Entertainment, Inc.

      GAMES REORGANISATION means any series of transactions undertaken by the Company to reorganise the Games group for the purposes of implementing any Games Disposal which, to the extent such transactions are not otherwise permitted by this Agreement, have been approved in writing by the Majority Lenders.

      GROUP means the Company and its Subsidiaries (but excluding any member of the VE Group).

      GROUPE CANAL + means Groupe Canal + S.A.

      GROUPE CANAL + SHARE PLEDGE means the share pledge in the agreed form to be granted by the Company over 100 per cent. of the shares in Groupe Canal
      +.

      GUARANTOR means an Original Guarantor or an Additional Guarantor.

      GUARANTOR ACCESSION AGREEMENT means a deed, substantially in the form of
      Schedule 6, with such amendments as the Facility Agent may approve or reasonably require.

      HIGH YIELD NOTE DOCUMENTS means:

      (a)   the Offering Circular;

      (b)   the Indenture and the High Yield Notes;

      (c)   the Purchase Agreement;

      (d)   the Exchange and Registration Rights Agreement; and

      (e)   the Escrow Agreement.

      HIGH YIELD NOTES means the U.S.$935,000,000 9.25% senior notes due 2010 and the E325,000,000 9.50% senior notes due 2010 issued by the Company on 8th April, 2003 pursuant to the Indenture.

      HIGH YIELD NOTE PROCEEDS means the proceeds of each issue of the High Yield Notes in the amount of U.S.$935,000,000 and E320,924,500 (i) paid directly to the Company by the initial purchasers pursuant to the Purchase Agreement on the issuance date of the High Yield Notes and (ii) released to the Company by the Escrow Agent pursuant to the Escrow Agreement.

      HOLDING COMPANY means in relation to a person, an entity of which that person is a Subsidiary.

      INDENTURE means the indenture dated 8th April, 2003 entered into by the Company with respect to which the High Yield Notes have been issued.

      INFORMATION PACKAGE means the information package dated April, 2003 prepared in connection with the Facility for the purpose of the bank meeting held on 4th April, 2003 and posted on the intralink website created for the purpose of the syndication of the Facility.

      INTELLECTUAL PROPERTY RIGHTS means all know-how, patents, trade marks, service marks, designs, business names, topographical or similar rights, copyrights, database or other intellectual property right (in each case, whether registered or not and including all applications for the same).

      INTEREST PERIOD means each period determined in accordance with Clause 8 (Interest Periods).

      INTRA GROUP LOAN means:

      (a) on the date of this Agreement, each loan listed in Parts 1, 2, 3, 4 or 5 of Schedule 15 (Intra Group Loans); and

      (b) each loan made between members of the Group which is permitted by, and made in accordance with, the provisions of Clause 19.19 (Loans out, Intra Group Loans).

      INTRA GROUP LOAN AGREEMENT means a loan agreement in the agreed form evidencing an Intra Group Loan.

      INVESTMENT DOWNGRADING DATE means, at any time, the date on which the Company ceases to have an Investment Grade Rating.

      INVESTMENT GRADE RATING means a long term unsecured credit rating of Baa3 or better by Moody's and (but not or) BBB- or better by S&P.

      INVESTMENT GRADE RATING DATE means the date on which the Company obtains an Investment Grade Rating.

      JOINT VENTURES means all joint venture entities (not being a member of the Group) whether a company, unincorporated firm, undertaking, joint venture, association, partnership or other entity in which any member of the Group has an interest from time to time.

      LENDER means:

      (a)   an Original Lender; or

      (b) any person to whom the rights and obligations of an Original Lender are transferred after the date of this Agreement.

      LIBOR means:

      (a)   the rate per annum which appears on Page LIBOR 01; or

      (b) if no such rate appears on the Reuters Screen, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. London time on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Loan for a period comparable to the relevant Interest Period, and in this definition PAGE LIBOR 01 means the display designated as Page LIBOR 01 on the Reuters Screen (or such other pages as may replace Page LIBOR 01 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in that currency).

      LIQUIDITY ANALYSIS means a forecast for the Group (excluding for these purposes (other than in relation to dividends) any member of the Maroc Telecom Group and the Cegetel Group and SIT) in the agreed form (and provided in excel form) setting out:

      (a) projections of the Group's cashflows for the period from the date of the forecast to:

            (i)   prior to a Release Condition Date, the Final Maturity Date;
                  and

            (ii) subject to paragraph (c) below, on or after a Release Condition Date, a date which is one year from the date of such Liquidity Analysis,

                  in each case, as follows:

                  (A) a monthly breakdown of the Group's projected cashflows for a period of six months from the date of the forecast;

                  (B) thereafter a quarterly breakdown of the Group's projected cashflows for the period of the next nine months or for the remaining period of the forecast; and

                  (C) thereafter a semi-annual breakdown of the Group's projected cashflows for the remaining period of the forecast, if any;

      (b) a reconciliation statement between the actual cashflows of the Group for the period elapsed since the date of the preceding Liquidity Analysis and the projected cashflows of the Group for that period contained in that Liquidity Analysis together with reasons for any deviations (other than deviations of an immaterial nature) demonstrated by such reconciliation statement; and

      (c) if, on or after a Release Condition Date, an Investment Downgrading Date occurs, paragraph (i) shall automatically be reinstated and shall remain in force from the Investment Downgrading Date until such time as a Release Condition Date occurs again.

      LLP AGREEMENT means the limited liability partnership agreement establishing VUE Borrower Co. as a Delaware limited liability partnership.

      LOAN means a Tranche A Loan or a Tranche B Loan as the context requires.

      LOCAL BORROWINGS means Financial Indebtedness incurred by any member of the Group (other than an Obligor) in the country of its incorporation in the ordinary course of business in an aggregate amount not exceeding E300,000,000 (or equivalent in other currencies) at any time.

      LOCK-UP ARRANGEMENTS means the lock-up arrangements with respect to the VE Shares under the VE Acquisition and Subscription Agreement.

      MAJORITY LENDERS means, at any time, Lenders:

      (a) whose share in the Original Euro Amount of outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate Original Euro Amount of all outstanding Loans and the undrawn Commitments of all the Lenders;

      (b) if there is no Loan then outstanding, whose undrawn Commitments aggregate 662/3 per cent. or more of the Total Commitments; or

      (c) if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 662/3 per cent. or more of the Total Commitments immediately before the reduction.

      MAJORITY CREDITORS has the meaning given to it in the Security Sharing Agreement.

      MANDATORY COST means the cost imputed to the Lenders of compliance in relation to this Agreement with:

      (a) the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the United Kingdom Financial Services Authority, all as determined in accordance with Schedule 7; and

      (b)   any reserve asset requirements of the European Central Bank.

      MAROC TELECOM means Maroc Telecom S.A.

      MAROC TELECOM ACQUIRED SHARES means the shares of Maroc Telecom acquired (directly or indirectly) by the Company pursuant to the acquisition permitted under to Clause 19.18 (b)(xi) (being as of the date of this Agreement 16 per cent. of the total share capital of Maroc Telecom).

      MAROC TELECOM CASH POOLING DATE means the date on which all of the following events occur:

      (i) there are no contractual restrictions or provisions (including, without limitation, pre-emption rights) between shareholders of Maroc Telecom in force at the date of this Agreement or under a Maroc Telecom Excluded Financing which restrict or which would be triggered upon, the granting of a guarantee and Cash Pooling Hub Security pursuant to this Agreement;

      (ii) Maroc Telecom has become a Guarantor under this Agreement and has granted Cash Pooling Hub Security; and

      (iii) Maroc Telecom enters into the Cash Management and IGL Arrangements for the purpose of borrowing money from the Company or any Cash Pooling Hub.

      MAROC TELECOM DATE means the date upon which the Company owns no less than 51 per cent. of the shares in Maroc Telecom pursuant to the acquisition permitted pursuant to Clause 19.18(b)(xi) unless such acquisition is financed by a Maroc Telecom Excluded Financing.

      MAROC TELECOM DISPOSAL means the disposal of all or any of the shares in, or assets or business of any member of the Maroc Telecom Group other than the shares in, or assets or business of, Maroc Telecom.

      MAROC TELECOM EXCLUDED FINANCING means a financing of the acquisition of all the Maroc Telecom Acquired Shares by means solely of a Project Finance Indebtedness and, in respect of which, the person to whom such Project Finance Indebtedness is owed has no recourse to any member of the Group for the repayment of, or payment of any sum relating to, that Project Finance Indebtedness other than recourse to any shares held (directly or indirectly) by the Company in Maroc Telecom, provided that recourse to such shares (other than the Maroc Telecom Acquired Shares) shall only be permitted at any time after the Company has prepaid the Non-Recourse Financing in full out of VU/SIT Loan proceeds and cancelled the Non-Recourse Financing in full.

      MAROC TELECOM GROUP means Maroc Telecom and its Subsidiaries.

      MAROC TELECOM SHAREHOLDERS AGREEMENT means the "Convention d'actionnaires" among the Company, le Gouvernement du Royaume de Maroc and Itissalat Al-Maghrib executed by the Company on 20th December, 2000 as amended from time to time.

      MASTER SECURITY AGREEMENT means the pledge and security agreement substantially in the form initialled on or about the date of this Agreement by the Obligors' Agent and the Facility Agent or otherwise in the agreed form between the Grantors (as defined therein) and the Facility Agent.

      MATERIAL ADVERSE EFFECT means:

      (a)   prior to a Release Condition Date, but subject always to paragraph
            (c) below, a material adverse effect on:

            (i) the business, assets, financial condition, operations or prospects of any Obligor, Material Subsidiary or the Group (taken as a whole);

            (ii) the ability of any Obligor to perform any of its payment obligations or the ability of any Obligor to perform any other of its material obligations under any of the Finance Documents; or

            (iii) the validity or enforceability of any Finance Document or the effectiveness of any Security Interest purported to be created pursuant to any Security Document or the rights and remedies of any Finance Party;

      (b)   on or after a Release Condition Date but subject always to paragraph
            (c) below, a material adverse effect on the ability of any Obligor to perform any of its payment obligations or to perform any other of its material obligations under any of the Finance Documents; and

      (c) if a Release Condition Date occurs, but at any time thereafter an Investment Downgrading Date occurs, paragraph (a) shall be automatically reinstated and remain in force from the Investment Downgrading Date until such time as a Release Condition Date occurs again.

      MATERIAL SUBSIDIARY means:

      (a)   as at the date of this Agreement, each member of the Group listed in
            Schedule 21; and

      (b) thereafter each Subsidiary listed in Part 1 of Schedule 21 and/or pursuant to Clause 19.2(a)(iii), and each other Subsidiary of the Company which is consolidated by way of global integration (integration globale) in the audited consolidated accounts of the
            Group:

            (i) whose total assets (consolidated in the case of a Subsidiary which itself has a Subsidiary and for the avoidance of doubt excluding inter-company loans and equity accounts if and to the extent netted out on a consolidation) are E500,000,000 (or equivalent in other currencies) or more; or

            (ii) whose operating income (consolidated in the case of a Subsidiary which itself has a Subsidiary and as adjusted in accordance with paragraphs (a) to (d) of the definition of Cash EBITDA (as defined in Clause 20.1 (Financial covenant definitions)) represent not less than 5 per cent. of Cash EBITDA (as defined in Clause 20.1)) (as shown in the then latest consolidated accounts of the Group), as calculated from the then latest accounts audited if prepared, of that Subsidiary; and

      (c) any other Subsidiary of the Company (the RECEIVING SUBSIDIARY) to which after the date of the latest audited consolidated accounts of the Group is transferred either:

            (i) all or substantially all the assets of another Subsidiary which immediately prior to the transfer was a Material Subsidiary (the DISPOSING SUBSIDIARY); or

            (ii) sufficient assets such that the receiving Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the date of the latest audited consolidated accounts of the Group;

            in the case of (i) above, the disposing Subsidiary shall forthwith upon the transfer taking place cease to be a Material Subsidiary; and

      (d)   further:

            (i) VUE Borrower Co. shall be a Material Subsidiary only for the purposes of the definition of Material Adverse Effect and for the purposes of Clauses 21.5

                  (Cross-default) and Clauses 21.6 (Insolvency) to Clause 21.10 (Analogous proceedings);

            (ii) Maroc Telecom shall be a Material Subsidiary only for the purposes of the definition of Material Adverse Effect and for the purposes of Clauses 21.6 (Insolvency) to Clause 21.10 (Analogous proceedings) until the Maroc Telecom Date, when, subject to the provisions of Clause 19.1(d), it shall become a Material Subsidiary for all purposes.

            For the avoidance of doubt, no member of the VE Group shall in any circumstances be a Material Subsidiary.

      MATSUSHITA SHAREHOLDER AGREEMENTS means:

      (a) the stockholder's agreement among Centenary Holding, MHI Investment Corporation and Centenary International B.V. (formerly Seagram International B.V.) dated as of 9th December, 1998, as amended from time to time, and

      (b) the amended and restated stockholders' agreement among Universal Studios Holding I Corp., MEI Holding Inc., VU Canada (formerly known as The Seagram Company Ltd.) and Vivendi Universal Holding IV Corp. (formerly known as Seagram Developments Inc.) dated as of 9th December, 1998, as amended from time to time.

      MATURITY DATE means the last day of the Interest Period of a Tranche A
      Loan.

      MOODY'S means Moody's Investors' Services, Inc.

      MULTICURRENCY REVOLVING CREDIT FACILITY means the E3,000,000,000 multicurrency revolving credit facility dated 15th March, 2002, by the Company, the Lenders and financial institutions a party thereto and Societe Generale, as Facility Agent, as amended on 6th February, 2003 as the same may be amended from time to time.

      MULTIEMPLOYER PLAN means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      MULTIPLE EMPLOYER PLAN means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that:

      (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one Person other than the Obligors and the ERISA Affiliates; or

      (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

      MUSIC GROUP means all of the entities under the common ownership of the Company which engage in the acquisition, manufacture, marketing, sale and distribution of recorded music and music publishing.

      MUSIC GROUP REORGANISATION means one or other series of transactions being undertaken by the Company to organise the Music Group entirely within the U.S. chain of Subsidiaries of the Company substantially in accordance with the Music Overview Memorandum and Music

      Structure Chart or otherwise any reorganisation of the Music Group which is approved in writing by the Majority Lenders.

      MUSIC OVERVIEW MEMORANDUM means the memorandum delivered to the Facility Agent on 23rd April, 2003.

      MUSIC STRUCTURE CHART means the right-hand column in the draft document dated 9th April, 2003 from PriceWaterhouseCoopers and delivered to the Facility Agent.

      NET ASSETS DISPOSAL PROCEEDS means, in relation to any Assets Disposal (other than in relation to the VE Shares Disposal, any Cegetel Disposal and any SIT Disposal) made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)), the amount of:

      (a) the cash proceeds or purchase consideration actually received in cash by a member of the Group (including, without limitation, pursuant to earn out provisions) as consideration for a disposal of any Asset including (without double counting) the amount of any Intra Group Loan or VUE Loan (in respect of which a member of the Group being sold pursuant to such disposal is the borrower under that Intra Group Loan or VUE Loan) which is repaid to continuing members of the Group using funds obtained from outside the Group;

      (b) any non-cash consideration actually received by a member of the Group under any sale and purchase agreement relating to such disposal; and

      (c) any other amount actually received or recovered in cash by a member of the Group under any sale and purchase agreement and/or ancillary documents relating to such disposal,

      in each case, net of:

      (i) any Taxes and reasonable third party costs and expenses incidental or fairly attributable to the disposal, receipt or recovery;

      (ii) in the case of a disposal of all or part of the interests held by any member of the Group in VUE or any Subsidiary of VUE or of any other asset of VUE or any Subsidiary of VUE, net of any tax indemnity due and payable by the Company to USAi or payment in lieu thereof pursuant to the arrangements relating thereto in force at the date of this Agreement; and

      (iii) the aggregate amount of any indemnity or breach of warranty claims under any sale and purchase agreement and/or ancillary documents related to any disposal actually paid by a member of the Group provided always that the maximum aggregate amount of any such deduction in respect of any disposal shall not exceed 10 per cent. of the aggregate of all amounts referred to in paragraphs (a) to (c) above in respect of all disposals which are made in accordance with this Agreement on or prior to the date for payment pursuant to Clause 7.15 of the proceeds which are the subject of such deduction and provided further that no Finance Party shall be under any obligation to repay or reimburse any Net Proceeds (or corresponding amounts) prepaid under this Agreement, but excluding:

      (a) (without double counting) any VUE Excluded Disposal Proceeds and any VUE Retention;

      (b) (without double counting) any such proceeds constituting the Canal + Disposal Proceeds Amount; and

      (c) (without double counting) any such proceeds constituting the Games Disposal Proceeds Amount.

      For the purposes of the definition of Net Assets Disposal Proceeds, the amount of proceeds actually received by a member of the VUE Group pursuant to any Film Rights Securitization (as defined in the VUE Bridge Extension as in force at the date of this Agreement) shall be equal to the amount of such proceeds as calculated in accordance with the definition of Net Proceeds in the VUE Bridge Extension as in force at the date of this Agreement.

      For the purposes of the definition of Net Assets Disposal Proceeds and Clause 19.14(b), below, in relation to any disposal of the shares in, assets or business of any member of the VUE Group or the Music Group, up to 35 per cent. of the purchase consideration for such disposal may be in the form of valuable non-cash consideration and on terms that defer its payment. However, for the purposes of any mandatory prepayment, no less than 70 per cent. of the Net Assets Disposal Proceeds for any such disposal of any member of the VUE Group or the Music Group will be deemed to have been paid in cash at the time of such disposal, notwithstanding that less than this amount may actually have then been received.

      NET CEGETEL DISPOSAL PROCEEDS means, in relation to any Cegetel Disposal made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)):

      (a) the cash proceeds or purchase consideration actually received in cash by a member of the Group (including, without limitation, pursuant to earn-out provisions) as consideration for such disposal including (without double-counting) the amount of any Intra Group Loans (in respect of which a member of the Group being sold pursuant to such disposal is a borrower under that Intra Group Loan) which is repaid to continuing members of the Group using funds obtained from outside the Group;

      (b) any non-cash consideration actually received by a member of the Group under any sale and purchase agreement relating to such disposal; and

      (c) any other amount actually received or recovered in cash by a member of the Group under any sale and purchase agreement and/or ancillary documents related to such disposal;

      in each case net of:

      (i) any Taxes and reasonable third party costs and expenses incidental or fairly attributable to the disposal, receipt or recovery; and

      (ii) the aggregate amount of any indemnity or breach of warranty claims under any sale and purchase agreement and/or ancillary documents related to any disposal actually paid by a member of the Group provided always that the maximum aggregate amount of any such deduction in respect of any disposal shall not exceed 10 per cent. of the aggregate of all amounts referred to in paragraphs (a) to (c) above in respect of all disposals which are made in accordance with this Agreement on or prior to the date for payment pursuant to Clause 7.15 of the proceeds which are the subject of such deduction and provided further that no Finance Party shall be under any obligation to repay or reimburse any Net Proceeds (or corresponding amounts) prepaid under this Agreement.

      NET DEBT ISSUE PROCEEDS means, in relation to any Debt Issue made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)) any proceeds received in cash by or for the account of any member of the Group net of any Taxes, fees and expenses payable in connection with that Debt Issue.

      For the purposes of the definition of Net Debt Issue Proceeds, the amount of proceeds actually received by a member of the VUE Group pursuant to any Film Rights Securitization (as defined in the VUE Bridge Extension as in force at the date of this Agreement) shall be equal to the amount of such proceeds as calculated in accordance with the definition of "Net Proceeds" in the VUE Bridge Extension as in force at the date of this Agreement.

      NET DIVIDEND PROCEEDS means the amount of any cash dividend (net of any Taxes paid by the Company in relation to such dividend) declared by the Company prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)) on or in respect of its share capital.

      NET EQUITY ISSUE PROCEEDS means, in relation to an Equity Issue made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)), any proceeds received in cash by or for the account of any member of the Group net of any Taxes, or reasonable third party costs and expenses payable in connection with that Equity Issue.

      NET MAROC DISPOSAL PROCEEDS means, in relation to any Maroc Telecom Disposal made on or after the Maroc Telecom Date but prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)):

      (a) the cash proceeds or purchase consideration actually received in cash by a member of the Group (including, without limitation, pursuant to earn-out provisions) as consideration for such disposal including (without double-counting) the amount of any Intra Group Loans (in respect of which a member of the Group being sold pursuant to such disposal is a borrower under that Intra Group Loan) which is repaid to continuing members of the Group using funds obtained from outside the Group;

      (b) any non-cash consideration actually received by a member of the Group under any sale and purchase agreement relating to such disposal; and

      (c) any other amount actually received or recovered in cash by a member of the Group under any sale and purchase agreement and/or ancillary documents related to such disposal;

      in each case net of:

      (i) any Taxes and reasonable third party costs and expenses incidental or fairly attributable to the disposal, receipt or recovery; and

      (ii) the aggregate amount of any indemnity or breach of warranty claims under any sale and purchase agreement and/or ancillary documents related to any disposal actually paid by a member of the Group provided always that the maximum aggregate amount of any such deduction in respect of any disposal shall not exceed 10 per cent. of the aggregate of all amounts referred to in paragraphs (a) to (c) above in respect of all disposals which are made in accordance with this Agreement on or prior to the date for payment pursuant to Clause 7.15 of the proceeds which are the subject of such deduction and provided further that no Finance Party shall be under any obligation to repay or reimburse any Net Proceeds (or corresponding amounts) prepaid under this Agreement.

      NET MAROC DIVIDEND PROCEEDS means, in relation to the Maroc Telecom Acquired Shares if acquired otherwise than by a Maroc Telecom Excluded Financing, the amount of any ordinary cash dividend (net of any Taxes paid by Maroc Telecom in relation to such dividend) declared by Maroc Telecom on or after the Maroc Telecom Date but prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)) on or in respect of such Maroc Telecom Acquired Shares.

      NET PROCEEDS means Net Assets Disposal Proceeds, Net Cegetel Disposal Proceeds, Net Debt Issue Proceeds, Net Dividend Proceeds, Net Equity Issue Proceeds, Net Maroc Dividends Proceeds, Net Maroc Disposal Proceeds or Net SIT Disposal Proceeds as the context requires.

      NET SIT DISPOSAL PROCEEDS means, in relation to any SIT Disposal made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)):

      (a) the cash proceeds or purchase consideration actually received in cash by a member of the Group (including, without limitation, pursuant to earn-out provisions) as consideration for such disposal including (without double-counting) the amount of any Intra Group Loans (in respect of which a member of the Group being sold pursuant to such disposal is the borrower under that Intra-Group Loan) which is repaid to continuing members of the Group using funds obtained from outside the Group;

      (b) any non-cash consideration actually received by a member of the Group under any sale and purchase agreement relating to such disposal; and

      (c) any other amount actually received or recovered in cash by a member of the Group under any sale and purchase agreement and/or ancillary documents related to such disposal;

      in each case net of:

      (i) any Taxes and reasonable third party costs and expenses incidental or fairly attributable to the disposal, receipt or recovery; and

      (ii) the aggregate amount of any indemnity or breach of warranty claims under any sale and purchase agreement and/or ancillary documents related to any disposal actually paid by a member of the Group provided always that the maximum aggregate amount of any such deduction in respect of any disposal shall not exceed 10 per cent. of the aggregate of all amounts referred to in paragraphs (a) to (c) above in respect of all disposals which are made in accordance with this Agreement on or prior to the date for payment pursuant to Clause 7.15 of the proceeds which are the subject of such deduction and provided further that no Finance Party shall be under any obligation to repay or reimburse any Net Proceeds (or corresponding amounts) prepaid under this Agreement, to the extent such amounts are not used to repay or prepay the Non Recourse Financing in accordance with its terms.

      NET VE SHARES DISPOSAL PROCEEDS means, in relation to the disposal of VE Shares made prior to an Investment Grade Rating Date (subject always to Clause 7.16(m)):

      (a) the cash proceeds or purchase consideration actually received in cash by a member of the Group (including, without limitation, pursuant to earn out provisions) as consideration for such disposal including without double counting the amount of any Intra Group Loan (in respect of which a member of the Group being sold pursuant to such disposal is the borrower under that Intra-Group Loan) which is repaid to continuing members of the Group using funds obtained from outside the Group; and

      (b) any other amount actually received or recovered in cash by a member of the Group under any sale and purchase agreement and/or ancillary documents related to such disposal,

      in each case net of any Taxes and reasonable third party costs and expenses incidental or fairly attributable to the disposal, receipt or recovery.

      NEW INVESTORS has the meaning given to it in the VE Share Pledge Arrangements.

      NON-RECOURSE FINANCING means the E1,300,000,000 facility agreement between SIT and certain Lenders dated 6th December, 2002.

      NON-U.S. SECURITY DOCUMENTS means each of the documents listed in Parts 1 and 3 of Schedule 4 and any other document designated as such in writing by the Facility Agent and the Obligors' Agent.

      NON-U.S. SUBORDINATION AGREEMENT means, in relation to an Intra Group Loan between members of the Non-VUE Group, the subordination agreement in the agreed form between the Company, certain members of the Non-VUE Group (as required pursuant to Clause 19.19(d)), the Lenders, the Existing Lenders (as therein defined) and the Security Agent.

      NON-VUE GROUP means the Group excluding the VUE Group.

      NOVATION CERTIFICATE has the meaning given to it in Clause 29.3 (Procedure for novations).

      OBLIGOR means the Company and each Guarantor.

      OBLIGORS' AGENT means the Company appointed to act on behalf of each Obligor pursuant to Clause 2.5 (Obligors' Agent).

      OFFERING CIRCULAR means the document dated 3rd April, 2003 in relation to the offer for sale of the High Yield Notes.

      ORIGINAL EURO AMOUNT in relation to a Loan, means:

      (a)   if that Loan is denominated in Euro, the amount of that Loan; or

      (b) if that Loan is denominated in U.S. Dollars, the equivalent in Euro of the amount of that Loan at the Spot Rate of Exchange three Business Days before its Drawdown Date.

      ORIGINAL GROUP ACCOUNTS means the audited annual consolidated accounts of the Group for the 12-month period ending 31st December, 2002.

      ORIGINAL LIQUIDITY ANALYSIS means the Liquidity Analysis of the Group dated 2nd April, 2003 as set out in Part 2 of Schedule 9.

      PARTICIPATING MEMBER STATE means a member state of the European Community that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

      PARTIES FINANCIERES 3ME has the meaning given to it in the VE Share Pledge Arrangements.

      PARTY means a party to this Agreement.

      PBGC means the Pension Benefit Guaranty Corporation (or any successor).

      PERMITTED JOINT VENTURES means a Joint Venture in which only a member of the VUE Group, a member of the Music Group or Studio Canal has an interest, the primary purpose of which is to acquire Product or interests therein (including distribution rights) in the ordinary course of business and which does not, or could not reasonably be expected to, have a Material Adverse Effect or to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents.

      PLAN means a Single Employer Plan or a Multiple Employer Plan.

      PRODUCT FINANCING means any Financial Indebtedness incurred by any member of the Group, solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition or development of items of Product (including any Financial Indebtedness assumed in connection with the acquisition of any such items of Product or secured by a Security Interest on any such items of Product prior to the acquisition thereof) where the recourse of a creditor or any group of creditors in respect of that Financial Indebtedness is limited to the items of Product revenues generated by such items of Product or any rights pertaining thereto (or to the extent that any such creditor or group of creditors does have recourse to a member of the Group, where such recourse is limited to an aggregate amount at any time not to exceed E100,000,000 (or equivalent in other currencies)) and where the indebtedness is unsecured save for Security Interests over such items of Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness raised or secured against Products for any other purposes).

      PRODUCTS means any music (including mail order music), music copyright, motion picture, television programming, film, videotape, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a member of the Group:

      (a)   is an initial copyright owner; or

      (b) acquires (or will acquire upon delivery) an equity interest or distribution rights.

      The term "items of Product" shall include the scenario, screenplay or script upon which such Product is based, all of the properties thereof, tangible or intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of any member of the Group, and all rights therein and thereto of every kind and character.

      PROJECT FINANCE INDEBTEDNESS means any Financial Indebtedness to finance a project incurred by a member of the Group (the RELEVANT GROUP MEMBER) which has no activities or material assets other than those comprised in the project and in respect of which the person to whom that Financial Indebtedness is owed by the relevant Group member has no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to that Financial Indebtedness other than:

         (a) recourse to the relevant Group member for amounts limited to its interest in the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from the project; and/or

         (b) recourse to the relevant Group member for the purpose only of enabling amounts to be claimed in respect of that Financial Indebtedness on an enforcement of any Security Interest given by the relevant Group member over the assets comprised in that project to secure the Financial Indebtedness; and/or

         (c) recourse to a shareholder of the relevant Group member for the purpose only of enforcement of any Security Interest given by that shareholder over shares (or the like) of the relevant Group member to secure that Financial Indebtedness.

         PURCHASE AGREEMENT means the purchase agreement dated 3rd April, 2003 in relation to the High Yield Notes.

         RATE FIXING DAY means:

         (a) the second Business Day before the first day of the Interest Period for a Loan; or

         (b) in the case of a Loan in Euro only, the second TARGET Day before the first day of the Interest Period for that Loan,

         or, in each case, such other day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Facility Agent.

         RECEIPT ACCOUNT means an interest bearing blocked and secured account in France in the name of the Security Agent.

         RECEIPT ACCOUNT SECURITY means the account security (gage especes) in the agreed form and over the Receipt Account located in France.

         REFERENCE BANKS means, subject to Clause 29.4 (Reference Banks), the Facility Agent, BNP Paribas and an Affiliate of Citigroup agreed with the Obligors' Agent.

         RELEASE CONDITION DATE means the date on which the Facility Agent (acting on the instructions of the Majority Lenders (not to be unreasonably delayed)) notifies the Obligors' Agent that each of the following conditions has been fulfilled:

         (a) the Company has an Investment Grade Rating for a continuous period of 90 calendar days; and

         (b) the Facility Agent has received a certificate signed by two officers of the Company, one of whom shall be the Chief Executive Officer or the Chief Financial Officer of the Company, confirming that during such continuous period of 90 calendar days referred to in (a) above, no Default has occurred and is continuing.

         RELEVANT INTRA GROUP DISPOSAL means the disposal of an asset:

         (a) by an Obligor to another Obligor which could not reasonably be expected to have a Material Adverse Effect or, to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents;

         (b) by a member of the Group which is not an Obligor to an Obligor;

         (c) by a member of the Group which is not an Obligor (the TRANSFEROR) to another member of the Group which is not an Obligor (the TRANSFEREE) where the percentage of the share capital of the Transferee owned by the Company (directly or indirectly) is not less than the percentage of the share capital of the Transferor owned by the Company (directly or indirectly);

         (d) between a member of the Non-VUE Group and any member of the VUE Group, but only (notwithstanding paragraphs (a) to (c) above) for cash management purposes expressly permitted and made in accordance with Clause 19.19 or Clause 19.39 or VUE Excluded Disposals or any disposal of cash inherent in Excluded Financial Indebtedness;

         (e)      by way of a transaction permitted pursuant to subparagraphs
                  (b)(iv) or (v) of Clause 19.18 (Mergers and acquisitions); or

         (f)      pursuant to the Music Group Reorganisation.

         REPAYABLE FACILITIES means:

         (a)      the Back-up Facility Agreement;

         (b)      the CDC IXIS Facility Agreement;

         (c) the E850,000,000 revolving credit facility for the Company dated 2nd March, 1999;

         (d) the E215,000,000 revolving credit facility for the Company dated 6th June, 2002; and

         (e) the E275,000,000 revolving credit facility for the Company dated 28th June, 2002.

         REQUEST means a request made by the Obligors' Agent for a Loan, substantially in the form of Schedule 3.

         ROLLOVER LOAN means, in respect of Tranche A, one or more Loans:

         (a) made or to be made on the same day that a maturing Loan under Tranche A is due to be repaid;

         (b) the aggregate amount of which is equal to or less than the maturing Loan under Tranche A;

         (c)      in the same currency as the maturing Loan under Tranche A; and

         (d) made or to be made to the Company for the purpose of refinancing a maturing Loan.

         S&P means Standard & Poor's Corporation.

         SECURED INTRA GROUP LOANS means the loans made by an Obligor to another member of the Group representing no less than 85 per cent. of the aggregate principal amount of all loans made by Obligors to other members of the Group, being on the date of this Agreement the loans referred to in Part 4 of Schedule 15 or as notified to the Facility Agent under and in accordance with the list most recently provided pursuant to Clause 19.6(g) from time to time and which do not fall within paragraph (c)(vii) or (xii) of Clause 19.19.

         SECURED OBLIGATIONS has the meaning given to it in the Security Sharing Agreement.

         SECURITY DOCUMENT means:

         (a)      each Non-U.S. Security Documents; and

         (b)      each U.S. Security Document,

         and any other Security Document designated as such in writing by the Facility Agent and the Obligors' Agent.

         SECURITY INTEREST means any:

         (a) hypotheque, nantissement, privilege, cession de creance par bordereau Dailly, "gage-especes" any surete reelle or droit de retention; or

         (b) other mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

         SECURITY RELEASE CONDITION DATE means the date upon which the Security Agent (acting on the instructions of the Majority Lenders (not to be unreasonably delayed)) notifies the Obligors' Agent and the Facility Agent that each of the following conditions has been fulfilled:

         (a) the Company has an Investment Grade Rating for a continuous period of 180 calendar days; and

         (b) the Facility Agent has received a certificate signed by two officers of the Company, one of whom shall be the Chief Executive Officer or the Chief Financial Officer of the Company, confirming that during such continuous period of 180 calendar days referred to in (a) above, no Default has occurred and is continuing.

         SECURITY SHARING AGREEMENT means the security sharing agreement dated on or about the date of this Agreement between, inter alia, the Company, the Lenders, the Existing Lenders and the Security Agent.

         SFR means Societe Francaise du Radiotelephone S.A.

         SFR SHAREHOLDERS AGREEMENT means the shareholders' agreement among the Company, Compagnie Financiere pour le Radiotelephone, Vodafone Europe Holdings B.V., Vodafone France and Vodafone Group plc dated as of 10th October, 1994 as amended from time to time.

         SINGLE EMPLOYER PLAN means a single employer plan, as defined in
         Section 4001(a)(15) of ERISA, that:

         (a) is maintained for employees of any Obligor or any ERISA Affiliate and no Person other than the Obligors and the ERISA Affiliates; or

         (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

         SIT means Societe d'Investissement pour la Telephonie S.A.

         SIT DISPOSAL means the disposal of all or any of the shares in, or assets or business of, SIT.

         SIT REPAYMENT DATE means the date on which the Non Recourse Financing is prepaid and cancelled in full or repaid in full.

         SPECIAL MANDATORY CANCELLATION DATE means, in the event of a special mandatory cancellation of the High Yield Notes, the date on which the Company is required to promptly instruct the trustee under Clause 3.11 of the Indenture to cancel each series of High Yield Notes.

         SPOT RATE OF EXCHANGE means the European Central Bank fixing rate for the notional purchase of U.S. Dollars in the European foreign exchange market with Euro at or about 11.00 a.m. on a particular day.

         STRUCTURE CHART means the organigram describing the capital and share ownership of the Obligors and the Material Subsidiaries.

         STUDIO CANAL means Studio Canal S.A.

         SUBORDINATED INTRA GROUP LOANS means:

         (a) the loans made to an Obligor by another member of the Group representing no less than 85 per cent. of the aggregate principal amount of all loans made to Obligors by other members of the Group, being on the date of this Agreement the loans referred to in Part 5 of Schedule 15 or as notified to the Facility Agent under and in accordance with the list most recently provided pursuant to Clause 19.6(g) from time to time and which do not fall within paragraph (c)(vii) or (xii) of Clause 19.19;

         (b) the loans made to VUE Borrower Co. by another member of the VUE Group;

         (c)      the loans made to the Company by VUE Borrower Co.; and

         (d) the loans made to the Company by Cegetel or Maroc Telecom prior to the Cegetel Cash Pooling Date or the Maroc Telecom Cash Pooling Date, respectively.

         SUBORDINATION AGREEMENT means each of:

         (a)      the Non-U.S. Subordination Agreement;

         (b)      the U.S. Subordination Agreement;

         (c)      the VUE Subordination Agreement; and

         (d)      the VUE Borrower Co. Release Agreement,

         and any other document designated in writing as such by the Facility Agent and the Obligors' Agent.

         SUBSIDIARY means a person from time to time of which a person has direct or indirect control (in the case of a company incorporated in France, within the meaning of Article L.233-3 I.1 and I.2 of the Nouveau Code de Commerce (as the same is in force on the date of this Agreement)) or which owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership or voting power.

         SUPER MAJORITY LENDERS means, at any time, Lenders:

         (a) whose share in the Original Euro Amount of outstanding Loans and whose undrawn Commitments then aggregate 85 per cent. or more of the aggregate of Original Euro Amount of all outstanding Loans and the undrawn Commitments of all the Lenders;

         (b) if there is no Loan outstanding, whose undrawn Commitments then aggregate 85 per cent. or more of the Total Commitments; or

         (c) if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 85 per cent. or more of the Total Commitments immediately before the reduction.

         SUPER MAJORITY CREDITORS has the meaning given to it in the Security Sharing Agreement.

         SYNDICATION DATE means the earlier of (a) the date on which the Facility Agent notifies the Obligors' Agent in writing that primary syndication of the Facility has been completed and (b) the date which is three months after the date of this Agreement.

         TARGET DAY means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

         TAX means any tax, levy, impost, duty or other charge, deduction or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

         TOTAL COMMITMENTS means the aggregate of the Tranche A Total Commitments and the Tranche B Total Commitments from time to time, being E2,500,000,000 at the date of this Agreement.

         TRANCHE means Tranche A or Tranche B (as each of those items is identified in Clause 2.1 (Facility)) as the context requires.

         TRANCHE A AVAILABILITY PERIOD means the period commencing on the date of this Agreement and ending on the date falling one month before the Final Maturity Date (or, if that is not a Business Day, the immediately preceding Business Day).

         TRANCHE A COMMITMENT means:

         (a)      for an Original Lender, the amount set opposite its name in
                  Part 2 of Schedule 1 (Original Parties) under the heading "Commitments by Tranche" and the amount of any other Tranche A Commitment it acquires; and

         (b) for any other Lender, the amount of any Tranche A Commitment it acquires,

         to the extent not cancelled, transferred or reduced under this Agreement.

         TRANCHE A LOAN means the principal amount of each Loan made to the Company under Tranche A or the principal amount thereof from time to time outstanding.

         TRANCHE A TOTAL COMMITMENTS means the aggregate of the Tranche A Commitments.

         TRANCHE B AVAILABILITY PERIOD means the period commencing on the date of this Agreement and ending on the date falling 60 calendar days thereafter (or, if that is not a Business Day, the immediately preceding Business Day).

         TRANCHE B COMMITMENT means:

         (a)      for an Original Lender, the amount set opposite its name in
                  Part 2 of Schedule 1 (Original Parties) under the heading "Commitments by Tranche " and the amount of any other Tranche B Commitment it acquires; and

         (b) for any other Lender, the amount of any Tranche B Commitments it acquires,

         to the extent not cancelled, transferred or reduced under this Agreement.

         TRANCHE B LOAN means the principal amount of each Loan made to the Company under Tranche B or the principal amount thereof from time to time outstanding.

         TRANCHE B TOTAL COMMITMENTS means the aggregate of the Tranche B Commitments.

         TRANSTEL means Transtel S.A.

         TRANSTEL SHAREHOLDERS AGREEMENT means the shareholders' agreement among the Company, Compagnie Transatlantique de Radiotelephonie Cellulaire, Societe de Radiotelephonie Cellulaire, SBC International Inc., and SBC International - Societe de Radiotelephonie Cellulaire Inc. dated as of 14th May, 1997 as amended from time to time.

         UCI means United Cinemas International Multiplex B.V.

         UCI LOAN means the loans in an aggregate principal amount of no more than L87,455,496.77, E98,767,416.98, Yen 1,643,968,000 and
         E15,545,829.65 made available by the Company to the VUE Group to finance directly or indirectly an investment in UCI and/or CIC.

         UMGT means Universal Music Group Treasury S.A.S.

         UMO REFINANCING means the facility agreement dated 31st December, 2002 for an amount of L136,000,000 between Credit Lyonnais and Universal Music Operations Limited.

         UPIH 2 BV means Universal Pictures International Holdings II B.V.

         USAI means USA Interactive Inc.

         U.S. DOLLARS or U.S.$ means the lawful currency for the time being of the United States of America.

         U.S. SECURITY DOCUMENT means the document listed in Part 2 of Schedule 4 and any other documents designated as such in writing by the Facility Agent and the Obligors' Agent.

         U.S. SUBORDINATION AGREEMENT means, in relation to an Intra Group Loan between certain members of the Non-VUE Group, a subordination agreement as required by Clause 19.19 between, inter alia, members of the Group party to such Intra Group Loan and the Security Agent.

         VCNA means Vivendi Communications North America, Inc.

         VE means Veolia Environnement S.A. (formerly Vivendi Environnement
         S.A.).

         VE ACQUISITION AND SUBSCRIPTION AGREEMENT means the acquisition and subscription agreement dated 24th June, 2002 and made between the Company and certain financial institutions named therein in relation to VE Shares, as amended on 24th November, 2002.

         VE "B" SHARES means each or any of the "Actions B" as defined in the VE Share Pledge Arrangements.

         VE CALL OPTION ARRANGEMENTS means the call option set out in the VE Acquisition and Subscription Agreement.

         VE GROUP means VE and its Subsidiaries.

         VE SHARE PLEDGE ARRANGEMENTS means the escrow and share pledge agreement dated 24th November, 2002 entered into by the Company, VE, the Escrow Agent, Account Holder and Calculation Agent and the New Investors (each as defined therein) and the Existing Lenders as amended on 7th February, 2003 and as the same may be amended further from time to time.

         VE SHARES means the shares in the issued share capital of VE owned directly or indirectly by the Company being at the date of this Agreement 20.4 per cent. thereof.

         VE SHARES DISPOSAL means a disposal by the Company of the VE Shares.

         VTH means Magyar Telecom B.V.

         VTI means Vivendi Telecom International S.A.

         VTI SHARE PLEDGE means the share pledge in the agreed form to be granted by the Company over 100 per cent. of the shares in VTI.

         VU CANADA means Vivendi Universal Canada, Inc.

         VU NET means Vivendi Universal Net S.A.

         VU/SIT LOAN means any loan, issue of bonds or notes (including convertible bonds or other equity-linked debt instruments, debt securities or other debt instrument of any kind) raised by VU solely for the purposes of prepaying and cancelling in full all amounts outstanding under the Non Recourse Financing, such loan to be in an amount no less than the amount required to repay and cancel in full the Non Recourse Financing and on terms which provide that it (i) has an original scheduled maturity date falling no earlier than the later of the Final Maturity Date and the original scheduled maturity date under the Multicurrency Revolving Credit Facility and (ii) is unsecured and not guaranteed.

         VU/VUE PARTNERSHIP OBLIGATIONS means the financial obligations of the Company under the Partnership Agreement and/or the Transaction Agreement listed in Schedule 20.

         VUE means Vivendi Universal Entertainment LLLP.

         VUE ASSIGNMENT AGREEMENT means the assignment agreement between the Company, VUE, VUHI and VUE Borrower Co. in the agreed form pursuant to which VUE Loans are transferred or assigned to and from VUE Borrower Co.

         VUE BORROWER CO. means VU-VUE Holding Partnership LLP, a Delaware limited liability partnership.

         VUE BORROWER CO. RELEASE AGREEMENT means each release of claims against the Company as general partner of VUE Borrower Co. in the agreed form by each VUE Foreign Lender.

         VUE BRIDGE EXTENSION means the U.S.$1,620,000,000 amended and restated agreement dated as of 25th November, 2002 granted in favour of VUE as amended, supplemented or otherwise modified.

         VUE BRIDGE REFINANCING means an issue or issues of debt instruments (including any debt, bank or capital markets issue or securitisation by any member of the VUE Group (or any trust or other entity established for the purposes of a securitisation)) in an aggregate principal amount of no more than U.S.$1,620,000,000 (net of reserves required to be funded with or fees payable with the proceeds thereof), for the purpose of raising finance solely in order to refinance (in full or in part) the VUE Bridge Extension and any refinancing or refinancings thereof.

         VUE DATE means the date on which the Facility Agent and the Obligors' Agent agree that neither the VUE Bridge Extension nor any VUE Bridge Refinancings nor VUE Incremental Indebtedness restrict any member of the VUE Group from making any distributions in cash or loans or otherwise disposing of assets to a person outside the VUE Group.

         VUE EXCLUDED DEBT ISSUE PROCEEDS means, prior to the VUE Date, in relation to a VUE debt issue, any proceeds (i) under the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing
         (ii) which are required to be applied by way of mandatory prepayment or cash collateral to the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing and any proceeds the distribution of which is otherwise restricted pursuant to the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing but not including any such proceeds required to be so applied on or prior to the VUE Date and not so applied on or prior to the VUE Date or (iii) received pursuant to a transaction described in
         Part 2 of Schedule 19.

         VUE EXCLUDED DISPOSAL means any disposal of any asset described in Part 1 of Schedule 19.

         VUE EXCLUDED DISPOSAL PROCEEDS means, prior to the VUE Date, any proceeds from the disposal of any assets of any member of the VUE Group
         (i) being the disposal of proceeds under the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing (ii) which are required to be applied by way of mandatory prepayment or cash collateral to the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing and any proceeds the distribution of which is otherwise restricted pursuant to the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing but not including any such proceeds required to be so applied on or prior to the VUE Date but not so applied on or prior to the VUE Date; or (iii) which are received pursuant to a VUE Excluded Disposal.

         VUE EXCLUDED EQUITY ISSUE PROCEEDS means, prior to the VUE Date, in relation to a VUE equity issue, any proceeds required to be applied by way of mandatory prepayment or cash collateral of the VUE Bridge Extension, VUE Incremental Indebtedness or any VUE Bridge Refinancing and any proceeds the distribution of which is otherwise restricted pursuant to the VUE Bridge Extension, any VUE Bridge Refinancing or VUE Incremental Indebtedness but not including any such proceeds required to be so applied on or prior to the VUE Date and not so applied on or prior to the VUE Date.

         VUE EXCLUDED PROCEEDS means any VUE Excluded Disposal Proceeds and VUE Excluded Equity Issue Proceeds and VUE Excluded Debt Issue Proceeds.

         VUE FOREIGN LENDER means each of Universal Pictures (Australasia) Pty Ltd., Universal Pictures Benelux N.V., Universal Studios Canada Inc., Universal Pictures Switzerland GmbH, Universal Pictures Germany GmbH, Universal Pictures (Denmark) A.S., Universal

         Pictures Iberia, S.L., Universal Pictures Finland OY, Universal Pictures Video (France) SA, Universal Pictures Production Limited, Universal Studios Holdings (UK) Ltd, Universal Pictures International Operations Limited, Universal Pictures (UK) Limited, Working Title Films Limited, Universal Pictures International Limited, Universal Pictures International B.V., Universal Studios International B.V., Universal Pictures (Italy) S.R.L., Universal Pictures (Japan) Inc., Meteor Film Prod B.V., Universal Pictures Licensing Benelux B.V., Universal Pictures Benelux B.V., Universal Norway AS and Universal Pictures Nordic AB and each other Subsidiary of VUE which becomes a permitted lender to VUE Borrower Co. and, in each case, which is party to the VUE Subordination Agreement and VUE Borrower Co. Release Agreement.

         VUE GROUP means VUE and each of its Subsidiaries.

         VUE INCREMENTAL INDEBTEDNESS means debt proceeds raised by VUE or its Subsidiaries up to an aggregate outstanding amount at any time of U.S.$600,000,000 (or equivalent in other currencies) which (i) is without recourse as to security or guarantees from the Company or any other member of the Non-VUE Group, (ii) the terms of which, in respect of the making of any distributions in cash or loans or otherwise disposing of assets by any member of the VUE Group to a person outside the VUE Group is no more restrictive than the terms of the VUE Bridge Extension or VUE Bridge Refinancing and (iii) does not contain any restriction or prohibition which conflict with the Facility Agreement or the VUE Bridge Refinancing.

         VUE LOAN means:

         (a) as at the date of this Agreement, each loan listed in Part 3 of Schedule 15 (Intra Group Loans); and

         (b) each loan made between a member of the Non-VUE Group and a member of the VUE Group which is permitted by, and is made in accordance with, the provisions of Clause 19.19 (Loans out, Intra Group Loans).

         VUE LOAN AGREEMENT means a loan agreement in the agreed form evidencing a VUE Loan.

         VUE PARTNERSHIP AGREEMENT means the agreement entered into on as of 7th May, 2002 between the partners of VUE (amended as of 25th November, 2002).

         VUE RELEVANT RESTRICTION means any restriction on up-streaming of cash from a member of the VUE Group to a member of the Non-VUE Group, whether by way of dividends, distributions, Intra Group Loans or otherwise under the Matsushita Shareholder Agreements, the VUE Partnership Agreement, the VUE Transaction Agreement or the VUE Bridge Extension (in each case existing and in force at the date of this Agreement) or any VUE Bridge Refinancing (provided that, in the case of a VUE Bridge Refinancing, such transaction, is permitted or required pursuant to the terms of the primary refinancing of the VUE Bridge Extension) or any VUE Incremental Indebtedness, including for the avoidance of doubt, any tax indemnity due and payable by the Company to USAi or payment in lieu thereof pursuant to the arrangements relating thereto in force at the date of this Agreement and which would be triggered by the making of a distribution or the payment of a dividend by VUE.

         VUE RETENTION means at any time in respect of any Debt Issue, Equity Issue or Assets Disposal made by any member of the Group, any amount of the Net Proceeds, as the case may be, which:

         (a) is required by any of the VUE Partnership Agreement, the VUE Transaction Agreement and the Matsushita Shareholder Agreements to be retained by any member of the VUE Group or the Music Group or paid by any member of the VUE Group or the Music Group to any third party other than a Lender pursuant to this Agreement;

         (b) prior to the VUE Date, is required by any member of the VUE Group to maintain liquidity in the ordinary course of business; or

         (c) prior to the VUE Date, is to be applied in the ordinary course of business of any member of the VUE Group up to a maximum aggregate principal amount of U.S.$25,000,000 (or equivalent in other currencies).

         VUE SIDE LETTER means the letter agreement dated 7th May, 2002 between the parties to the VUE Partnership Agreement (other than Barry Diller).

         VUE SUBORDINATION AGREEMENT means the subordination agreement in the agreed form between, inter alia, VUE, the VUE Foreign Lenders and VUHIC.

         VUE TRANSACTION AGREEMENT means the Amended and Restated Transaction Agreement dated as of 16th December, 2001 and entered into between the Company, Universal Studios Inc., USA Networks, Inc., USANi LLC, Liberty Media Corporation and Barry Diller.

         VUHIC means Vivendi Universal Holding I Corp.

         VUP means Vivendi Universal Publishing S.A.

         WAIVERS AND AMENDMENTS means each waiver, amendment and consent:

         (a) identified in column 2 of Schedule 13 under or in respect of the Affected Facilities; and

         (b) from any third party or under any other document which is binding on any member of the Group,

         which is necessary for the entry into and performance by each Obligor of the transactions contemplated by the Finance Documents and the High Yield Note Documents.

         WITHDRAWAL LIABILITY has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2      CONSTRUCTION

(a) In this Agreement, unless the contrary intention appears, a reference to:

         (i) documents being in the AGREED FORM means documents (A) in a form previously agreed in writing by or on behalf of the Facility Agent and the Company, or (B) in a form substantially as set out in any Schedule to any Finance Document, or (C) (if not falling within (A) or (B) above) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders);

                  an AMENDMENT includes a supplement, novation or re-enactment and AMENDED is to be construed accordingly;

                  ASSETS includes present and future properties, revenues and rights of every description;

                  the AWARENESS or KNOWLEDGE of an Obligor shall be limited to the actual awareness or knowledge of any executive officer or any member of the senior management of that Obligor based upon reasonable enquiry;

                  an AUTHORISATION includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

                  a CAPITAL CONTRIBUTION means a share capital contribution or shareholder loan;

                  CONTROL means (unless otherwise stated including as stated in the definition of CHANGE OF CONTROL) the power to direct, or cause the direction of, the management or policies of a person, whether through the ownership of voting capital or securities, by contract or otherwise and in connection with a person incorporated in the United States of America the possession, direct or indirect, of the power to vote more than 50 per cent. of the voting interests of such person;

                  a CREDIT BALANCE on a cash concentration account means the prior day's closing balance value (EN POSITION);

                  a DEFAULT is "continuing" or "outstanding" if it has not been remedied or waived in accordance with the provisions of this Agreement;

                  DISPOSAL means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and DISPOSE will be construed accordingly;

                  the EQUIVALENT IN OTHER CURRENCIES or like terms, unless otherwise agreed or the context otherwise requires, means the equivalent in one currency of an amount in another currency as determined by the Facility Agent by reference to market rates of exchange prevailing at the time;

                  a MONTH is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

                  (A) if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

                  (B) if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

                  For the purposes of the definitions of:

                  (i) NET ASSETS DISPOSAL PROCEEDS, NET CEGETEL DISPOSAL PROCEEDS, NET MAROC DISPOSAL PROCEEDS, NET SIT DISPOSAL PROCEEDS and NET VE SHARES DISPOSAL PROCEEDS, the date on which such Disposal shall be MADE, shall mean the date on which an agreement or contract relating to the relevant Disposal has been executed or signed by the relevant member of the Group (whether or not subject to any conditions to closing or completion);

                  (ii) NET DEBT ISSUE PROCEEDS, the date on which a Debt Issue shall be MADE shall mean the date on which the instrument constituting the Debt Issue has been executed by the relevant member of the Group (whether or not subject to any conditions to closing or completion); and

                  (iii) NET EQUITY ISSUE PROCEEDS, the date on which an Equity Issue shall be MADE shall mean the date on which the instrument constituting the purchase or subscription of such Equity Issue has been executed by the relevant member of the Group and/or the subscriber as the case may be (whether or not subject to any condition to closing or completion);

                  ORDINARY DIVIDENDS means, in relation to any dividend to be applied pursuant to Clause 7, a dividend declared out of net income or operating profit on a rolling annual basis;

                  a PERSON includes any individual, company, corporation, joint stock company, unincorporated association or body of persons (including a partnership, trust, joint venture or consortium), government, state, agency, international organisation or other entity whether or not having separate legal personality;

                  RECONSTRUCTION includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-2 of the French Commercial Code;

                  a REGULATION includes any decret, regulation, rule, official directive, request or guideline (whether or not having the force of law but if not, being of a type with which the person to which the regulation relates is accustomed to complying) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

                  SG INVESTMENT BANKING is a reference to the investment banking division of Societe Generale and a reference to SG Investment Banking shall include a reference to Societe Generale; and

                  SHARE CAPITAL includes any class of shares, equity securities or other equity instruments carrying a right to vote, or a right to receive dividends, income or other distributions, or any security or instrument which is convertible into, or which confers a right to convert into, such shares, securities or instruments including, without limitation, any depository receipts, depository shares, shares, securities or other instruments issued on or by way of conversion, redemption, bonus, preference, option or otherwise or in respect of any substitution or exchange thereof;

         (ii) a provision of law is a reference to that provision as amended or re-enacted;

         (iii) a Clause or a Schedule is a reference to a Clause of or a Schedule to this Agreement;

         (iv) a person includes its successors, transferees, novatees and assigns;

         (v) a Finance Document or another document is a reference to that Finance Document or other document as amended; and

         (vi)     a time of day is a reference to Central European time.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(e) Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

(f) This Agreement is to be entered into with the benefit of and subject to the Security Sharing Agreement.

(g) Unless expressly provided to the contrary, the obligations of the Obligors in connection with any Finance Document are joint and several.

2.       FACILITY

2.1      FACILITY

         Subject to the terms of this Agreement, the Lenders agree to make available the following credit facilities to the Company:

         (a) a dual currency revolving credit facility designated as Tranche A under which the Lenders will, when requested by the Obligors' Agent, make loans in Euro or Dollars to or for the account of the Company during the Tranche A Availability Period up to an aggregate principal Original Euro Amount not exceeding the Tranche A Total Commitments; and

         (b) a dual currency term loan facility designated as Tranche B under which the Lenders will, when requested by the Obligors' Agent, make loans in Euro or Dollars to or for the account of the Company during the Tranche B Availability Period up to an aggregate principal Original Euro Amount not exceeding the Tranche B Total Commitments.

2.2      NO EXCEEDING TOTAL COMMITMENTS

(a) The aggregate Original Euro Amount of all outstanding Loans under a Tranche shall not, at any time, exceed the Commitments under that Tranche.

(b) No Lender is obliged to lend if it would cause the Original Euro Amount of its participations in the Loans in respect of a Tranche to exceed its Commitment with respect to such Tranche at that time.

2.3      LIMITATIONS

(a) Loans must be drawn under Tranche B in priority to Tranche A to the fullest extent of any Tranche B Commitment which is available to be drawn at the date of any Request.

(b)      No more than 10 Loans may be outstanding at any time.

2.4      NATURE OF A FINANCE PARTY'S RIGHTS AND OBLIGATIONS

(a) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.5      OBLIGORS' AGENT

(a) Each Obligor by its execution of this Agreement (including by way of execution of a Guarantor Accession Agreement) irrevocably authorizes the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

         (i) the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the Lenders as contemplated under this Agreement and to give all notices and instructions to be given by such Obligor under the Finance Documents (and the Finance Parties may rely on any Requests or other notices given by the Company on behalf of such Obligor), to execute on its behalf any Finance Document (including, without limitation, any waiver or amendment request) and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

         (ii) each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Company on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had given such notice and instructions, executed such agreement or received any such notice, demand or other communications.

         (iii) Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company under this Agreement, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under this Agreement) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same (and irrespective of whether the Company has complied with its obligations under paragraph (b) below). In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

(b) Without prejudice to the foregoing, the Company shall at all times keep each Obligor informed of all such actions taken or notices or instructions given by the Company on behalf of such Obligor and to the extent practicable or desirable consult with and take instructions from such Obligor.

3.       PURPOSE

(a)      The purpose of the Facility is:

         (i) to provide the Company with a liquidity back-up to the disposal of the assets under its disposal programme;

         (ii) subject to paragraph (b) below, for general corporate purposes.

(b) The Facility may not be drawn to fund, and no Loan shall be permitted to be applied towards:

         (i) repayment or prepayment of any amounts outstanding under the Repayable Facilities;

         (ii) any acquisition or investment (other than (A) the acquisition permitted under Clause 19.18(b)(xi)) or (B) any other acquisition or investment made pursuant to the exercise by a third party of a put option existing at the time of this Agreement and disclosed in Schedule 17;

         (iii) repayment or prepayment of any amounts outstanding under the Multicurrency Revolving Credit Facility; or

         (iv) repayment, prepayment, redemption, repurchase or defeasance (by way of legal defeasance or covenant defeasance) of any of the High Yield Notes.

(c) Without affecting the obligations of the Company in any way, no Finance Party is bound to monitor or verify the application of any Loan.

(d) The Company undertakes that no Loan shall be drawn in any way which would be illegal under any provision of any law applicable to the Company or cause the invalidity or unenforceability of any Loan under any applicable law.

4.       CONDITIONS PRECEDENT

4.1      INITIAL CONDITIONS PRECEDENT

         The first Request may not be delivered until the Facility Agent has notified the Obligors' Agent and the Lenders that it has received all of the documents set out in Part 1 of Schedule 2 in the agreed form no later than 60 calendar days from the date of this Agreement. The Facility Agent shall promptly notify the Obligors' Agent and the Lenders promptly on such receipt.

4.2      FURTHER CONDITIONS PRECEDENT

         The obligation of each Lender to participate in any Loan under Clause
         5.3 (Advance of Loan) is subject to the further conditions precedent that:

         (a)      on both the date of the Request and the Drawdown Date:

                  (i) in the case of a Rollover Loan, the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates are correct in all material respects and will be correct in all material respects immediately after the Loan is made and, in any other case the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates are and will be correct in all respects immediately after the Loan is made;

                  (ii) in the case of a Rollover Loan, no Event of Default is outstanding or could reasonably be expected to result from the Loan and, in the case of any other Loan, no Default is outstanding or could reasonably be expected to result from the Loan; and

                  (iii) the Company is in compliance with all provisions of Clause 19.5 (Liquidity). If the Company fails to comply with Clause 19.5 (Liquidity), no Lender will be obliged to participate in any Loan under Clause 5.3 (Advance of Loan) during the grace period provided for under Clause 21.3(b) until such time as the Facility Agent, acting on the instructions of the Majority Lenders, confirms to the Obligors' Agent that it has received an up-to-date Liquidity Analysis demonstrating that the aggregate of net cash available and undrawn facilities (including, for the avoidance of doubt, this Facility (as defined in Clause 19.5(a)) for the period of three months from that date is more than E100,000,000, together with a certificate of the Chief Financial Officer of the Company confirming that the Liquidity Analysis has been prepared in good faith and is based on reasonable assumptions;

(b) no event or series or events has occurred since 7th March, 2003 which, in the opinion of the Majority Lenders (acting in good faith), has or could reasonably be expected to have a Material Adverse Effect (other than any event or change that has occurred and has been disclosed in the Original Liquidity Analysis);

(c) the making of the Loan would not cause Clause 2 (Facility) to be contravened; and

(d) in respect of a Request for a Tranche A Loan prior to a Release Condition Date, the aggregate amount of:

         (i)      the requested Loan mentioned in the Request; and

         (ii) the credit balance of the Concentration Accounts at the date of the Request, does not, in aggregate, exceed E250,000,000, unless the purpose of the proposed Loan is to meet a cash outflow payment:

                  (A) identified in the Liquidity Analysis most recently delivered to the Facility Agent under this Agreement and falling due no later than two weeks after the proposed Drawdown Date (after taking into account all actual cash inflows and those projected for such period in that Liquidity Analysis); or

                  (B) of no more than E50,000,000 (in aggregate) falling due in the ordinary course of business.

5.       DRAWDOWN

5.1      AVAILABILITY PERIOD

         The Company may borrow a Loan under a Tranche on any Business Day during the Availability Period for that Tranche if the Facility Agent receives from the Obligors' Agent, (in the case of the first Request) not later than 9.00 a.m. two Business Days, and (in the case of any other Request), not later than 11.00 a.m. three Business Days (or four Business Days in the case of a Loan in U.S. Dollars), before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2      COMPLETION OF REQUESTS

         A Request will not be regarded as having been duly completed unless:

         (a)      it identifies the Tranche to which the Loan applies;

         (b)      it complies with Clause 4.1 (Initial conditions precedent);

         (c) the Drawdown Date is a Business Day falling during the Tranche A Availability Period (in the case of a Tranche A Loan) or the Tranche B Availability Period (in the case of a Tranche B
                  Loan);

         (d)      the Original Euro Amount of the requested Loan is:

                  (i) (save in the case of a drawing to meet a cash outflow payment under Clause 4.2(d)(ii)(B)) a minimum of E50,000,000 and an integral multiple of E25,000,000; or

                  (ii) the maximum undrawn amount available under this Agreement for Loans under the relevant Tranche on the proposed Drawdown Date; or

                  (iii) such other amount as the Facility Agent (acting on the instructions of the Lenders) and the Obligors' Agent may agree;

         (e) where the purpose of the proposed Loan pursuant to Clause 4.2(d)(ii)(A) is to meet a cash outflow payment identified in the Liquidity Analysis most recently delivered to the Facility Agent under this Agreement, such outflow payment is identified in the Request;

         (f) the amount selected under paragraph (e) above does not cause Clause 2 (Facility) to be contravened;

         (g) the currency selected complies with Clause 10 (Currency of Loans);

         (h) the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the Final Maturity Date; and

         (i) the payment instructions specify an account of the Company in Paris (in the case of Euro) or in New York (in the case of U.S. Dollars).

                  Each Request must specify one Loan only.

5.3      ADVANCE OF LOAN

(a) The Facility Agent shall promptly notify each Lender of the details of the requested Loan and the amount of its participation in that Loan.

(b) Subject to the terms of this Agreement, each Lender shall make its participation in any Loan available to the Facility Agent for the Company in the currency in which it is to be borrowed on the relevant Drawdown Date.

(c) Subject to the terms of this Agreement, the amount of each Lender's participation in each Loan will be the proportion of the Loan which its Tranche A Commitment or Tranche B Commitment bears respectively to the Total Tranche A Commitments or Total Tranche B Commitments on the date of receipt by the Facility Agent of the relevant Request.

6.       REPAYMENT

6.1      MATURITY DATES

(a) The Company shall repay each Tranche A Loan made to it in full on its Maturity Date to the Facility Agent for the Lenders.

(b) The Company shall repay each Tranche B Loan made to it in full on the Final Maturity Date to the Facility Agent for the Lenders.

6.2      REBORROWING

         Subject to the other terms of this Agreement, any amount of a Tranche A Loan repaid under Clause 6.1(a) (Maturity Dates) may be reborrowed but no amount of the Tranche B Loan which is repaid or prepaid may be reborrowed.

7.       PREPAYMENT AND CANCELLATION

7.1      AUTOMATIC CANCELLATION

(a) The undrawn Tranche A Commitment of each Lender shall be automatically cancelled at the close of business in Paris on the last day of the Tranche A Availability Period.

(b) The undrawn Tranche B Commitment of each Lender shall be automatically cancelled at the close of business in Paris on the last day of the Tranche B Availability Period.

7.2      VOLUNTARY PREPAYMENT AND CANCELLATION

(a) Subject to Clause 26.3 (Other indemnities), the Company may, by the Obligors' Agent giving not less than three Business Days' prior notice (or such shorter period as the Majority Lenders may agree) to the Facility Agent, prepay any Loan made to it in whole or in part on any day (but, if in part, in a minimum of E10,000,000 and an integral multiple of E5,000,000). Any prepayment of a Loan shall be applied against the participations of the Lenders in that Loan pro rata.

(b) The Company may, without penalty or obligation to indemnify, by the Obligors' Agent giving not less than three Business Days' prior notice (or such shorter period as the Majority Lenders may agree) to the Facility Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum of E10,000,000 and an integral multiple of E5,000,000). Any cancellation shall be applied pro rata against the Commitments under each Tranche (except at any time between a Release Condition Date and the next subsequent Investment Downgrading Date when any cancellation shall be applied in such proportion against Commitments under each Tranche as determined by the Company) and pro rata against each Lender's Commitment in the relevant Tranche.

7.3      RIGHT OF PREPAYMENT

         If:

         (a) the Company is required to pay to a Lender any additional amounts under Clause 12 (Taxes); or

         (b) the Company is required to pay to a Lender any amount under Clause 14 (Increased Costs),

         then, without prejudice to the obligations of the Company under those Clauses, the Obligors' Agent may, whilst the circumstances continue, give a notice of prepayment and cancellation to that Lender through the Facility Agent. On the date specified in the notice (not being later than 10 Business Days after the date the notice is given) the Company shall prepay that Lender's participation in all the Loans made to it and the Lender's Commitment shall be cancelled.

7.4      MANDATORY PREPAYMENT FROM NET DEBT ISSUE PROCEEDS

         The Company shall ensure that an aggregate amount equal to 33 per cent. of Net Debt Issue Proceeds (which, in relation to any member of the Cegetel Group or the Maroc Telecom Group, is equal to the proportion of the amounts set out in the definition of Net Debt Issue Proceeds which is equal to the percentage of the share capital of the relevant member of the Cegetel Group or the Maroc Telecom Group owned (directly or indirectly) by the Company at the time of the Debt Issue (excluding, prior to the SIT Repayment Date, the percentage, if any, of the share capital of the relevant member of the Cegetel Group which is held (directly or indirectly) by SIT but including such percentage on or after the SIT Repayment Date)) is applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such prepayment shall ensure that forthwith on receipt of such proceeds by any member of the Group, such an amount is deposited in the Receipt Account in accordance with Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

7.5      MANDATORY PREPAYMENT FROM NET DIVIDEND PROCEEDS

         The Company shall ensure that an aggregate amount equal to 50 per cent. of Net Dividend Proceeds is applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

7.6      MANDATORY PREPAYMENT FROM NET EQUITY ISSUE PROCEEDS

         The Company shall ensure that an amount equal to 16 2/3 per cent. (or, in relation to any Equity Issue made or entered into on or after the Maroc Telecom Date by any member of the Maroc Telecom Group, 33 per cent.) of Net Equity Issue Proceeds (which, in relation to any member of the Cegetel Group or any member of the Maroc Telecom Group (other than in respect of secondary Equity Issues in respect of Maroc Telecom), is equal to the proportion of the amounts set out in the definition of Net Equity Issue Proceeds which is equal to the percentage of the share capital of the relevant member of the Cegetel Group or the Maroc Telecom Group (owned directly or indirectly) by the Company at the time of the Equity Issue (excluding, prior to the SIT Repayment Date, the percentage, if any, of the share capital of the relevant member of the Cegetel Group which is held (directly or indirectly) by SIT but including such percentage on or after the SIT Repayment Date)) is applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and the Company shall ensure that any such amount due is paid at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such prepayment the Company shall ensure that forthwith on receipt of such proceeds by any member of the Group, such an amount is deposited in the Receipt Account in accordance with Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

7.7      MANDATORY PREPAYMENT FROM VE SHARES DISPOSAL

         The Company shall ensure that an amount equal to 50 per cent. of the Net VE Shares Disposal Proceeds is applied in prepayment and cancellation of Facility in the proportion and manner set out in Clause
         7.14 (Mandatory prepayment and cancellation - application of proceeds) and the Company shall ensure that any such amount due is paid at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such prepayment the Company shall ensure that forthwith on receipt of such proceeds by any member of the Group, such an amount is applied in accordance with Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

7.8      MANDATORY PREPAYMENT FROM ASSETS DISPOSALS

(a) Subject to paragraph (b), the Company shall ensure that an amount equal to 16 2/3 per cent. (or in the case of an Assets Disposal in respect of Maroc Telecom, on or after the Maroc Telecom Date, 33 per cent.) of the aggregate amount of all Net Assets Disposal Proceeds, shall be applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and the Company shall ensure that any such amount due is paid at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such prepayment the Company shall ensure that forthwith on receipt of such proceeds (or, in relation to Net Assets Disposal Proceeds comprised by non cash consideration, forthwith upon the conversion of that consideration into cash) by a member of the Group, such an amount is applied in accordance with Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

(b)      This Clause 7.8 shall not apply to a disposal:

         (i) of an asset where the Net Assets Disposal Proceeds are E30,000,000 or less (or equivalent in other currencies);

         (ii) in the ordinary course of trading of stock in trade, business inventories, fixtures and fittings, furniture and other office equipment; or

         (iii)    of any Permitted Joint Venture.

7.9      MANDATORY PREPAYMENT - CEGETEL DISPOSAL AND SIT DISPOSAL

         The Company shall ensure that an amount equal to 25 per cent. of the proportion of the Net Cegetel Disposal Proceeds and the Net SIT Disposal Proceeds which is equal to the percentage of the share capital of SIT or the relevant member of the Cegetel Group (owned directly or indirectly) by the Company at the time of the disposal (excluding, prior to the SIT Repayment Date, the percentage, if any, of the share capital of the relevant member of the Cegetel Group which is held (directly or indirectly) by SIT but including such percentage on or after the SIT Repayment Date)) is applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and the Company shall ensure that any such amount due is paid at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such payment, the Company shall ensure that forthwith on receipt of such proceeds (or, in relation to Net Cegetel Disposal Proceeds and Net SIT Disposal Proceeds comprised by non-cash consideration forthwith upon the conversion of that consideration into cash) by any member of the Group, such an amount is applied in accordance with Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) provided that such prepayment and cancellation shall not be required to be made to the extent that the Company is unable, by reason of contractual restrictions or obligations in any shareholder agreements or the Non Recourse Financing in force at the date of this Agreement or by law or regulation binding on it, to procure or direct the upstreaming of such proceeds (whether by way of intra company loan or dividend or otherwise).

7.10     MANDATORY PREPAYMENT - MAROC TELECOM

(a) The Company shall ensure that on or after the Maroc Telecom Date an aggregate amount equal to 100 per cent. of Net Maroc Dividend Proceeds is applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account).

(b) The Company shall ensure that on or after the Maroc Telecom Date an amount equal to 33 per cent. of the aggregate amount of all Net Maroc Disposal Proceeds (being an amount equal to the proportion of the amounts set out in the definition of Net Maroc Disposal Proceeds which is equal to the percentage of the share capital of the relevant member of the Maroc Group (owned directly or indirectly) by the Company at the time of the disposal) shall be applied in prepayment and cancellation of the Facility in the proportion and manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) and the Company shall ensure that any such amount due is paid at the time set out in Clause 7.15 (Timing of mandatory prepayments and cancellations and Receipt Account) and pending such prepayment the Company shall ensure that forthwith on receipt of such proceeds (or, in relation to Net Maroc Disposal Proceeds comprised by non cash consideration, forthwith upon the conversion of that consideration into cash) by a member of the Group, such an amount is applied in accordance with Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) provided that such prepayment and cancellation shall not be required to be made to the extent that the Company is unable, by reason of contractual restrictions or obligations in any shareholder agreement in force at the date of this Agreement to procure or direct the upstreaming of such proceeds (whether by way of intra company loan or dividend or otherwise).

7.11     MANDATORY PREPAYMENT - NON COMPLIANCE WITH FINANCIAL COVENANTS

(a) If the Company fails to comply with any provision of Clause 20 (Financial Covenants), it shall ensure that the Facility shall be cancelled in full and the Company shall repay each Loan made to it in full to the Facility Agent for the Lenders forthwith and in any event by the date falling 15 Business Days from the date of the failure to comply with the relevant provision of Clause 20 (Financial Covenants), in the manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds).

(b) The provisions of this Clause 7.11 shall apply and remain in force at all times throughout the term of this Agreement (notwithstanding, for the avoidance of doubt, the occurrence of a Release Condition Date).

7.12     MANDATORY PREPAYMENT - CHANGE OF CONTROL

(a) Upon the occurrence of a Change of Control event (other than under paragraph (a) of that definition), the Company shall ensure that the Facility shall be cancelled in full and the Company shall repay each Loan made to it in full to the Facility Agent for the Lenders forthwith and in any event by the date falling 15 Business Days after the date on which such Change of Control takes effect, in the manner set out in Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds).

(b) Upon the occurrence of a Change of Control event under paragraph (a) of that definition:

         (i) if the relevant Change of Control was not subject to the prior approval or recommendation of the Company's board of directors (conseil d'administration) (a "BOARD APPROVAL") the Total Commitments shall be cancelled in full forthwith and the Company shall repay each Loan made to it in full to the Facility Agent for the Lenders on the date falling 15 Business Days after the date on which such Change of Control becomes legally effective; or

         (ii) if a Board Approval has been given in respect of the relevant Change of Control, then any Lender may, no later than 30 calendar days following the Change of Control becoming legally effective, notify the Obligors' Agent (through the Facility Agent) that its participation in the Loan is to be prepaid in full and that its Commitment be cancelled. If a Lender delivers a notice under this paragraph (ii):

                  (A) on the date of that notice the Lender's Commitment shall be cancelled; and

                  (B) on the date following 5 Business Days after the date of the notice the Company shall prepay that Lender's participation in the Loans in full.

(c) The provisions of this Clause 7.12 shall apply and remain in force at all times throughout the term of this Agreement (notwithstanding, for the avoidance of doubt, the occurrence of a Release Condition Date).

7.13     MANDATORY PREPAYMENT AND CANCELLATION - HIGH YIELD/SIT

(a) The Facility will be automatically terminated and the Total Commitments then not cancelled shall be automatically reduced and cancelled at the close of business on the Special Mandatory Cancellation Date.

(b) If the relevant member of the Group does not comply with its obligations under the drag along and/or tag along rights granted to SIT in respect of shares in Cegetel and/or the Acquired Shares, then the Total Commitments shall be cancelled in full forthwith and the Company shall forthwith repay each Loan made to it in full to the Facility Agent for the Lenders.

(c) The provisions of paragraphs (a) and (b), above, shall apply and remain in force at all times throughout the term of this Agreement (notwithstanding, for the avoidance of doubt, the occurrence of a Release Condition Date).

7.14     MANDATORY PREPAYMENT AND CANCELLATION - APPLICATION OF PROCEEDS

(a) All amounts required to be prepaid under Clauses 7.4 (Mandatory prepayment from Net Debt Issue Proceeds) through to 7.13 (Mandatory prepayment and cancellation - High Yield/SIT) shall be applied in prepayment of each of Tranche A Loans and Tranche B Loans then outstanding pro rata in proportion to the outstanding Loans.

(b) Where an amount is to be applied in prepayment of any Loans under this Clause 7.14 and either no Loan is outstanding or such amount is greater than the then outstanding amount of Loans, if no Loan is outstanding, such amount or otherwise, an amount equal to the difference between such amount and the amount of Loans actually prepaid shall be applied in cancellation of the undrawn Total Commitments and the remaining cash proceeds (if any) shall be retained by the Company.

7.15     TIMING OF MANDATORY PREPAYMENTS AND CANCELLATIONS AND RECEIPT ACCOUNT

(a) Any mandatory prepayment of a Loan due under a Tranche pursuant to Clause 7.4 (Mandatory prepayment from Net Debt Issue Proceeds), Clause
         7.6 (Mandatory prepayment from Net Equity Issue Proceeds), Clause 7.7 (Mandatory prepayment from VE Shares Disposal), and Clauses 7.9 (Mandatory Prepayment - Cegetel Disposal and SIT Disposal) and

         7.8 (Mandatory prepayment from Assets Disposals) and 7.10(b) (Mandatory prepayment - Maroc Telecom) shall be due on and from receipt of the relevant Net Proceeds by the relevant member of the Group party to any such debt issue, equity issue or disposal and shall be paid either:

         (i) on the earlier of the date falling three months from the receipt of the relevant Net Proceeds and the last day of the Interest Period for that Loan during which the relevant Net Proceeds were received (or, converted into cash in relation to Net Assets Disposal Proceeds comprised by non-cash consideration) by a member of the Group; or

         (ii) at such earlier time following receipt of such Net Proceeds (or, their conversion into cash in relation to Net Assets Disposal Proceeds comprised by non-cash consideration) by a member of the Group as the Facility Agent (only upon the occurrence of an Event of Default which is continuing), or as the Company, shall direct.

(b) Any mandatory prepayment of a Loan due under a Tranche under Clause 7.5 (Mandatory prepayment from Net Dividend Proceeds) and Clause 7.10(a) (Mandatory prepayment - Maroc Telecom)) shall be due on and from the date the dividend is declared and shall be paid on the last day of the Interest Period for that Loan during which the relevant dividend was paid.

(c) Any cancellation of Commitments pursuant to Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds) shall be made on the day on which either the relevant Net Proceeds were received (or converted into cash in the case of Net Assets Disposal Proceeds and Net Maroc Disposal Proceeds comprised by non-cash consideration) by a member of the Group or (in the case of Clauses 7.5 and 7.10(a)) on the date the relevant dividend was declared.

(d) Pending the application of any amount required to be prepaid under this Facility in accordance with this Clause 7 (Prepayment and Cancellation) any such amount shall be deposited in the Receipt Account.

(e) Each Obligor irrevocably authorises and instructs the Security Agent to apply any amount deposited in the Receipt Account towards prepayment of the Loans or (if applicable) payment to the Obligors, as the case may be (in the case of the Loans, at the times referred to in paragraphs
         (a) (i) and (ii) above or, in the case of payment to the Obligors, promptly following deposit of the same).

(f) Amounts standing to the credit of the Receipt Account (and any interest accruing in respect thereof) may not be withdrawn and may only be used
         (i) in mandatory prepayment of the Loans on the earlier of (A) the last day of the Interest Period for the relevant Loan, (B) such time as the Company shall direct in accordance with Clause 7.15(a)(ii) and (C) on the date falling three months from the receipt thereof and/or (ii) following the occurrence of an Event of Default which is continuing, in payment of any amounts due to the Finance Parties under the Finance Documents and/or (iii) (if applicable) in payment to the Obligors.

7.16     MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 26.3 (Other indemnities), without premium or penalty.

(c) Any partial prepayment of the Loans under a Tranche will be applied against the Loans comprised in that Tranche pro rata.

(d) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(e) No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f) Without prejudice to the rights of the Company to re-borrow under Clause 6.2 (Reborrowing), no amounts of any mandatory payment prepaid by the Company may be reborrowed. Where an amount of any mandatory prepayment is prepaid the corresponding Commitment will be cancelled automatically.

(g) Each Obligor shall ensure that none of its Subsidiaries will be under any restriction (other than any restriction or obligation under any VUE Incremental Indebtedness or VUE Bridge Refinancing or any shareholder restriction or obligation existing prior to the date of this Agreement including without limitation under the Matsushita Shareholder Agreements, the Maroc Telecom Shareholder Agreement, the Transtel Shareholder Agreement, the Cegetel Shareholder Agreement, the SFR Shareholder Agreement, the VUE Partnership Agreement, the VUE Transaction Agreement, the VUE Bridge Extension or the Non Recourse Financing in each case existing and in force prior to the date of this Agreement or imposed by law or regulation binding on it) to pay, make or declare any dividends, return on capital, repayment of capital contributions or other distributions (whether in cash or in kind) or make any distribution of assets or other payments whatsoever in respect of share capital or up-stream amounts (whether by Intra Group Loan or otherwise), whether directly or indirectly, in each case, to the extent necessary to meet its payment obligations under Clauses 7.4 (Mandatory prepayment from Net Debt Issue Proceeds) to 7.14 (Mandatory prepayment and cancellation - application of proceeds) above and to the fullest extent permitted by law and contractual restrictions (including, without limitation, for the avoidance of doubt, under the Matsushita Shareholder Agreements, VUE Partnership Agreement and the VUE Transaction Agreement) existing at the date of this Agreement and each Obligor shall use its reasonable endeavours to ensure that the same are paid, made or declared.

(h) Subject to paragraphs (g) and (i) of this Clause, the Company shall, to the fullest extent permitted by applicable law, procure that all Net Proceeds are made available to it promptly following receipt thereof by the relevant member of the Group.

(i) Each Obligor shall use its reasonable endeavours to procure (subject to any contractual restrictions existing on the date of this Agreement or restrictions imposed by law or regulation binding on it) that any member of the Cegetel Group, SIT, any member of the Maroc Telecom Group and/or Transtel upstreams to its shareholders (whether by way of dividend, (subject to any restriction imposed by the Non Recourse Financing on the up-streaming of intercompany loans to be made by Cegetel) intra company loan or otherwise) Net Assets Disposal Proceeds received by it or its Subsidiaries.

(j) Until a Release Condition Date occurs, the Company will not make any voluntary prepayment or cancellation under the Existing Bank Debt unless it also makes a voluntary prepayment or cancellation under this Agreement at the same time and in the same amount. If a Release Condition Date occurs but any time thereafter an Investment Downgrading Date occurs the provisions of this paragraph (j) shall be automatically reinstated and remain in force from the Investment Downgrading Date until such time as a Release Condition Date occurs again in which case the provisions of the first sentence of this Clause shall apply.

(k) The Company will not amend or vary (or agree to amend or vary) any mandatory prepayment provision of the Existing Bank Debt in any way which results or could reasonably be expected to result, in the opinion of the Majority Lenders, in any such provision becoming more onerous to the Company or otherwise be detrimental or prejudicial to their rights and remedies under the Finance Documents (including, without limitation, any amendment to the relevant mandatory prepayment percentages) than those in force at the date of this Agreement without the prior written consent of the Majority Lenders.

(l)      (i)      If any amount is required to be applied in prepayment and
                  cancellation of the Facility, in respect of any Disposal, Debt
                  Issue or Equity Issue made by any member of the VUE Group
                  (other than any Asset Disposal or secondary Equity Issue by the Company of its interest in VUE or of all or substantially all of the assets of the VUE Group in any one or more related transactions), the Company shall be obliged to use its reasonable endeavours to upstream (subject to any VUE Relevant
                  Restriction) by way of distributions/dividends or Intra Group
                  Loans an amount equal to such amount in order to make any such prepayment and cancellation of the Facility, provided that:

                  (A) to the extent that the Company cannot at any time, due to any VUE Relevant Restriction, so up-stream any such amount in full by way of distributions/dividends and so apply the relevant proceeds in full in prepayment and cancellation of the Facility, the Company shall further use its reasonable endeavours to up-stream an amount equivalent to the shortfall by way of Intra Group Loans; and

                  (B) to the extent that the Company cannot at any time, due to any VUE Relevant Restriction, apply the proceeds of any up-streaming by way of Intra Group Loan in full prepayment and cancellation of the Facility, the Company shall not be required so to apply such proceeds, but shall deposit such proceeds promptly upon receipt of the same in the Concentration Accounts.

         (ii) For the avoidance of doubt, if any amount is required to be applied in prepayment and cancellation of the Facility, in respect of any Asset Disposal or secondary Equity Issue by the Company of its interest in VUE or of all or substantially all of the assets of the VUE Group in any one or more related transactions, the Company shall be obliged to apply an amount equal to any such amount in prepayment and cancellation of the Facility notwithstanding any VUE Relevant Restriction binding upon the Company or any other member of the Group with regard to the upstreaming orpayment of any such amount (whether by way of dividend or Intra Group Loan) and otherwise in accordance with the terms of this Agreement.

(m)      (i)      The provisions of Clauses 7.4 (Mandatory prepayment from
                  Net Debt Issue Proceeds) to 7.10 (Mandatory prepayment - Maroc
                  Telecom), inclusive, shall apply and remain in force at all times throughout the term of this Agreement unless and until the Company obtains an Investment Grade Rating and for so long as the Company maintains an Investment Grade Rating. If an Investment Grade Rating Date occurs and until the occurrence of an Investment Downgrading Date, then the provisions of Clause 7.4 (Mandatory prepayment from Net Debt Issue Proceeds) to 7.10 (Mandatory prepayment - Maroc Telecom) shall cease to apply except with respect to any Net Proceeds received after the Investment Grade Rating Date in relation to any Disposal, Debt Issue, or Equity Issue made before the Investment Grade
                  Rating Date
                  or any Net Dividend Proceeds declared prior to the Investment
                  Grade Rating Date which shall be applied in accordance with the provisions of Clause 7.4 (Mandatory prepayment from Net
                  Debt Issue Proceeds) to 7.10 (Mandatory prepayment - Maroc
                  Telecom) inclusive, notwithstanding that the Company has an Investment Grade Rating.

         (ii) If the Company obtains an Investment Grade Rating but at any time thereafter an Investment Downgrading Date occurs, all the provisions of Clauses 7.4 (Mandatory prepayment from Net Debt Issue Proceeds) to 7.10 (Mandatory prepayment - Maroc Telecom), inclusive, shall be automatically reinstated and apply from the Investment Downgrading Date with respect to any Disposal, Debt Issue or Equity Issue made on or after the Investment Downgrading Date or any Net Dividend Proceeds declared on or after the Investment Downgrading Date, in each case, until the Company obtains an Investment Grade Rating in which case the provisions of sub-paragraph (i) above shall then apply.

8.       INTEREST PERIODS

8.1      GENERAL

(a)      Each Tranche A Loan has only one Interest Period.

(b)      Each Tranche B Loan will have successive Interest Periods.

8.2      DURATION

(a) Each Interest Period for a Tranche A Loan will commence on its Drawdown Date. Each Interest Period for a Tranche B Loan will commence on its Drawdown Date or the expiry of its preceding Interest Period.

(b) Subject to the following provisions of this Clause 8, each Interest Period will be one, two, three or six months selected by the Obligors' Agent or such shorter period as may be agreed with the Facility Agent.

(c) The Obligors' Agent shall select an Interest Period for a Tranche A Loan in the relevant Request. The Obligors' Agent shall select the Interest Period for a Tranche B Loan in the relevant Request, or, if the Tranche B Loan has been borrowed, in a notice received by the Facility Agent no later than 11.00 a.m. three Business Days before the commencement of that Interest Period.

(d) If the Obligors' Agent fails to select an Interest Period for a Tranche A Loan or a Tranche B Loan in accordance with paragraph (c) above, that Interest Period will, subject to the other provisions of this Clause 8, be three months.

(e) Notwithstanding paragraph (b) above, prior to the Syndication Date each Interest Period shall (subject to the following provisions of this Clause) be one week or such longer period as agreed by the Obligors' Agent and the Facility Agent (after consultation with the Lenders).

8.3      NON-BUSINESS DAYS

         If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4      CONSOLIDATION

         Notwithstanding Clause 8.2 (Duration), the first Interest Period for each Tranche B Loan shall end on the same day as the current Interest Period for any other Tranche B Loan denominated in the same currency as that Tranche B Loan. On the last day of those Interest Periods, those Tranche B Loans shall be treated as one Tranche B Loan.

8.5      NO OVERRUNNING OF THE FINAL MATURITY DATE

         If an Interest Period for a Loan would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

8.6      OTHER ADJUSTMENTS

         The Facility Agent (after consultation with the Lenders) and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

8.7      NOTIFICATION

         The Facility Agent shall notify the Lenders and the Obligors' Agent of the duration of each Interest Period promptly after ascertaining its duration.

8.8      EFFECTIVE GLOBAL RATE

         In order to comply with the provisions of Articles L313-1 and L313-2 of the French consumer Code (Code de la Consommation) the effective global rate (taux effectif global) calculated in accordance with the articles referred to above is as set out in a letter dated the date of this Agreement from the Facility Agent to the Obligor's Agent.

9.       INTEREST

9.1      INTEREST RATE

(a)      (i)      The rate of interest on each Loan for its Interest Period
                  is the rate per annum determined by the Facility Agent to be the aggregate of the applicable:

                  (A)      Applicable Margin; and

                  (B) EURIBOR in respect of a Loan denominated in Euro, or LIBOR in the case of a Loan in U.S. Dollars.

         (ii) In addition to interest under sub-paragraph (i), the Company shall also pay to the Facility Agent for each Lender, that Lender's Mandatory Cost (if any).

(b) Mandatory Costs due under paragraph (a)(ii) shall be notified by each Lender to the Obligors' Agent through the Facility Agent on an annual basis and, in relation to a Lender which ceases to be a Lender, on or before the date it ceases to be a Lender, and in each case shall be due within five Business Days of the relevant notification.

9.2      DUE DATES

         Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Company on the last day of each Interest Period for that Loan.

9.3      MARGIN ADJUSTMENT

(a) Subject to the following provisions of this Clause 9.3, the Applicable Margin, in respect of Tranche A and in respect of Tranche B is 2.75 per cent. per annum.

(b) The Applicable Margin (expressed as a percentage per annum) in respect of Tranche A Loans only will be adjusted from time to time in accordance with this Clause 9.3 and shall be equal to the percentage rate per annum specified in the table below set opposite the long term unsecured credit ratings assigned by both (but not one of) S&P and Moody's to the Company, as follows:

                  RATINGS S&P                    RATINGS MOODY'S                     TRANCHE A MARGIN
                                                                                         (% P.A.)
                  B+ or lower                      B 1 or lower                           2.75%
                      BB-                              Ba 3                               2.00%
                       BB                              Ba 2                               1.75%
                      BB+                              Ba 1                               1.50%
                      BBB-                            Baa 3                               1.25%
                 BBB or higher                   Baa 2 or higher                          1.00%

(c) If the long term unsecured credit rating assigned to the Company by one of Moody's or S&P is lower than the long term unsecured credit rating of the other so assigned, then the Applicable Margin will be determined on the basis of the lower rating.

(d) Notwithstanding any other provision in this Clause 9.3, no reduction to the Applicable Margin in respect of Tranche A shall be available before the date falling six months from the first Drawdown Date.

(e) Any adjustment to the Applicable Margin (whether upwards or downwards) in accordance with this Clause 9.3 will take effect immediately upon the later date of official confirmation by S&P and Moody's (in the case of a ratings upgrade) or the date of publication by S&P and Moody's (in the case of a ratings downgrade), in each case of any relevant change to the long term unsecured credit rating assigned by them to the Company.

(f) If at any time either Moody's or S&P (the WITHDRAWING RATING AGENCY) for any reason do not, or cease to, assign a long term unsecured credit rating (CREDIT RATING) to the Company by, the Company shall within 15 calendar days of the date on which the credit rating ceases to be assigned (the NON RATING DATE), appoint Fitch, or with the agreement of the Facility Agent acting on the instructions of the Majority Lenders, acting reasonably, another rating agency (each a REPLACEMENT RATING AGENCY). The Facility Agent shall, in consultation with the Company, select the applicable equivalent ratings grid of such replacement rating agency for the purposes of paragraph (b) above which shall, with the prior consent of the Majority Lenders, be binding on all Parties. The replacement rating agency shall assign a credit rating to the Company within 90 calendar days. If (i) the Company fails to appoint a replacement rating agency within 15 calendar days of the non rating date, or (ii) if appointed, the replacement rating agency fails to assign a credit rating to the Company within 90 calendar days of the non rating date, the Applicable Margin in respect of Tranche A shall be
         2.75 per cent. per annum. On and after the non rating date, the then Applicable Margin shall continue until the date of official confirmation by the replacement rating agency (in the case of a ratings upgrade) or the date of publication by the replacement rating agency (in the case of a ratings downgrade) (the ADJUSTMENT DATE). If the credit rating assigned to the Company by the replacement rating agency is lower than the last credit rating assigned by the withdrawing rating agency, the Company shall pay to the Facility Agent forthwith on demand the sum determined by the Facility Agent to be the difference between the then Applicable Margin for the period from the non rating date until the adjustment date and the Applicable Margin which would have applied had it been determined by reference to the credit rating assigned by the replacement rating agency for the same period. (g) Promptly upon becoming aware of the same, the Company shall notify the Facility Agent in writing if any change in the long term unsecured credit rating assigned to it by Moody's and/or S&P occurs or the circumstances contemplated in paragraphs (c), (e) or (f) arise.

9.4      DEFAULT INTEREST

(a) If an Obligor fails to pay any amount payable by it to a Finance Party under the Finance Documents, it shall, forthwith on demand by the Facility Agent, pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the DEFAULT RATE) determined by the Facility Agent to be two per cent. per annum above the higher of:

         (i) the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

         (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration (not exceeding three months) as the Facility Agent may determine (each a DESIGNATED INTEREST PERIOD).

(b) If the Facility Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the relevant interbank market, the default rate will be determined by reference to the cost of funds to the Facility Agent from whatever sources it may reasonably select.

(c) The default rate will be determined by the Facility Agent on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(d) Default interest will be compounded at the end of each Designated Interest Period.

(e) For the avoidance of doubt, default interest shall not be payable on any amount due under Clause 7 (Prepayment and Cancellation) for mandatory prepayments which are to be paid on the last day of the relevant Interest Period or any such amount, unless it is not prepaid on such date.

9.5      NOTIFICATION

         The Facility Agent shall promptly notify each other relevant Party of the determination of a rate of interest under this Agreement.

10.      CURRENCY OF LOANS

10.1     SELECTION

(a) The Obligors' Agent shall select the currency of a Loan in the relevant Request.

(b)      The currency of each Loan must be Euro or U.S. Dollars.

(c)      A Loan may not be denominated in more than one currency.

(d) The Facility Agent shall notify each Lender and the Obligors' Agent of the currency and the Original Euro Amount of each Loan to be denominated in U.S. Dollars, and the applicable Spot Rate of Exchange, promptly after they are ascertained.

(e) If before 10.30 a.m. (Paris time) on any Rate Fixing Date, the Facility Agent receives notice from a Lender that it is impracticable for that Lender (the AFFECTED LENDER) to fund its participation in the relevant Loan in U.S. Dollars during the Interest Period for that Loan in the ordinary course of business in the relevant interbank market and/or any such Loan might contravene any law or regulation that Loan will not be made in U.S. Dollars but the Affected Lender's participation in the Loan (or if more than one Lender is similarly affected, those Lenders participation in the Loan) shall be treated as a separate Loan denominated in Euros and the Facility Agent shall determine the relevant EURIBOR.

10.2     TRANCHE B LOAN - IN U.S. DOLLARS

(a) At the end of each Interest Period for a Tranche B Loan denominated in U.S. Dollars, the Facility Agent shall calculate the difference between the amount of the Tranche B Loan in U.S. Dollars for the current Interest Period and the amount of the Tranche B Loan in U.S. Dollars for the next Interest Period. For these purposes, the amount of the Tranche B Loan in U.S. Dollars for the next Interest Period will be determined by notionally converting into U.S. Dollars the Original Euro Amount of the Tranche B Loan on the basis of the Spot Rate of Exchange one Business Day before the Rate Fixing Day for that new Interest Period.

(b) At the end of the current Interest Period (but always subject to paragraph (c)) below if the amount of the Tranche B Loan in U.S. Dollars for the next Interest Period is less than for the preceding Interest Period, the Facility Agent shall promptly notify the Obligors' Agent and the Company shall repay the difference on the last day of the current Interest Period.

(c) If the Spot Rate of Exchange for the next Interest Period shows an appreciation or depreciation of U.S. Dollars against Euros of less than 5 per cent. when compared with the Original Exchange Rate, no amounts are payable in respect of the difference. In this Clause 10, ORIGINAL EXCHANGE RATE means the Spot Rate of Exchange used for determining the amount of a Tranche B Loan in U.S. Dollars for the Interest Period which is the later of the following:

         (i)      the first Interest Period of that Tranche B Loan; and

         (ii) the most recent Interest Period immediately prior to which a difference was required to be paid under this Clause 10.2.

10.3     PREPAYMENTS AND REPAYMENTS

         If a Tranche B Loan is to be prepaid by reference to an Original Euro Amount, the amount in U.S. Dollars to be repaid or prepaid shall be determined by reference to the Spot Rate of Exchange last used for determining the amount of that Loan in U.S. Dollars under this Clause 10 or, if applicable, the Original Exchange Rate.

10.4     NOTIFICATION

         The Facility Agent shall notify the Lenders and the Obligors' Agent of any amounts (and the applicable Spot Rate of Exchange) and whether any payment is required to be made under this Clause 10 promptly after they are ascertained.

11.      PAYMENTS

11.1     PLACE

         Unless a Finance Document expressly specifies that payments are to be made under it in another manner, all payments by an Obligor or a Lender under the Finance Documents shall be made to the Facility Agent to its account at such office or bank:

         (a)      in the case of U.S. Dollars, New York; or

         (b) in the case of Euro, in the principal financial centre of a Participating Member State or London,

         as it may notify to the Obligors' Agent or Lender for this purpose by not less than five Business Days' prior notice. Notwithstanding the above, all payments by the Company or the Obligors' Agent to the Lenders under Clauses 23.1 (Arrangement fees) and Clause 24 (Expenses) shall be made direct to the Facility Agent (for distribution to the Mandated Lead Arrangers).

11.2     FUNDS

         Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

11.3     DISTRIBUTION

(a) Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to paragraphs (b), (c) and (d) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

11.4     CURRENCY

(a) A repayment or prepayment of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c) Amounts payable in respect of costs, expenses and Taxes and the like are payable in the currency in which they are incurred.

(d) Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Euro.

11.5     SET-OFF AND COUNTERCLAIM

         All payments made by an Obligor to a Finance Party under the Finance Documents shall be made without set-off or counterclaim.

11.6     NON-BUSINESS DAYS

(a) Save as otherwise provided by this Agreement, if a payment to a Finance Party under the Finance Documents is due on a day which is not a Business Day or a Target Day, the due date for that payment shall instead be the next Business Day or Target Day in the same calendar month (if there is one) or the preceding Business Day or Target Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

11.7     PARTIAL PAYMENTS

(a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors to the Finance Parties under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

         (i) FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of each Agent under the Finance Documents;

         (ii) SECONDLY, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

         (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

         (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Facility Agent shall, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

12.      TAXES

12.1     TAXES

(a) All payments by each Obligor under the Finance Documents shall be made free and clear of and without any deduction for or on account of any Taxes, except to the extent that an Obligor is required by law to make payment subject to any Taxes. Subject to paragraphs (b) and (c) below, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Lender, under the Finance Documents, the Obligor concerned shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to any deduction for or on account of any Taxes.

(b) If an Obligor is, or becomes obliged, to make any deductions from any amounts paid or payable by that Obligor to a Finance Party and is prevented by applicable law from paying the additional amounts referred to in paragraph (a) above:

         (i) the Finance Party (if a Lender) may, by notice to the Obligors' Agent through the Facility Agent, require the relevant Obligor to prepay all or part of its participation in the Loan; and

         (ii) the relevant Obligor shall prepay the participation of that Lender in the Loans made to it on the date falling 20 calendar days after the date of the notice,

         provided that notwithstanding such prepayment the Obligor concerned shall be obliged to pay the additional amounts to that Lender which it is prevented from paying as soon as it may legally do so and such obligation shall survive any cancellation or termination of this Agreement.

(c) No Obligor is obliged to pay any additional amounts for the account of a Finance Party pursuant to paragraph (a) above in respect of any deduction to the extent that the obligation to pay such additional amounts would not have arisen but for the gross negligence or wilful misconduct of such Finance Party or the failure by such Finance Party to provide (within a reasonable period after being requested to do so by the Obligors' Agent or the Facility Agent) any reasonably required form, certificate or other documentation (1) the provision of which would have relieved the relevant Obligor from the relevant withholding obligation or would have reduced the amount of the relevant withholding obligation (but only to the extent of such reduction) and (2) which it is within the power of such Finance Party to provide.

(d)      Each Obligor shall:

         (i) pay when due all Taxes required by law to be deducted or withheld by it from any amounts paid or payable to the Finance Parties under the Finance Documents;

         (ii) within 30 calendar days of the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority; and

         (iii) except as provided in paragraph (e) below, on demand (which demand shall be accompanied by a certificate from the Finance Party setting out, in reasonable detail, calculations relating to the amount claimed) indemnify each Finance Party against any loss or liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party solely or on account of Tax in relation to a payment received or receivable (or any payment deemed to be receivable) under a Finance Document.

(e)      Paragraph (d)(iii) above does not apply to:

         (i) any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

            (A) that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

            (B) that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

            if that Tax is imposed on or calculated by reference to the net income received or receivable or any branch profits Taxes imposed on that Finance Party (but not any sum deemed to be received or receivable); or

      (ii) any loss or liability for which such Finance Party is compensated by the payment of additional amounts under paragraph (a) above or would have been compensated but for one of the exceptions referred to in paragraph (c).

12.2  TAX CREDIT

      If, following the payment by an Obligor of any additional amounts under Clause 12.1 above, the Facility Agent or any Lender shall solely determine that it has received or been granted a credit against or remission for any Taxes payable by it allocable by the Facility Agent or such Lender to the relevant deduction or withholding (a TAX CREDIT) and that Lender has retained (including through any applicable Tax Credit) and fully utilised on an affiliated group basis such credit, the Facility Agent or such Lender shall reimburse the Obligor concerned with such amount as the Facility Agent or such Lender shall in its discretion (acting in good faith) certify to be the proportion of such Tax Credit (if any) as will leave the Facility Agent or such Lender (after such reimbursement) in no worse position than it would have been in had the relevant deduction or withholding not been made. Such reimbursement shall be made as soon as reasonably practicable after the Facility Agent or such Lender (as the case may be) shall have made any such determination. Each Lender shall use its reasonable endeavours to determine whether it is entitled to receive a Tax Credit and, if it determines that it is, to obtain the same, unless to do so or attempt to do so might, in the sole opinion of the Lender, be in any way prejudicial to the Lender (provided that where a Lender claims a Tax Credit pursuant to this Clause 12.2, the extent, order and manner in which it does so shall be in the absolute discretion of the Lender (acting in good faith)).

12.3  MITIGATION

      If circumstances arise in which an Obligor would be required to pay any additional amount to any Lender or any appropriate authority for the account of any Lender pursuant to this Clause 12 then, without in any way limiting, reducing or otherwise qualifying that Obligor's obligations under Clause 12, the relevant Lender shall for a period not exceeding 30 calendar days use it reasonable efforts to change its Facility Office or transfer of its rights and obligations under this Agreement to another institution if to do so would (in the opinion of the Lender) remove such circumstances or eliminate or reduce the additional amounts payable by the Obligor, unless to do so might (in the sole opinion of that Lender) result in the Lender incurring costs or expense that would not be reimbursed or which might otherwise be prejudicial to that Lender. Each Obligor must indemnify each Lender for all costs and expenses reasonably incurred by that Lender as a result of any step taken by it under this Clause 12.3 (Mitigation).

12.4  OTHER

(a)   Nothing in Clause 12 shall:

      (i) require the Facility Agent or any Lender to disclose to any Obligor or any other Party any details of its tax affairs or computations;

      (ii) interfere with the right of the Facility Agent or any Lender to arrange its tax affairs in whatever manner it thinks fit; and

      (iii) require the Facility Agent or any Lender to claim relief in respect of any payment under Clause 12.2 in priority to any other reliefs, claims or credits available to it.

(b) Notwithstanding any provision to the contrary in the Finance Documents, a Finance Party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and the transactions contemplated by it and all material of any kind (including opinions of other tax analyses) that are provided to any Finance Party relating to any such tax treatment or tax structure other than any information for which non-disclosure is reasonably necessary in order to apply with applicable securities law.

13.   MARKET DISRUPTION

13.1  ABSENCE OF QUOTATIONS

      If EURIBOR or LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. (London time in the case of LIBOR) on the relevant Rate Fixing Day, the applicable EURIBOR or LIBOR shall, subject to Clause 13.2, be determined on the basis of the quotations of the remaining Reference Banks.

13.2  MARKET DISRUPTION

      If:

      (a) EURIBOR or LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. (London time in the case of LIBOR) on the relevant Rate Fixing Day or the Facility Agent otherwise determines (acting reasonably) that adequate and fair means do not exist for ascertaining EURIBOR or LIBOR; or

      (b) the Facility Agent receives notification from Lenders whose participations in a Loan exceed 30 per cent. of that Loan that, in their opinion:

            (i) matching deposits may not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

            (ii) the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of EURIBOR or LIBOR, as appropriate, for the relevant Interest Period,

            the Facility Agent shall promptly notify the Obligors' Agent and the Lenders of the fact and that this Clause 13 is in operation.

13.3  SUBSTITUTE BASIS

      If a notification under Clause 13.2 (Market disruption) applies:

      (a)   (i)   in the case of a Loan which has not been made, the relevant
                  Loan shall not be made; and

            (ii) in the case of a Tranche B Loan which has been made, the Loan shall continue but it shall have an Interest Period of one month and the interest payable on that Loan shall be determined in accordance with this Clause;

      (b) within five Business Days of receipt of the notification under Clause 13.2 (Market disruption), the Company and the Facility Agent shall enter into negotiations for a period of not more than 30 calendar days with a view to agreeing to a substitute basis for determining the rate of interest and/or funding applicable to that Loan and (to the extent required) any future Loan;

      (c) any substitute basis agreed under paragraph (b) above shall be, with the prior consent of all the Lenders, binding on all the Parties;

      (d) if no alternative basis is agreed each Lender shall (through the Agent) certify on or before 10.00 a.m. on the second Business Day before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in that Loan;

      (e) any alternative basis under paragraph (b) or (d) above may include an alternative method of fixing the interest rate, alternative Interest Periods or optional currencies but it must reflect the cost to each Lender of funding its participation in the Loan from whatever sources it may select in order to provide the Company with funds on as economic a basis as is practicable (having regard to the sources then known to the Lender) plus the Applicable Margin plus any applicable Mandatory Cost;

      (f) each alternative basis so certified shall be binding on the Obligors and each certifying Lender and treated as part of this Agreement; and

      (g) the Agent and the Company shall consult in good faith following any significant change in market conditions with a view to returning to the normal provisions of this Agreement.

14.   INCREASED COSTS

14.1  INCREASED COSTS

(a) Subject to Clause 14.2, each Obligor shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

      (i) the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

      (ii) compliance with any regulation made after the date of this Agreement,

      including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

(b)   In this Agreement INCREASED COST means:

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      (i)   an additional cost incurred by a Finance Party or its Holding
            Company as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

      (ii) that portion of an additional cost incurred by a Finance Party or its Holding Company in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party's participations in the Loans made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

      (iii) a reduction in any amount payable to a Finance Party or the effective return to a Finance Party or its Holding Company under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

      (iv) the amount of any payment made by a Finance Party or its Holding Company, or the amount of any interest or other return foregone by a Finance Party or its Holding Company, calculated by reference to any amount received or receivable by that Finance Party or its Holding Company from any other Party under this Agreement.

(c) A Finance Party intending to make a claim under this Clause 14.1 shall notify the Obligors' Agent through the Facility Agent of the event by reason of which it is entitled to do so, setting out in reasonable detail calculations evidencing the relevant increased costs, provided that nothing herein shall require such Finance Party to disclose any confidential information relating to the organisation of its affairs.

14.2  EXCEPTIONS

      Clause 14.1 does not apply to any increased cost:

      (a)   compensated for by the payment of the Mandatory Cost;

      (b) compensated for by the operation of Clause 12 (Taxes) (or which would have been compensated but for an exception to that Clause);

      (c) attributable to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Lender (or the overall net income of a division or branch of the Lender) imposed in the jurisdiction in which its principal office or Facility Office is situated; or

      (d) arising from a Finance Party or its Holding Company having failed to comply with any applicable law or regulation, provided that this exception shall not apply to the extent that such law or regulation is applied retrospectively.

15.   ILLEGALITY

      If it is or becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

      (a) that Lender may notify the Obligors' Agent through the Facility Agent accordingly; and

      (b)   (i)   the Company shall prepay the participations of that Lender in all the Loans made to it on the earlier of (A) the last day of the Interest Period during which the Obligors' Agent receives the Lender's notification and (B) the date


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                  specified in the Lender's notice (being the latest date
                  allowed by the relevant law); and

            (ii) the Commitment of that Lender shall be cancelled on the date of the Lender's notice.

16.   GUARANTEE

16.1  GUARANTEE

      Each Guarantor irrevocably, unconditionally, jointly and severally and notwithstanding the release of any other Obligor or any person under the terms of any composition or arrangement with any creditors of any member of the Group:

      (a) as principal obligor (and not merely as surety) guarantees to each Finance Party prompt performance by the Company of all its obligations under the Finance Documents and the payment when due of all sums from time to time payable by each Obligor under the Finance Documents;

      (b) undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the Company were expressed to be the principal obligor; and

      (c) indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

16.2  CONTINUING GUARANTEE

      This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3  REINSTATEMENT

(a) Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 16 shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4  WAIVER OF DEFENCES

      The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

      (a) any time or waiver granted to, or composition with, any Obligor or other person;

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      (b)   the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditors of any member of the Group;

      (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

      (d) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

      (e) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 16 shall include each variation or replacement;

      (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor's obligations under this Clause 16 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

      (g) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Clause 16 be construed as if there were no such circumstance.

16.5  IMMEDIATE RECOURSE

      Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16.

16.6  APPROPRIATIONS

      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

      (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

      (b) hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 16, without liability to pay interest on those moneys.

16.7  NON-COMPETITION

      Until all amounts which may be or become payable by the Obligors to a Finance Party under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor


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      shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 16:

      (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 16;

      (b) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

      (c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor,

      unless the Facility Agent otherwise directs. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 16.7.

16.8  ADDITIONAL SECURITY

      This guarantee is in addition to and is not in any way prejudiced by any other security or guarantee now or subsequently held by any Finance Party.

16.9  LIMITATIONS

(a) The obligations of any Guarantor which is incorporated under the laws of the Republic of France under this Clause 16 (Guarantee) shall not include any obligation which if incurred would constitute either a misuse of corporate assets as defined under article L.242-6 of the French Commercial Code in the opinion of the board of directors or similar corporate governance body of any such Guarantor (acting on legal advice) and shall be limited, at any time, to the greater of:

      (i) the aggregate outstanding amount of all Intra Group Loans, made directly or indirectly, to such Guarantor from the Company or any other Obligor (less the net amount of Intra Group Loans made by such Guarantor to Canal Satellite or any other Subsidiary of the Guarantor notified to the Facility Agent in writing which is less than 90 per cent. owned by that Guarantor or another member of the Group);

      (ii) the aggregate outstanding amount of all Intra Group Loans made by such Guarantor (less the any amount representing cash lent to such Guarantor by Canal Satellite or any other Subsidiary of the Guarantor notified to the Facility Agent in writing which is less than 90 per cent. owned by that Guarantor or another member of the Group); and

      (iii) the aggregate amount of all cash balances standing to the credit of each of such Guarantor's Cash Pooling Accounts (less the net amount of Intra Group Loans made to such Guarantor by Canal Satellite or any other Subsidiary of the Guarantor notified to the Facility Agent in writing which is less than 90 per cent. owned by that Guarantor or another member of the Group), provided that the obligations of such Guarantor as determined in accordance with paragraph (a) above shall be reduced by:

            (A) an amount equal to any payment made by such Guarantor to the Finance Parties as debiteur delegue or debiteur cede, as the case may be, under a


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                  French Intra Group Loan Security of an Intra Group Loan
                  referred to in paragraph (i) above;

            (B) an amount equal to any payment made by such Guarantor as delegant to the Finance Parties under a French Intra Group Loan Security of an Intra Group Loan referred to in paragraph
                  (ii) above; and

            (C) an amount equal to any payment made by such Guarantor to the Finance Parties under the Cash Pooling Hub Security granted by such Guarantor.

            Where any such prohibition as is referred to in paragraph (a) above exists, each Obligor shall use its reasonable endeavours to procure that the prohibition is lawfully overcome and the Facility Agent may agree in the Guarantor Accession Agreement a limitation on the liability of the Additional Guarantor hereunder in order to avoid the prohibition. Should it be impossible to lawfully avoid or overcome such prohibition, that part of such Obligor's obligations under this Clause 16 (Guarantee) as contravenes such prohibition (and only such part of such Obligor's obligations) shall be deemed null and void.

(b) Each Guarantor which is incorporated in the United States of America (a U.S. GUARANTOR):

      (i) represents, warrants and agrees that (1) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Loans and (2) these benefits will constitute REASONABLY EQUIVALENT VALUE and FAIR CONSIDERATION as those terms are used in the fraudulent transfer laws; and

      (ii) acknowledges and agrees that each of the Finance Parties has acted in good faith in connection with the guarantee granted under this Clause 16 and the transactions contemplated by this Agreement.

(c) This Clause 16 shall be enforceable against each U.S. Guarantor to the maximum extent permitted by the fraudulent transfer laws.

(d) Each Guarantor's liability under this Clause 16 shall be limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause 16 is subject to avoidance and turnover under the fraudulent transfer laws.

(e) For purposes of this Clause 16, FRAUDULENT TRANSFER LAWS mean applicable United States of America bankruptcy and United States state fraudulent transfer and conveyance statutes and the related case law.

(f) The provisions of this Clause 16 shall apply and remain in force at all times throughout the term of this Agreement (notwithstanding for the avoidance of doubt the occurrence of a Security Release Condition Date).

17.   RELEASE OF SECURITY AND ADDITIONAL GUARANTORS

17.1  RELEASE OF SECURITY AND GUARANTEES

(a) Subject to the provisions of this Clause and the Security Documents, no Security Interest created by the Security Documents shall be released until the Facility Discharge Date has occurred (and all such Security Interests in respect of the secured obligations under this Facility shall be released as soon as practicable after the Facility Discharge Date has occurred).

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(b)   Subject to Clause 17.1(d):

      (i) in connection with, and simultaneous to, the closing of any secondary Equity Issue, sale or other disposal to a person or persons outside the Group (and which person or persons will not become a member of the Group on or by reason of such disposal) of all of the shares in the share capital of any Guarantor (or of all the shares in any other member of the Group such that any Guarantor ceases as a result thereof to be a member of the Group);

      (ii) in connection with, and simultaneous to, the closing of any sale or disposal by any Guarantor of substantially all of its business and assets; or

      (iii) in such other circumstances (if any) as the Security Agent (acting on the instructions of the Super Majority Lenders may from time to time agree in writing,

      such Guarantor shall be released from all past, present and future liabilities (both actual and contingent and including, without limitation, any liability to any other Guarantor by way of contribution) hereunder and under the Security Documents to which it is a party (other than, in the case of the Company, liabilities which it has in its capacity as the Company), and the security provided over its assets under such Security Documents shall be released.

(c) Subject to Clause 17.1(d), in connection with, and simultaneous to, the closing of any secondary Equity Issue, sale or other disposal to (i) a person or persons outside the Group (and which person or persons will not become a member of the Group on or by reason of such disposal) or (ii) to a person within the Group where such disposal is otherwise permitted by this Agreement and the Security Documents to the extent that such release could not reasonably be expected to have a Material Adverse Effect or to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents or to the extent that similar security and guarantees are granted to the Lenders of any assets owned by an Obligor over which security has been created by the Security Documents to which that Obligor is party, those assets shall be released from such security.

(d) The release of the guarantees and security referred to in Clause 17.1(b) and (c) shall only occur (save to the extent otherwise agreed by the Security Agent acting on the instructions of the Super Majority Lenders) if:

      (i) either (1) such disposal by any member of the Group or Guarantor is permitted by Clause 19.14 and other provisions of this Agreement and will not result in any breach of any of the terms of this Agreement, or (2) such disposal is being effected at the request of the Security Agent in circumstances where any of the security created by the Security Documents has become enforceable, or (3) such disposal is being effected by enforcement of the Security Documents;

      (ii) if relevant, an amount equal to any Net Proceeds arising out of such disposal which are required to be prepaid pursuant to Clause 7 (Prepayment and Cancellation) (or an amount corresponding thereto) is credited to the Receipt Account in accordance with Clause 7 (Prepayment and Cancellation) at the time of completion of that sale or disposal; and

      (iii) any assets to be transferred to other members of the Group before completion of such disposal shall have been so transferred and (if so required by the Facility Agent) security over such assets shall have been granted to the Security Agent to the reasonable satisfaction of the Facility Agent (acting on the instructions of the Super Majority Lenders).

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(e)   As soon as reasonably practical after receipt by the Security Agent from the Company of notice of a proposed secondary Equity Issue sale or other disposal as described in paragraph (i) of Clause 17.1(b) or in Clause 17.1(c) of assets over which security has been created by the Security Documents, the Security Agent shall either deliver a confirmation in writing to the Obligors' Agent that the conditions set out in paragraphs
      (i)(1) and (iii) of Clause 17.1(d) have been met (for the purposes of this Clause 17.1(e), the RELEASE CONFIRMATION) or shall (acting in good faith), provided that no Default has occurred notify the Obligors' Agent of its reasons for considering that such conditions have not been met and shall discuss such reasons with the Obligors' Agent in good faith. If the Release Confirmation is given and so long as no Default has occurred, the Security Agent shall execute all documents and take all steps (to the extent such steps are within its control) which are necessary to ensure the release of all security to which such Release Confirmation relates at the time of completion of such sale or other disposal (or in the case of any sale of shares in Vivendi Universal Games, Inc. prior to the filing with the Securities and Exchange Commission of a report in Form S-1 in relation to the proposed share sale), such that, on such completion or prior to such filing, the relevant assets will be free from any Security Interest.

(f) Any security over any of the receivables assigned pursuant to, subject to and in accordance with the VUE Assignment Agreement and any of the assets identified in paragraph (d) of the definition of Relevant Intra Group Disposal shall be released automatically upon the assignment or disposal of such receivable or asset.

(g) If any person which is a member of the Group shall cease to be such a member in consequence of the enforcement of any of the Security Documents or in consequence of a disposal of the shares therein or in any Holding Company of it effected at the request of the Facility Agent and the Lenders in circumstances where any of the security created by the Security Documents has become enforceable, any claim which any Obligor may have against such person or any of its Subsidiaries or which that person or any of its Subsidiaries may have against any Obligor in or arising out of this Agreement or any of the Security Documents (including, without limitation, any claim by way of subrogation to the rights of the Agents and the Lenders under the Finance Documents and any claim by way of contribution or indemnity) shall be released automatically and immediately upon such person ceasing to be a member of the Group.

(h) Any Security Interest created over the shares of any Excluded Music Group Entity and any guarantee granted by any Excluded Music Group Entity pursuant to the Finance Documents shall, provided no Default has occurred and is continuing, be released immediately prior to and for the purposes of the implementation of the Music Group Reorganisation (i) in the case of any such Security Interest over shares so that no Excluded Music Group Entity which becomes a Foreign Subsidiary shall have more than 66 per cent. of its shares subject to any such Security Interest (ii) in the case of any guarantee granted by any Excluded Music Group Entity to the extent reasonably required to avoid deemed dividends under U.S. tax legislation relating to Foreign Subsidiaries or (iii) in the case of any such Security Interest or guarantee granted by any Excluded Music Group Entity which is held (directly or indirectly) by Universal Studio Holding I Corp., so that no such Excluded Music Group Entity shall have any of its shares subject to any Security Interest or shall grant any guarantee.

(i) No release, or agreement to release, given by any of the Finance Parties shall constitute any form of waiver or modification of any Finance Party's rights in relation to any Default.

17.2  COSTS

      All costs and expenses of the Finance Parties in connection with any release of Security Interest created by the Security Documents shall be borne by the Obligors.

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17.3  ADDITIONAL GUARANTORS

(a)   (i)   Subject to paragraph (b) below, the Obligors shall procure that any
            Cash Pooling Hub (except any Cash Pooling Hub which is a Foreign
            Subsidiary) which is not a Guarantor or a Cash Pooling Hub at the date of this Agreement becomes an Additional Guarantor within 14 calendar days of its being designated a Cash Pooling Hub by the Company and the Facility Agent by delivering to the Facility Agent a Guarantor Accession Agreement, duly executed by that Cash Pooling
            Hub. For the avoidance of doubt, no member of the VUE Group or VUE
            Borrower Co. shall be required to become an Additional Guarantor until the later of the VUE Date and such time as any restriction or prohibition on the granting of such guarantees ceases to apply under the terms of the VUE Partnership Agreement, the VUE Transaction
            Agreement or the Matsushita Shareholder Agreements.

      (ii) Upon execution and delivery of a Guarantor Accession Agreement, the relevant party will become an Additional Guarantor.

      (iii) The Obligors shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Facility Agent, there is also delivered to the Facility Agent all those other documents listed in Part 2 of Schedule 2, in each case in form and substance satisfactory to the Facility Agent.

(b) The Parent shall procure that VUP accedes to this Agreement as an Additional Guarantor as soon as reasonably practicable and in any event with 45 calendar days of the date of the Agreement and contemporaneously with such accession, executes and delivers to the Security Agent an account pledge or pledges in the agreed form over each of its Cash Pooling Accounts.

(c) If the Obligors' Agent demonstrates to the satisfaction of the Facility Agent (acting on the instructions of the Majority Lenders) that it is illegal for a prospective Additional Guarantor to comply with its obligations under paragraph (a) above or Clause 16 or that to do so would be a fiduciary breach of duty by the directors of the prospective Additional Guarantor, the Facility Agent (acting on the instructions of the Majority Lenders) will agree in the Guarantor Accession Agreement to limit the obligation of the prospective Additional Guarantor to the extent necessary for the guarantee to be lawfully given by the prospective Additional Guarantor. The Obligors will use their reasonable endeavours to lawfully remove or overcome any such prohibition or restriction, provided that an Obligor shall only be obliged to so comply within 14 calendar days after it becomes legal to do so.

(d) The execution of a Guarantor Accession Agreement constitutes confirmation by the prospective Additional Guarantor that the representations and warranties set out in Clause 18 (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

18.   REPRESENTATIONS AND WARRANTIES

18.1  REPRESENTATIONS AND WARRANTIES

      The Company and each Obligor makes the representations and warranties as set out in this Clause 18 to each Finance Party in respect of itself and the Group (other than prior to the Maroc Telecom Date, any member of the Maroc Telecom Group) and in respect of Clause 18.21 (Ownership), VE and Maroc Telecom.

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18.2  STATUS

(a) It is and each of its Material Subsidiaries is a joint-stock company or limited liability company a limited liability limited partnership, limited partnership or corporation, duly incorporated or organised, validly existing and (in the case of the U.S. Subsidiaries) in good standing under the laws of the jurisdiction of its incorporation; and

(b) it is and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.3  POWERS AND AUTHORITY

      It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4  LEGAL VALIDITY

      Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms and would be so treated in the courts of the jurisdiction of its incorporation or organisation and no limit of restriction on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by the Finance Documents to which it is a party.

18.5  AUTHORISATIONS

      All authorisations required:

      (a) in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated by the Finance Documents; and

      (b) from any third party or under any document or agreement which is binding on (i) any Obligor or any Material Subsidiary, or (ii) any other member of the Group save to the extent that failure to do so does not have or could not reasonably be expected to have a Material Adverse Effect for the transactions contemplated by the Finance Documents, in each case, have been obtained or effected and are in full force and effect.

18.6  PARI PASSU RANKING

      Its obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.7  IMMUNITY

(a) The execution by it of each Finance Document to which it is or will be a party constitutes, and its exercise of its rights and performance of its obligations under each Finance Document to which it is or will be a party will constitute, private and commercial acts done and performed for private and commercial purposes; and

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(b)   it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the jurisdiction of its incorporation in relation to any Finance Document.

18.8  NON-CONFLICT

      The entry into and performance by it of, and the transactions contemplated by, each of the Finance Documents do not and will not conflict with:

      (a) any law or regulation or judicial or official order binding on it or any member of the Group in any material respect; or

      (b) its constitutional documents or the constitutional documents of any member of the Group (in any material respect in the case of members of the Group which are not Obligors or Material Subsidiaries); or

      (c) any document or agreement which is binding upon (i) it or any Material Subsidiary or any of their respective assets in any material respect or (ii) any other member of the Group or any of their assets to an extent or in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.

18.9  NO DEFAULT

(a) No Event of Default is outstanding or will result from the making of any Loan; and

(b) no other event is outstanding which constitutes a default or with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition, would constitute a default (howsoever described) under any document or agreement (including, without limitation, any Existing Facilities) which is binding on it or any of its assets of any member of the Group (other than an Obligor) to an extent or in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.

18.10 LITIGATION AND SOLVENCY

(a) No litigation, arbitration or administrative or regulatory proceedings are current or, to its knowledge, pending or threatened, which if reasonably likely to be adversely determined, could reasonably be expected to have, a Material Adverse Effect.

(b) No labour disputes are current or, to its knowledge, threatened which have or could reasonably be expected to have, a Material Adverse Effect.

(c) No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution (other than a solvent winding up or dissolution) of, or in respect of any insolvency proceeding of any nature relating to any Obligor or any Material Subsidiary.

(d) It has not defaulted on any of its payment obligations and (taking into account the amounts available to the Obligors under the Existing Facilities and this Agreement) and in the case of VUE, amounts available or reasonably expected to be available to VUE (i) under the VUE Bridge Extension and any VUE Bridge Refinancing and (ii) from the Non-VUE Group pursuant to VUE Loans permitted by this Agreement) the Obligors and all other Material Subsidiaries are in a position to meet their respective scheduled payments as they fall due.

(e) In relation to each Obligor and its Subsidiaries incorporated or organised in the United States of America (on a consolidated basis):

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      (i)   the aggregate amount of its debts (including its obligations (if any) under the Finance Documents) is less than the aggregate value (being the lesser of fair present valuation and present fair saleable value) of its assets (which for, avoidance of doubt, include, without limitation, all rights of indemnification, contribution and subrogation);

      (ii) its capital is not unreasonably small to carry on its business as it is being conducted;

      (iii) it has not incurred and will not incur debts beyond its ability to pay as they mature; and

      (iv) it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

      Terms used in this paragraph (e) have the meanings given to them in the United States Bankruptcy Code of 1978, as amended, and applicable fraudulent conveyance laws in the United States of America.

18.11 GOVERNING LAW AND JURISDICTION

(a)   Its:

      (i) irrevocable submission under Clause 37 (Jurisdiction) to the jurisdiction of the courts of England and any New York State Court or any Federal Court sitting in New York City;

      (ii)  agreement that this Agreement is governed by English law; and

      (iii) agreement not to claim any immunity to which it may be entitled,

      are legal, valid and binding under the laws of the jurisdiction of its incorporation.

(b) Any judgment obtained in the courts of England or any New York State Court or any Federal Court sitting in New York City in legal proceedings based on or in connection with the Finance Documents will be recognised and enforced by the courts of the jurisdiction of incorporation of each Obligor without re-examination or re-litigation of the matter thereby adjudicated (subject to the provisions of Council Regulation No. 44/2001 of the Council of the European Union on jurisdiction and enforcement of judgments in civil and commercial matters, or other applicable law or convention on the recognition and enforcement of court judgments).

18.12 ACCOUNTS AND LIQUIDITY ANALYSIS

(a) The consolidated accounts of the Company most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Accounts):

      (i) have been prepared in accordance with accounting principles and practices generally accepted in France or the United States of America (as appropriate), consistently applied; and

      (ii) fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(b) There has been no change (other than any event or change that has occurred and been disclosed in the Original Liquidity Analysis) in the consolidated financial condition of the


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      Group since the date to which the Original Group Accounts were drawn up which has or could reasonably be expected to have a Material Adverse
      Effect.

(c) The accounts of the other Obligors most recently delivered to the Facility Agent are true and fairly represent their financial condition at the date given.

(d) The projections and forecasts contained in the Liquidity Analysis most recently delivered to the Facility Agent (which, at the date of this Agreement, is the Original Liquidity Analysis) were made in good faith and based on reasonable assumptions and such Liquidity Analysis does not as at its date omit any projections or forecasts which would make the projections and forecasts actually contained in, or used for the preparation of, that Liquidity Analysis misleading.

18.13 EXISTING INDEBTEDNESS

(a) Each of the Existing Facilities of the Company is available for drawing (and has not been cancelled) and the Company has no reason to believe that such facilities will not be available for drawing except to the extent prepaid and cancelled as contemplated by the provisions of Clause 7 (Prepayment and Cancellation).

(b) As at the date of this Agreement, no member of the Group has incurred any material Financial Indebtedness which is not identified in Schedule 12 (Existing Facilities) or material Contingent Financial Liabilities which is not identified in Schedule 17 (Existing Contingent Financial Liabilities), save for Intra Group Loans, Excluded Financial Indebtedness and currency and other swaps and other derivative and hedging arrangements, uncommitted facilities, overdrafts, daylight overdrafts, intra-day facilities and facilities used for technical purposes (i.e. credit card programmes) and save, in the case of each member of the Group which is not an Obligor or a Material Subsidiary, to the extent that their non-disclosure does not have, or could not reasonably be expected to have a Material Adverse Effect.

18.14 INFORMATION PACKAGE

(a) The factual information contained in the Information Package was accurate in all material respects as at its date;

(b) the Information Package did not omit as at its date any information which, if disclosed, could reasonably be expected to adversely affect the decision of a person considering whether to enter into this Agreement;

(c) nothing has occurred since the date of the Information Package (other than as disclosed in publicly available information or as otherwise disclosed by the Company to the Lenders in writing) which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, could reasonably be expected to adversely affect the decision of a Lender considering whether to enter into any Finance Document; and

(d) all expressions of opinion or intention given by the Company, and all financial projections and forecasts, in the Information Package were made in good faith and based on assumptions that were reasonable as at the date of the Information Package.

18.15 STRUCTURE CHART

      As at the date of this Agreement, the Structure Chart describes the corporate ownership structure of the Obligors and Material Subsidiaries and is true and correct in all material respects.

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18.16 INTELLECTUAL PROPERTY RIGHTS

(a) It and its Material Subsidiaries, in the case of the Games Group (as far as it is aware on due enquiry) and each other member of the Group (to the best of its knowledge) owns or has licensed to it all Intellectual Property Rights which are material in the context of its business or the business of each member of the Group and which are required by it or by such member of the Group in order to carry on their business and it does not nor does any member of the Group in carrying on its business infringe any Intellectual Property Rights of any third party save in the case of any member of the Group (or than an Obligor or Material Subsidiary) to the extent that failure to do so does not or could not be reasonably expected to have a Material Adverse Effect.

(b) It and its Material Subsidiaries and (to the best of its knowledge) each other member of the Group has paid all fees required to maintain in full force and effect any registered Intellectual Property Rights owned by it which are material in the context of its business or the business of such member of the Group which are required by it or by such member of the Group in order for it to carry on its business as it is currently being conducted save in the case of any member of the Group (or than an Obligor or Material Subsidiary) to the extent that failure to do so does not or could not be reasonably expected to have a Material Adverse Effect.

18.17 OWNERSHIP OF ASSETS

      It and each of member of the Group has good title to, or valid leases or licences of, or is otherwise entitled to use all material assets necessary to conduct its business substantially as it is conducted at the date of this Agreement or reflected in the latest accounts of the Group free from all Security Interests, third party rights, options (other than the VE Call Option Arrangements), claims and competing interests whatsoever save as expressly permitted or created under this Agreement and the other Finance Documents and save, in the case of each member of the Group (other than an Obligor and each Material Subsidiary) to the extent that failure to do so does not have or could not reasonably be expected to have a Material Adverse Effect.

18.18 SECURITY INTERESTS

(a) No Security Interests exist (except as permitted by Clause 19.12 (Negative pledge)) on or over the assets of any Obligor or Material Subsidiary and the execution of this Agreement does not require any member of the Group to create any Security Interest over any of its accounts or assets, except pursuant to the Security Documents.

(b) It and each member of the Group is the legal and beneficial owner of the property (if any) which it purports to charge pursuant to any of the Security Documents. The property charged pursuant to any Security Documents are not subject to any other Security Interests, third party rights, options other than the VE Call Option Arrangements, claim or similar rights or the Security Interests granted in favour of the Existing Lenders. The shares charged pursuant to any Security Document are all fully paid up.

(c) The security constituted by the Security Documents constitutes (and will at all times continue to constitute unless released pursuant to Clause 17 of this Agreement and under the Security Documents) first ranking security in respect of obligations owed to the Finance Parties and the Existing Lenders under the Finance Documents in priority and payment over the assets secured or purported to be secured under the Security Documents.

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18.19 TAX LIABILITIES

(a) No claims are being or are reasonably likely to be asserted against any Obligor or any member of the Group with respect to any Taxes or payment of any Tax which if reasonably likely to be adversely determined, have, or could reasonably be expected to have, a Material Adverse Effect.

(b) No Obligor or any member of the Group is overdue in the filing of any tax returns, except to the extent that being so overdue does not have, or could not reasonably be expected to have, a Material Adverse Effect.

18.20 ENVIRONMENTAL MATTERS

(a) Each Obligor and each other member of the Group (A) have obtained all environmental permits, licences, authorisations, consents and other approvals required for the carrying on of its business in all material respects as currently conducted and (B) at all times have otherwise complied with all applicable Environmental Laws, except where failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect.

(b) So far as it is aware there is no current, pending or threatened legal proceedings under or pursuant to any Environmental Law against any member of the Group which has or, if adversely determined, could reasonably be expected to have, a Material Adverse Effect.

18.21 OWNERSHIP

(a) The Company owns directly or indirectly no less than 20.4 per cent. of the VE Shares (less any VE Shares disposed of pursuant to the VE Shares Disposal) free of any Security Interest (other than a Security Interest created under a Security Document), option (other than the VE Call Option Arrangements) or third party claim.

(b) The Company owns directly or indirectly no less than 70 per cent. of the share capital of Cegetel free of any Security Interest (other than a Security Interest created under a Security Document or under the Non-Recourse Financing at the date of this Agreement), option or third party claim (save as provided for under any shareholders agreement in force at the date of this Agreement).

(c) The Company owns directly or indirectly 35 per cent. of the share capital of Maroc Telecom free of any Security Interest, option or third party claim (except as disclosed in writing to the Facility Agent on or before the date of this Agreement or save as provided for under any shareholders agreement in force at the date of this Agreement).

(d) No member of the Maroc Telecom Group, the Cegetel Group is a party to the Cash Management and IGL Arrangements or is party to an Intra Group Loan (except for any such loan listed in Part 2 of Schedule 15) or to the extent otherwise permitted under this Agreement.

(e)   (i)   As far as the Company is aware, the list of Existing Cegetel
            Contingent Financial Liabilities in Part 1 of Schedule 10 sets out all material Contingent Financial Liabilities of each member of the Cegetel Group at the date of this Agreement.

      (ii) As far as the Company is aware, the list of Existing Cegetel Financial Indebtedness in Part 2 of Schedule 10 sets out all material Financial Indebtedness of the Cegetel Group at the date of this Agreement.

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      (iii) As far as the Company is aware, the list of Existing Cegetel
            Security in Part 3 of Schedule 10 sets out all material Security Interests of the Cegetel Group at the date of this Agreement.

18.22 INTRA GROUP LOAN/IGL ARRANGEMENTS/BANK ACCOUNTS

(a) The list of bank, deposit and investment accounts set out in the exhibit provided to the Facility Agent on the date of this Agreement is complete and correct in all material respects.

(b) The list of the Cash Pooling Accounts set out in Schedule 16 (as updated pursuant to Clause 19.6(g)) is complete and correct in all material respects.

(c) The list of (i) Intra Group Loans made to or by each Obligor, and (ii) VUE Loans set out in Schedule 15 (as updated pursuant to Clause 19.6(g)) is complete and correct in all material respects as of their respective dates.

(d) The aggregate principal amount of the Intra Group Loans identified in Parts 4 or 5 of Schedule 15 (Existing Intra Group Loans) account for 85 per cent. of the aggregate principal amount of all Intra Group Loans between Obligors and members of the Group as at the date of this Agreement or when updated pursuant to Clause 19.6(g) as applicable.

18.23 OBLIGORS

      None of Vivendi Universal Holdings IV Corp., VUHIC or VCNA:

      (a) trades or has any material liabilities or commitments (actual or contingent, present or future);

      (b) save as disclosed to the Facility Agent prior to the date of this Agreement, owns any material assets other than shares in its immediate subsidiaries; or

      (c) carries on any business other than the holding of shares in its immediate subsidiaries,

      other than pursuant to the Finance Documents or as a party to any Intra Group Loan or to any VUE Loan or consistent with the activities disclosed to the Facility Agent prior to the date of this Agreement or in the case of Vivendi Universal Holding IV Corp pursuant to the Matsushita Shareholder Agreements.

18.24 DISPOSAL CONFIRMATION

      It has no reason to believe that:

      (a)   the Disposal Confirmation cannot be implemented in full; and

      (b) that any authorisation or consent necessary for the disposal of an asset referred to in a Liquidity Analysis will not be forthcoming in time to allow that disposal to take place at the projected time.

18.25 U.S. REPRESENTATIONS AND WARRANTIES

(a)   Investment Company

      It is not, and will not be following any disposal pursuant to the Disposal Confirmation of its assets, shares or business, an "investment company" or a company "controlled" by an


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      "investment company", within the meaning of the United States Investment
      Company Act of 1940, as amended.

(b)   Public Utility Holding Company Act and Federal Power Act

      It is not, and will not be following any disposal pursuant to the Disposal Confirmation of its assets, shares or business, a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended. No Obligor is a "public utility" within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act, as amended.

(c)   Margin stock

      (i) The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).

      (ii) It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Loan has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

      (iii) No portion of any Loan will be used to acquire any security in a transaction that is subject to Section 13 or 14 of the United States Securities Exchange Act of 1934, as amended.

(d)   ERISA

      (i) No ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur with respect to any Plan.

      (ii) The present value of the benefit liabilities under each Plan, as determined for the purposes of Schedule B (Actuarial Information) to such Plan's most recently completed annual report (Form 5500 Series) that has been filed with the required United States governmental agencies, which Schedule B is complete and accurate in all material respects, did not, as of the date of such valuation, exceed the fair market value of the assets of such Plan by an amount that, when aggregated with any such excess under any other Plan, could reasonably be expected to have a Material Adverse Effect, and since the date of such valuation there has been no material adverse change in such funding status that, when aggregated with any such change with respect to any other Plan, could reasonably be expected to have a Material Adverse Effect.

      (iii) Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

      (iv) Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA.

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18.26 TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

      The representations and warranties set out in this Clause 18:

      (a)   (i)   in the case of an Obligor which is a Party on the date of this
                  Agreement, are made by that Obligor on the date of this Agreement and the first Drawdown Date;

            (ii) in the case of an Obligor which becomes a Party after the date of this Agreement, will, (with the exception of paragraphs (b) and (d) of Clause 18.12 (Accounts and Liquidity Analysis), Clause 18.14 (Information Package), Clause 18.15 (Structure Chart), Clause 18.21 (Ownership), Clause 18.22 (Intra Group Loan/IGL Arrangements/bank accounts)) be deemed made by that Obligor in relation to itself and subject to and in accordance with Clause 18.1, its Subsidiaries on the date it executes a Guarantor Accession Agreement; and

            (iii) are, in the case of paragraph (d) of Clause 18.12 (Accounts and Liquidity Analysis) in relation to each Liquidity Analysis other than the Original Liquidity Analysis, made on the day on which the Liquidity Analysis referred to therein is delivered;

      (b) are, with the exception of paragraph (b) and (d) of Clause 18.12 (Accounts and Liquidity Analysis), Clause 18.13 (Existing Indebtedness), Clause 18.14 (Information Package), Clause 18.15 (Structure Chart), Clause 18.21 (Ownership) and Clause 18.22 (Intra Group Loan/IGL Arrangements/bank accounts), deemed to be repeated by each Obligor on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing; and

      (c) are, in the case of Clause 18.22 (Intra Group Loan/IGL Arrangements/bank accounts) deemed to be repeated by the Company on the date and in respect of any update provided to Facility Agent pursuant to Clause 19.6(g).

19.   UNDERTAKINGS

19.1  GENERAL

(a) Subject to paragraphs (b), (c) (d), (e), (f) and (g) below, each Obligor agrees to be bound by the undertakings set out in this Clause relating to it and to ensure that each member of the Group performs and complies with each undertaking expressed to be binding on it in this Clause 19.

(b) The undertakings in this Clause 19 shall apply to each member of the Cegetel Group and SIT provided that other than in respect of Clause 19.26 (Arm's-length terms) each Obligor will only be required to use its reasonable endeavours to ensure that each member of the Cegetel Group or SIT performs and complies with such undertakings.

(c) Each Obligor shall only be required to use its reasonable endeavours to ensure that Transtel and/or Canal Satellite performs and complies with the undertakings in this Clause 19 which apply to it.

(d) Until the Maroc Telecom Date, the undertakings in this Clause 19 shall not be binding on any member of the Maroc Telecom Group. On or after the Maroc Telecom Date, each Obligor shall only be required to use its reasonable endeavours to ensure that each member of the


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      Maroc Telecom Group performs and complies with the undertakings in this
      Clause 19 which apply to it.

(e) For the purposes of paragraphs (b), (c) and (d) above with respect to the Cegetel Group and the Maroc Telecom Group:

      (i) REASONABLE ENDEAVOURS shall be construed by reference to an Obligor's effective ability to exercise any voting rights as a shareholder of Transtel and/or Canal Satellite or any member of the Cegetel Group or any member of the Maroc Telecom Group and/or contractual rights in respect of Transtel and/or Canal Satellite and/or SIT or any such member of the Group or any member of the Maroc Telecom Group (subject to any restrictions or obligations binding upon it under any shareholder agreement as the same is in force at the date of this Agreement and any restrictions under the Non-Recourse Financing in respect of SIT and which in each case remains binding on it) and the ability to control the management of any member of the Cegetel Group, the management of Transtel and/or Canal Satellite and/or SIT or any member of the Maroc Telecom Group; and

      (ii) an Obligor shall be considered to have complied with its undertaking to use "reasonable endeavours" to ensure compliance by any such member of the Group by exercising (i) such voting rights as a shareholder of Transtel and/or Canal Satellite or any member of the Cegetel Group or any member of the Maroc Telecom Group, and (ii) such control over the management of any member of the Cegetel Group, Transtel and/or Canal Satellite and/or SIT or any member of the Maroc Telecom Group, and (iii) such contractual rights, in each case, to the fullest extent permitted by law and regulation to ensure compliance.

(f) Prior to the VUE Date, where any member of the Group is a member of the VUE Group, the undertakings expressed to be binding on it in this Clause 19 shall not prohibit any transaction involving any such member which is permitted or required pursuant to the terms of any VUE Bridge Extension or VUE Bridge Refinancing (provided that, in the case of a VUE Bridge Refinancing, such transaction, is permitted or required pursuant to the terms of the primary refinancing of the VUE Bridge Extension). The undertakings expressed to be binding on any member of the Group or a Material Subsidiary in this Clause 19 shall apply to any member of the VUE Group as the case may be subject only to any shareholder or contractual restrictions or obligation under the Matsushita Shareholder Agreements, the VUE Partnership Agreement and the VUE Transaction Agreement in force as at the date of this Agreement.

(g) The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as provided for in the relevant Clause or any amount is or may be outstanding under this Agreement or any Commitment is in force provided that the Undertakings set out in Clause 19.5 (Liquidity), Clause 19.15 (Financial Indebtedness), Clause 19.16 (Leasing), Clause 19.17(a) to (d) (inclusive) (Financial guarantees) Clause 19.19 (Loans out, Intra Group Loans) (other than Clause 19.19(d)(iii) (A) which shall remain in force at all times throughout this Agreement notwithstanding the occurrence of a Release Condition Date), Clause 19.32 (Bank Accounts) and
      19.39 (a), (b) and (c) (VUE Ring-fencing), shall remain in force throughout the term of this Agreement unless and until a Release Condition Date occurs in which case such Undertakings shall cease to apply. If a Release Condition Date occurs, but any time thereafter an Investment Downgrading Date occurs, all such Undertakings shall be automatically reinstated and remain in force from the Investment Downgrading Date until such time as a Release Condition Date occurs again.

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19.2  FINANCIAL INFORMATION

(a) The Obligors' Agent shall supply the following to the Facility Agent in sufficient copies for all the Lenders:

      (i) as soon as the same are available (and in any event within 120 calendar days of the end of each of its financial years) the audited consolidated financial statements of the Company and the unaudited financial statements (being the balance sheet and profit and loss account consolidated for this purpose) of each other Obligor for that financial year;

      (ii) as soon as the same are available (and in any event within 90 calendar days of the end of the relevant period) but, in the case of paragraph (B), only if such financial statements are prepared or if the Obligor is under a legal obligation to prepare them:

            (A) the quarterly and the semi-annual consolidated financial statements of the Company; and

            (B) the quarterly and the semi-annual financial statements (audited if prepared) of each other Obligor certified (if required by applicable law) by an officer of the Obligor;

      (iii) together with (A) prior to a Release Condition Date (or at any time thereafter, if an Investment Downgrading Date occurs, from the Investment Downgrading Date until a Release Condition Date occurs again), each set of financial statements of the Company; and (B) on or following a Release Condition Date, each set of semi-annual financial statements of the Company, a certificate signed by the Chief Financial Officer of the Company and a certificate signed by the Auditors (in the case of annual audited financial statements) setting out in reasonable detail computations establishing compliance with each of the financial covenants in Clause 20 (Financial Covenants) and with the annual financial statements a certificate signed by the Chief Financial Officer of the Company setting out an up to date list of Material Subsidiaries.

(b)   The Obligor's Agent shall ensure that:

      (i) each set of financial statements delivered pursuant to paragraph (a) is prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of incorporation of the Obligor concerned, consistently applied (or if not consistently applied accompanied by details of the inconsistencies unless such details appear in the notes to the financial statements), and, in relation to the financial statements of the Company, on the same basis as was used in the preparation of the Original Group Accounts. If any financial statements of the Company referred to in paragraph
            (a) (the INCONSISTENT ACCOUNTS) are prepared on a basis which is not consistent with the immediately preceding comparable financial statements or in accordance with accounting principles and practices which are not consistent with the immediately preceding comparable financial statements and, in the reasonable opinion of the Obligors' Agent or the Majority Lenders, the result of the calculations made pursuant to the provisions in Clause 20 (Financial Covenants) does not correspond to the commercial intention of such provisions, the following shall apply:

            (A) either the Obligors' Agent shall notify the Facility Agent or the Facility Agent shall notify the Obligors' Agent accordingly (as appropriate). Any notice given under this sub-paragraph (i) shall contain reasonable details of the

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                  differences between the Inconsistent Accounts and the
                  immediately preceding comparable financial statements; and

            (B) in the event of a notice from the Facility Agent or, in the event of a notice from the Obligors' Agent, if the Majority Lenders agree with the Obligors' Agent opinion, the Obligors' Agent and the Lenders shall negotiate in good faith for a period not exceeding 30 calendar days with a view to the Obligors' Agent and the Majority Lenders agreeing the manner in which the provisions of Clause 20 (Financial Covenants) shall be applied to the Inconsistent Accounts. If no agreement is reached within this period or, if the notice under paragraph (A) above was from the Obligors' Agent, the Majority Lenders do not agree with the Obligors' Agent opinion, the provisions of Clause 20 (Financial Covenants) shall be interpreted with respect to the Inconsistent Accounts as determined by the Facility Agent (acting on the instructions of the Majority Lenders), which interpretation shall prevail; and

      (ii) each set of financial statements accounts delivered pursuant to paragraph (a) shall (in the case of audited accounts) give a true and fair view of and (in the case of other accounts) shall fairly represent the financial condition of the Obligor to which those financial statements relate (or the consolidated financial condition of the Group in relation to the financial statements of the Company) as at the end of the period to which those financial statements relate and of the results of its operations during that period.

19.3  AUDITORS

      The Company shall ensure that one of the firms specified in the definition of AUDITORS is at all times appointed to audit the consolidated financial statements of the Group.

19.4  LIQUIDITY ANALYSIS

      Prior to a Release Condition Date (or at any time thereafter, if an Investment Downgrading Date occurs, from the Investment Downgrading Date until a Release Condition Date occurs again), on the first Business Day of each calendar month and on or following a Release Condition Date, on the first Business Day of each quarter, the Obligors' Agent shall supply to the Facility Agent in sufficient copies for all the Lenders an up-to-date Liquidity Analysis together with (prior to a Release Condition Date (or at any time thereafter, if an Investment Downgrading Date occurs, from the Investment Downgrading Date until a Release Condition Date occurs again)) a certificate from the Chief Financial Officer of the Company confirming that such Liquidity Analysis has been prepared in good faith and is based on reasonable assumptions.

19.5  LIQUIDITY

(a) Each Obligor shall ensure that at all times the aggregate of net cash available and undrawn facilities for the period of three months from that time (the RELEVANT PERIOD) (as determined from the line entitled NET CASH AVAILABLE AND UNDRAWN FACILITIES in the then most recently delivered Liquidity Analysis) is more than E100,000,000.

(b) Disposal proceeds projected to be received in a Liquidity Analysis by a member of the Group during a Relevant Period will be taken into account in any calculation under paragraph (a) above in the following circumstances:


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      (i)   WHERE THE PROJECTED DISPOSAL PROCEEDS RELATE TO THE DISPOSAL OF AN
            ASSET IN RELATION TO WHICH A MEMBER OF THE GROUP HAS A PUT OPTION - if the date for the exercise of that option occurs on or before the end of the Relevant Period;

      (ii) WHERE THE PROJECTED DISPOSAL PROCEEDS RELATE TO THE DISPOSAL OF A MINORITY INTEREST IN A LISTED COMPANY - if there are no contractual restrictions binding on any member of the Group on the disposal of those shares on or before the end of the Relevant Period;

      (iii) WHERE THE PROJECTED DISPOSAL PROCEEDS RELATE TO THE DISPOSAL OF SHARES IN A SUBSIDIARY OF THE COMPANY BY WAY OF ANY ISSUE OF RIGHTS, SHARES OR EQUITY INSTRUMENTS OF ANY KIND (INCLUDING FOR THE AVOIDANCE OF DOUBT DEBT INSTRUMENTS THAT ARE REDEEMABLE ONLY IN SHARES) - if the financial advisors of the Company acting in relation to such initial public offering have confirmed that the launch date for such issue is scheduled to occur on or before the end of the Relevant Period; and

      (iv) WHERE THE PROJECTED DISPOSAL PROCEEDS RELATE TO ASSETS AND BUSINESS OF A MEMBER OF THE GROUP, OR THE ENTIRETY OF THE SHARES IN A MEMBER OF THE GROUP - if the vendor has already received formal written offers from potential purchasers or a sale and purchase agreement has been signed and in each case it is reasonably to be expected that the projected disposal proceeds will be received on or before the end of the Relevant Period, and (A) where the disposal proceeds projected to be received in a Liquidity Analysis by a member of the Group during a Relevant Period do not satisfy the above criteria or (B) the disposal proceeds are required, or could reasonably be expected by the Company to be required, to be applied in payment or settlement of any indemnity and/or warranty claim under any sale and purchase agreement and/or ancillary documents related to any disposal which would otherwise be taken into account, any prepayment of the Facility and the Existing Bank Debt and related cash outflow projected to be made in that Liquidity Analysis with those proceeds shall not be taken into account for the purposes of the calculation under paragraph (a) above.

19.6  INFORMATION - MISCELLANEOUS

      The Obligors' Agent shall supply to the Facility Agent:

      (a) all documents despatched by (i) the Company to its shareholders (or any class of them) concerning the convening of, agendas for and resolutions to be considered at shareholders meetings or involving or containing reports or information relating to its affairs and activities, or (ii) any Obligor to its creditors generally (or any class of them), in each case at the same time as they are despatched;

      (b) promptly upon becoming aware of them, details of any material environmental claim, any litigation, arbitration, labour dispute or administrative or regulatory proceedings which are current, threatened or pending against any member of the Group, and which if reasonably likely to be adversely determined, have, or could reasonably be expected to have, a Material Adverse Effect;

      (c) promptly (subject to the terms of any confidentiality undertakings and restrictions binding on the relevant Finance Party) such further information in the possession or control of any Obligor or any Material Subsidiary regarding its (or Cegetel's) business or financial condition, prospects, assets and operations as the Facility Agent may reasonably request (including, without limitation, with respect to VUE and the VUE Bridge Extension (provided that nothing in this Agreement will require the Obligor's


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            Agent to provide to the Facility Agent information which is proprietary to lenders or potential lenders pursuant to the VUE Bridge Extension or any VUE Bridge Refinancing or in respect of which the Obligor's Agent is subject to any confidentiality undertaking or restriction which prevent such disclosure);

      (d) promptly when available, information relating to any Business Plan or Disposal Confirmation once it has been approved by the board of directors of the Company;

      (e) promptly upon request by the Facility Agent, a list of the proceeds and aggregate amount (but without a breakdown) of upfront fees, Taxes, costs and expenses required to calculate or verify the amount of any Net Proceeds;

      (f) promptly upon being notified of the same, details of all transfers of any class of shares or related rights in the capital of an Obligor and any company over whose shares a Security Interest has been granted, or is to be granted pursuant to this Agreement or the Security Documents, and VUE, the Cegetel Group and Maroc Telecom;

      (g) as soon as reasonably practicable and without undue delay following request by the Facility Agent, an updated list of any of the items referred to in paragraphs (a) to (c) (inclusive) of Clause 18.22 (Intra Group Loan/IGL Arrangements/bank accounts) and semi-annually after the date of this Agreement, an updated list of the items referred to in paragraph (d) of Clause 18.22 (Intra Group Loan/IGL Arrangements/bank accounts) and any other details relating to any Cash Management and IGL Arrangements reasonably requested by the Facility Agent;

      (h) promptly upon request by the Facility Agent (but subject to any confidentiality undertakings or disclosure restrictions) reasonable details of any stock exchange or regulatory process or investigation in relation to it or any Material Subsidiary or any other material regulatory process or investigation;

      (i) promptly upon becoming aware thereof, notification that the restrictions on any member of the VUE Group from making any distribution in cash or loans or otherwise disposing of assets to any person outside the VUE Group existing at the date of this Agreement under the VUE Bridge Extension and/or VUE Bridge Refinancing have been removed; and

      (j) together with the accounts set out in Clause 19.2(a)(i) and 19.2(a)(ii) (Financial information), a certificate signed by the Chief Financial Officer the Company setting out in reasonable detail the calculation of Subsidiary Debt (as defined in Clause 19.40 (Subsidiary Debt)) as at the date of the certificate, in sufficient copies for all of the Lenders, if the Facility Agent so requests.

19.7  NOTIFICATIONS

      Unless the Facility Agent has been so notified by another Obligor, each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of the facts constituting the Default.

19.8  COMPLIANCE CERTIFICATES

      The Obligors' Agent shall supply to the Facility Agent:


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      (a)   together with the accounts specified in Clause 19.2(a)(i) and
            19.2(a)(ii) (Financial information); and

      (b) promptly at any other time, if the Facility Agent so requests (but such a request may not be made more than twice in any period of twelve consecutive calendar months unless a Default has occurred or the Majority Lenders have instructed the Facility Agent to make such request), a certificate signed by one of the signatories authorised to act on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.9  AUTHORISATIONS

      Each Obligor shall, and shall procure that each member of the Group shall,
      (i) promptly:

      (a)   obtain, maintain and comply with the terms of; and

      (b)   supply certified copies to the Facility Agent of,

      any authorisation, waiver or amendment required under any law or regulation to enable it to perform or comply with its obligations under, or for the validity or enforceability of, any Finance Document and (ii) use reasonable endeavours to procure the same where failure to do so would prevent any asset disposal projected to occur in a Liquidity Analysis taking place at the projected time.

19.10 COMPLIANCE WITH LAWS

      Each Obligor shall, and shall procure that, each member of the Group shall comply in all material respects with all laws and regulations applicable to it of any governmental authorities whether domestic or foreign having jurisdiction over it or any of its assets save where failure to comply with any such laws or regulations has not, or could not reasonably be expected to have, a Material Adverse Effect.

19.11 PARI PASSU RANKING

      Each Obligor shall ensure that its obligations under the Finance Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.12    NEGATIVE PLEDGE

(a) Except as provided below, no Obligor or Material Subsidiary may create or permit to subsist any Security Interest on any of its assets.

(b)   Paragraph (a) does not apply to:

      (i) Security Interests already existing (or agreed to be created) at the date of this Agreement as set out in Schedule 10 (Cegetel) and
            Schedule 11 (List of Existing Security Interests);

      (ii) Security Interests created or evidenced by the Security Documents (including in respect of Existing Bank Debt) or as permitted under the VUE Bridge Extension; and


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      (iii) Security Interests which are on or over any assets not intended to be the subject of a Security Interest under the Security Documents and which:

            (A) arise out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary course of business;

            (B) constitute liens arising solely by operation of law and in the ordinary course of its business;

            (C) are granted over cash or securities in an aggregate amount, or with an aggregate value, not exceeding E300,000,000 (or equivalent in other currencies) at any time and deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into back-to-back, foreign exchange, swap or derivative transactions and with which cash or securities have had to be deposited in order for such transaction to be entered into;

            (D)   are granted in respect of any Product Financing;

            (E) secure Local Borrowings (or any guarantee given in respect of Local Borrowings which is permitted by this Agreement), the aggregate amount of which does not exceed E300,000,000 (or equivalent in other currencies) at any time (of which Security Interests, no more than an amount of E50,000,000 (or equivalent in other currencies) at any time, in aggregate, may be in the form of cash collateral);

            (F) are pledges of goods, of the related documents of title and/or of other related documents arising or created in the ordinary course of its business as security only for Financial Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which that pledge exists;

            (G) exist at the time of acquisition on or over any assets acquired after the date of this Agreement but only if (1) the Security Interest was not created in contemplation of or in connection with that acquisition and (2) the principal, capital or nominal amount secured by any such Security Interest and outstanding at the time of acquisition may not be increased;

            (H) are created on any assets acquired after the date of this Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding 100 per cent. of the cost of that acquisition;

            (I) in the case of any company which becomes a Material Subsidiary after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a Material Subsidiary, but only if (1) the Security Interest was not created in contemplation of or in connection with it becoming a Material Subsidiary and (2) the principal, capital or nominal amount secured by any such Security Interest and outstanding when the relevant company becomes a Material Subsidiary may not be increased except by reason of any fluctuation in the amount outstanding under, and within the limits and in accordance with the terms of, facilities which exist and are secured by the relevant Security Interest when it becomes a Material Subsidiary;


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            (J)   are given on assets acquired after the date of this Agreement to secure Project Finance Indebtedness provided that the assets which are subject to such Security Interest are assets which are the subject of the applicable project;

            (K) are created in respect of borrowings from the French Export Credit Corporation (COFACE) or similar governmental agency incurred on concessional terms by any Obligor or Material Subsidiary made to refinance any amount receivable under any export sales contract provided that each such Security Interest consists only of a pledge of such any Obligor or Material Subsidiary claims under such contract against the foreign buyer and of any Security Interest or guarantee of such claims;

            (L) are created by virtue of the operation of any cash pooling arrangements existing at the date of this Agreement or permitted pursuant to this Agreement for any Obligor or Material Subsidiary with their bankers providing for the setting-off or netting of debit and credit balances on bank accounts of those members of the Group;

            (M) are granted by any Obligor or Material Subsidiary pursuant to applicable law to any pension fund or managers securing the pension obligations of any Obligor or Material Subsidiary;

            (N) are created in substitution for any Security Interest referred to in this paragraph (b) so long as the principal, capital or nominal amount secured by such replacement Security Interest does not exceed the amount permitted to be secured under this paragraph (b) by the Security Interest which it replaced;

            (O) arise out of any order of attachment, sequestration, distress or execution which does not constitute an Event of Default under Clause 21.9 (Creditors' process / final judgment);

            (P) are created by the transfer of any Security Interest permitted to exist under this paragraph (b) from one person to another, so long as the principal, capital or nominal amount secured by such Security Interest is not increased;

            (Q) are granted by any member of the VUE Group on any of its assets in respect of or permitted by or required pursuant to the terms of any VUE Bridge Refinancing, any VUE Incremental Indebtedness or the VUE Bridge Extension (as amended from time to time);

            (R) are granted by Centenary (UK) Limited and its Affiliates in respect of any UMO Refinancing;

            (S) are granted on or over assets or rights to receive assets in connection with the disposal of Sithe Asia with an aggregate value of no more than U.S.$60,000,000 (or equivalent in other currencies) at any time; and

            (T) are granted on or over assets with an aggregate value of no more than, and securing Financial Indebtedness, the amount of which (when aggregated with the amount of other Financial Indebtedness which has the benefit of a Security Interest not permitted under the preceding subparagraphs) does not exceed, U.S.$100,000,000 (or equivalent in other currencies) at any time, provided that:


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                  I.    subject to paragraphs (II) and (III) below, prior to a
                        Release Condition Date, the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under this paragraph
                        (b) (excluding paragraphs (b)(i), (b)(ii) and
                        (b)(iii)(J), (Q) and (R) above), when aggregated with the aggregate value of all assets and receivables sold, transferred or otherwise disposed of pursuant to all Restricted Transactions (as defined in Clause 19.13), (excluding for the avoidance of doubt Security Interests over and Restricted Transactions of any shares in or assets of any member of the VUE Group, the Maroc Telecom Group, the Cegetel Group and VTH) does not at any time exceed E500,000,000 (or equivalent in other currencies);

                  II. on or after a Release Condition Date (but subject to paragraph (III) below), the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under paragraphs (a),
                        (b) and (c) of Clause 19.12 (Negative Pledge) (including for the avoidance of doubt, the Existing Cegetel Security and any other Security Interests granted on or over assets of any member of the Cegetel Group) (but excluding b(iii)(J) and, prior to a Security Release Condition Date, b(ii)), when aggregated with the aggregate value of all assets and receivables sold, transferred or otherwise disposed of pursuant to all Restricted Transactions (as defined in Clause 19.13 (Transactions similar to security), does not at any time exceed 7.5 per cent. of consolidated assets (being the total amount of assets shown in the most recent consolidated balance sheet of the Group). For the avoidance of doubt, following a Release Condition Date (but subject to paragraph (III) below), no maximum amount shall apply to any Security Interest permitted to be created or to subsist pursuant to paragraphs
                        (b)(iii)(C), (E) and (U); and

                  III. if, at any time after a Release Condition Date, an Investment Downgrading Date occurs, the provisions of paragraph (I) above shall be automatically reinstated and remain in force in place of the provisions of paragraph (II) above from the Investment Downgrading Date unless and until such time as a Release Condition Date occurs again in which case the provisions of paragraph (II) shall apply.

(c)   Paragraph (a) does not apply to:

      (i)   Existing Cegetel Security; and

      (ii) Security Interests granted on or over assets of any member of the Cegetel Group securing Financial Indebtedness in an amount, which when aggregated with all assets and receivables sold, transferred or otherwise disposed of by any member of the Cegetel Group pursuant to all Restricted Transactions (as defined in Clause 19.13) other than pursuant to a securitisation do not exceed an amount equal to E500,000,000 (or equivalent in other currencies).

(d) Notwithstanding any other provision in the Finance Documents, no Obligor shall create or permit to subsist any Security Interest on any of the Games IP. Furthermore, no Security Interest shall be granted over the percentage of shares in Centenary Holding N.V. Centenary Holding Limited or any other Excluded Music Group Entity over which shares no Obligor can create or permit to subsist any Security Interest in favour of the Finance Parties as a result


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      of such Excluded Music Group Entity's being or becoming a Foreign
      Subsidiary or becoming held (directly or indirectly) by Universal Studios Holding I Corp.

(e) Notwithstanding any other provision in the Finance Documents, no Obligor shall create or permit to subsist any Security Interest in respect of the High Yield Notes.

(f) The Company will not create or permit to subsist (or agree to create or permit to subsist) any new security from any other member of the Group (other than that granted under the Security Documents at the date of this Agreement) in favour of the Existing Bank Debt unless any such new security effectively secures the Secured Obligations under this Agreement on a pari passu basis with the Existing Bank Debt.

(g) Following the Maroc Telecom Date, as soon as reasonably practicable and in any event of within 45 calendar days thereof, the Company and the Facility Agent (on the instructions of the Majority Lenders) shall negotiate in good faith with a view to agreeing the aggregate value of assets of the Maroc Telecom Group over which a Security Interests may be permitted to be created or exist under this Agreement.

(h) As soon as practicable following notice by the Kingdom of Maroc of its intention to exercise the put, the Company shall (unless the Company intends to finance any such acquisition by a Maroc Telecom Excluded Financing) use its reasonable endeavours to release any Security Interest over all the shares it holds (directly or indirectly) in Maroc Telecom (other than the Acquired Shares) in favour of the Kingdom of Maroc and to obtain the consent of the Kingdom of Maroc to grant security over all the shares it holds (directly or indirectly) in Maroc Telecom (including, for the avoidance of doubt, the Maroc Telecom Acquired Shares) in favour of the Lenders and the Existing Lenders on a pari passu basis.

(i) Where the Company finances the acquisition of the Maroc Telecom Acquired Shares by a Maroc Telecom Excluded Financing, the Company will not create or permit to subsist (or agree to create or permit to subsist) any Security Interest over any of the shares it holds (directly or indirectly) in Maroc Telecom (other than any shares (held directly or indirectly) by the Company in Maroc Telecom permitted to be pledged in favour of the Lenders under the Maroc Telecom Excluded Financing).

19.13 TRANSACTIONS SIMILAR TO SECURITY

(a) No Obligor or Material Subsidiary will enter into any Restricted Transaction if as a result the aggregate value of all assets and receivables sold, transferred or otherwise disposed of pursuant to all Restricted Transactions, provided that:

      (i) prior to a Release Condition Date (but subject to paragraphs (ii) and (iii) below), when aggregated with the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under Clause 19.12(b) (excluding Clause 19.12(b)(i), Clause 19.12(b)(ii) and Clause 19.12(b)(iii)(J), (Q)
            and (R)) (excluding for the avoidance of doubt Security Interests over and Restricted Transactions of any shares in or assets and receivables of any member of the VUE Group, the Maroc Telecom Group, subject to paragraph (c), the Cegetel Group and VTH) would exceed E500,000,000 (or equivalent in other currencies);

      (ii) on or after a Release Condition Date (but subject to paragraph (iii) below), when aggregated with the aggregate principal amount of Financial Indebtedness secured by all Security Interests created or outstanding under paragraphs (a), (b) and (c) of Clause 19.12 (Negative pledge) (including for the avoidance of doubt, the existing Cegetel Security and any other Security Interests granted on or over assets of any


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            member of the Cegetel Group) (but excluding b(iii)(J) and, prior to a Security Release Condition Date, b(ii)) does not at any time exceed 7.5 per cent. of consolidated assets (being the total amount of assets shown in the most recent consolidated balance sheet of the Group). For the avoidance of doubt, following a Release Condition Date (but subject to (iii) below), no maximum amount shall apply to any Security Interest permitted to be created or subsist pursuant to Clause 19.12(b)(iii)(C), (E) and (U); and

      (iii) if at any time after a Release Condition Date or a Security Release Condition Date, an Investment Downgrading Date occurs, the provisions of paragraph (i) above shall, be automatically reinstated and remain in force in place of the provisions of paragraph (ii) above from the Investment Downgrading Date unless and until such time as a Release Condition Date or a Security Release Condition Date, as the case may be, occurs again, in which case the provisions of paragraph (ii) shall apply.

(b) In this Clause 19.13, RESTRICTED TRANSACTION means a sale, transfer or other disposal by any Obligor or any Material Subsidiary of:

      (i) any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

      (ii) any of its receivables on recourse terms (excluding the discounting of bills or notes in the ordinary course of trading),

      (other than in connection with any Project Finance Indebtedness or Product Financing by that Obligor or Material Subsidiary, any assets or receivables of Centenary (UK) Limited and certain of its Affiliates in connection with the UMO Refinancing or any assets or receivables of any member of the VUE Group in connection with any VUE Bridge Refinancing or VUE Incremental Indebtedness) in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, provided that if such a transaction is defeased it shall not thereafter constitute a Restricted Transaction, and for these purposes a Restricted Transaction is DEFEASED if all of the obligations of the Obligor or Material Subsidiary concerned thereunder are irrevocably (A) transferred in full to a person that is not a member of the Group or (B) prepaid or (C) otherwise discharged and extinguished in full, such that no Obligor or Material Subsidiary thereafter has any outstanding Financial Indebtedness with respect to such transaction and provided further that nothing in this Clause 19.13 shall permit any member of the Group to enter into or agree to enter into the covenant defeasance arrangements referred to in Section 5.05(a) of the VUE Partnership Agreement.

(c) Paragraph (a) does not apply to any assets and receivables sold, transferred or otherwise disposed of by any member of the Cegetel Group pursuant to any Restricted Transactions, (other than pursuant to a securitisation) which when aggregated with the amount of Financial Indebtedness secured by Security Interests granted on or over assets of any member of the Cegetel Group does not exceed an aggregate amount equal to E500,000,000 (or equivalent in other currencies).

19.14 DISPOSALS

(a) Except as provided in paragraph (b) below, no Obligor will, and each Obligor will procure that no member of the Group, either in a single transaction or a series of transactions and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any of its assets.


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(b)   Paragraph (a) does not apply to:

      (i) until a Release Condition Date (or at any time thereafter, if an Investment Downgrading Date occurs, from the Investment Downgrading Date until a Release Condition Date occurs again), any disposal of assets (other than the VE Shares referred to in paragraph (viii) below) which is made for full market value and for cash payable at the time of the disposal, where an amount equal to the Net Proceeds of which (if the asset is an Asset) are applied in accordance with and subject to the provisions of the terms of Clause 7 (Prepayment and Cancellation), provided that in the case of any such disposal of an Asset:

            (A) (other than in the case of any disposal of the shares in, assets or business of any member of the VUE Group or the Music Group) (x) up to 30 per cent. of the purchase consideration for such disposal may be on terms that defer its payment for up to one year from the date of such disposal and/or (y) (other than in the case of the Games Disposal) up to 30 per cent. of the purchase consideration may be in the form of valuable non-cash consideration payable at the time of that disposal and provided further that the aggregate amount of the purchase consideration in respect of such disposals so deferred and/or paid by non-cash consideration does not exceed E350,000,000 throughout the term of this Agreement; and

            (B) (in the case of any disposal of the shares in, assets or business of any member of the VUE Group or the Music Group) up to 35 per cent. of the purchase consideration for such disposal may be in the form of valuable non-cash consideration and on terms that defer its payment for no more than two years from the date of such disposal, and after a Release Condition Date, any disposal of assets (other than the VE Shares referred to in paragraph (viii) below) which is made in the ordinary course of business of the disposing entity or for full market value and on normal commercial terms; or

      (ii) a disposal of any asset with a market value of E30,000,000 (or equivalent in other currencies) or less; or

      (iii) disposal in the ordinary course of business or trading of the disposing entity of stock in trade, business inventories, fixtures and fittings, furniture and other office equipment; or

      (iv) Relevant Intra Group Disposals or the disposal of any VUE Loan by VCNA, VUHIC or the Company to VUE Borrower Co. permitted under this Agreement or the disposal of any VUE Loans as permitted by the VUE Loan Assignment Agreement; or

      (v)   disposals of surplus, obsolete or redundant plant and equipment; or

      (vi) the expenditure of cash in the ordinary course of business or trading (other than in connection with a transaction or operation which is prohibited by the terms of this Agreement) or the disposal of permitted cash equivalents for cash or in exchange for other cash equivalents; or

      (vii) disposals pursuant to Restricted Transactions permitted by Clause
            19.13 (Transactions similar to security), leasing transactions permitted by Clause 19.16


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            (Leasing) pursuant to transactions permitted by Clause 19.18
            (Mergers and acquisitions), or Clause 19.20 (Dividends and distributions) or Permitted Joint Venture; or

      (viii) the VE Shares Disposal, the Games Disposal, any Canal + Disposal or (subject to the provisions of Clause 7.7 (Mandatory prepayment from VE Shares Disposal)) the disposal of the VE Shares pursuant to the VE Call Option and for cash payable at the time of the disposal; or

      (ix) the VUE Excluded Disposals or a disposal by any member of the VUE Group in respect of or permitted by any VUE Bridge Refinancing or VUE Incremental Indebtedness; or

      (x) disposal of Cegetel Shares to the extent the Company is bound by drag along obligations in respect of the same in favour of the Lenders under the Non Recourse Financing the proceeds of which are prepaid in accordance with the provisions of Clause 7 (Prepayment and Cancellation); or

      (xi) any disposal by a member of the Group (other than by an Obligor or a Material Subsidiary) where such disposal does not have nor could be reasonably expected to have a Material Adverse Effect or to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents.


19.15 FINANCIAL INDEBTEDNESS

      No Obligor will, and each Obligor will procure that no Material Subsidiary will, incur or have outstanding any Financial Indebtedness other than:

      (a) under the Finance Documents or Existing Facilities or the Existing Contingent Financial Liabilities or non-material contingent Financial Liabilities outstanding as at the date of this Agreement or uncommitted facilities, overdrafts, daylight overdrafts, intra-day facilities and facilities used for technical purposes (i.e. credit card programmes) outstanding as at the date of this Agreement;

      (b) any Financial Indebtedness as permitted by Clause 19.17 (Financial guarantees) or by Clause 19.19 (Loans out, Intra Group Loans);

      (c)   any Project Finance Indebtedness;

      (d)   any Product Financing;

      (e) any Existing Facilities Refinancings (including, for the avoidance of doubt, any VUE Bridge Refinancing and any UMO Refinancing);

      (f) VUE Incremental Indebtedness (where an amount of up to U.S.$ 200,000,000 (or equivalent in other currencies) is applied in full forthwith towards repayment of (i) all VUE Loans, if any, made by VUHIC to VUE for working capital purposes to the extent required in accordance with Clause 19.19(j) (Loans out, Intra Group Loans) or
            (ii) the UCI Loan);

      (g)   any Local Borrowings;

      (h) any Financial Indebtedness where an amount equal to the Net Proceeds of such indebtedness is applied forthwith in mandatory prepayment and cancellation of the Facility under Clause 7 (Prepayment and Cancellation);


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      (i)   any Financial Indebtedness of the type referred to in paragraph (g)
            of the definition thereof entered into for the purposes of any transaction permitted under Clause 19.28(b);

      (j) commercial paper issued (other than by a member of the Cegetel Group) in an aggregate principal amount of up to E50,000,000 (or equivalent in other currencies);

      (k) in respect of which another member of the Group (including for the avoidance of doubt any member of the Cegetel Group) is the creditor as permitted in accordance with the terms of Clause 19.19 (Loans out, Intra Group Loans);

      (l)   an Equity Issue;

      (m) in respect of any member of the Cegetel Group in an aggregate principal amount not to exceed at any time E3,000,000,000 (or equivalent in other currencies) (including no more than E800,000,000 to finance the acquisition referred to in Clause 19.18(b)(viii) (Mergers and acquisitions) (including no more than E300,000,000 of existing Financial Indebtedness in the entity acquired));

      (n) under an intra-day facility entered into for cash management purposes in a maximum aggregate amount not to exceed E100,000,000 (or its equivalent in other currencies);

      (o) subject to the other provisions of this Agreement, any other new borrowing which is unsecured and not guaranteed and which has an original scheduled maturity date falling no earlier than one year after the later of the Final Maturity Date and the original final maturity date of the Multicurrency Revolving Credit Facility;

      (p)   the VU/SIT Loan;

      (q) Financial Indebtedness of the VUE Group arising out of TV satellite capital lease existing at the date of this Agreement (the monthly rent under such lease being U.S.$184,660, and the lease expiring in October 2003 with the Company having the option to purchase the transponder for the greater of U.S.$2,671,000 or its fair market value);

      (r) any reimbursement or indemnification obligations (other than in respect of Financial Indebtedness) arising in the ordinary course of business or indemnification obligations arising in respect of any appeal bond;

      (s) any Financial Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and

      (t) any Financial Indebtedness of the type referred to in paragraph (e) of the definition of Financial Indebtedness to the extent payable within 180 calendar days from the time of acquisition or possession.

19.16 LEASING

      No Obligor will, and each Obligor will procure that no Material Subsidiary will, enter into any lease or leasing arrangements other than in the ordinary course of business or as disclosed in writing to the Facility Agent prior to a Release Condition Date (subject always to the provisions of 19.1(g)).


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
19.17 FINANCIAL GUARANTEES

(a) In this Clause 19.17, a FINANCIAL GUARANTEE means a guarantee, indemnity or similar assurance against financial loss of a person in respect of any indebtedness of a type falling within paragraphs (a) to (h) of the definition of Financial Indebtedness in Clause 1.1 (Definitions) and includes without limitation, each Contingent Financial Liability.

(b) No member of the Group will incur or allow to be outstanding any new financial guarantee in respect of any person on or after the date of this Agreement.

(c)   Paragraph (b) does not apply to:

      (i) any guarantee arising under, or expressly permitted by, the Finance Documents;

      (ii) the endorsement of negotiable instruments for the purpose and in the ordinary course of carrying on the relevant entity's trade;

      (iii) guarantees in favour of a Lender to facilitate the operation of bank accounts of members of the Group maintained with such Lender on a net balance basis;

      (iv) guarantees by a member of the Group which is not an Obligor in respect of Local Borrowings;

      (v)   Excluded Financial Indebtedness;

      (vi) for the avoidance of doubt, customary vendor warranties or indemnities given by a member of the Group in a sale and purchase agreement for a disposal by it permitted by Clause 19.14 (Disposals);

      (vii) guarantees given in favour of fiscal authorities and counter-guarantees given for the purpose of avoiding a requirement by such authorities of payment or collateral on account of a member of the Group's fiscal obligations;

      (viii) guarantees in respect of new Financial Indebtedness permitted by Clause 19.15 (Financial Indebtedness) not otherwise permitted pursuant to paragraphs (i) to (iv) above in an aggregate amount at any time outstanding for the Group not exceeding E300,000,000 (or equivalent in other currencies);

      (ix) in respect of any financial guarantee by a member of the Cegetel Group, the Existing Contingent Cegetel Financial Liabilities and other Financial Indebtedness incurred by Cegetel and permitted under Clause 19.15 (Financial Indebtedness) in an aggregate principal amount not to exceed E600,000,000 (or equivalent in other currencies);

      (x)   in respect of the Cegetel Indemnity;

      (xi) guarantees given by any member of the VUE Group which are permitted by or required pursuant to the terms of any VUE Bridge Refinancing or the VUE Bridge Extension (as amended from time to time) or VUE Incremental Indebtedness or by Centenary (UK) Limited and certain of its Affiliates in connection with the UMO Refinancing;

      (xii) the guarantee granted by a member of the VUE Group in respect of Shanghai Universal Studios Theme Park Co. Ltd. in an aggregate principal amount not to exceed U.S.$140,750,000;


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      (xiii) renewal or replacement of any existing guarantees;

      (xiv) any letter of comfort issued by a member of the Group with respect to financial statements of any member of the Group;

      (xv) for the avoidance of doubt, any performance guarantee granted by any member of the Group in respect of an obligation of another member of the Group in the ordinary course of trading; and

      (xvi) any guarantee or counter-guarantee granted by any member of the Group in respect of any obligation of another member of the Group under any operating lease where the premises are occupied or sublet by a member of the Group.

(d) Each Obligor shall procure that any indemnities and warranties given in any sale and purchase agreement for a disposal contemplated by the Disposal Confirmation to which any member of the Group is party as vendor are customary (in type, amount and duration) for the type of disposal concerned.

(e) Notwithstanding any other provision of the Finance Documents, no Obligor shall incur or permit to be outstanding any guarantee in favour of the holders of the High Yield Notes or the trustee under the Indenture.

(f) The Company will not incur or allow to be outstanding (or agree to incur or allow to be outstanding) any new financial guarantee from any member of the Group (other than the guarantees incurred under the Existing Bank Debt Guarantee at the date of this Agreement) in favour of the Existing Bank Debt unless any such new financial guarantee effectively guarantees the Secured Obligations under this Agreement on a pari passu basis with the Existing Bank Debt.

19.18 MERGERS AND ACQUISITIONS

(a) Except as provided in paragraph (b) below, no Obligor will, and each Obligor will procure that no member of the Group will, enter into any amalgamation, demerger, merger or reconstruction, nor make any acquisitions of, or investments in any business or any shares or other securities.

(b)   Paragraph (a) does not apply to:

      (i) the acquisition of any Product or other stock in trade made in the ordinary course of trade or any Permitted Joint Venture; or

      (ii) the acquisition of Shares in Joint Ventures to the extent permitted by Clause 19.27 (Joint Ventures); or

      (iii) any other acquisition or investments not exceeding E50,000,000 per annum in aggregate (or equivalent in other currencies) prior to the Facility Discharge Date; or

      (iv) an amalgamation, demerger, merger or reconstruction, acquisition or investment in any business or any shares or other securities involving only members of the Group which are not Obligors carried out on a solvent basis (including, without limitation, for the purpose of a tax reorganisation or tax restructuring, recapitalisation of subsidiaries, or for the simplification of the Group structure chart, provided that:

            (A) the Company supplies the Facility Agent as soon as possible prior to such reorganisation with reasonable details thereof; and


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            (B)   if any security created pursuant to the Security Documents has been or is likely to be (in the opinion of the Majority Lenders) affected by such reorganisation, the Company shall ensure that the relevant member of the Group shall execute and deliver to the Security Agent such additional Security Documents as the Majority Lenders may reasonably require on substantially the same terms as the Security Documents charging the assets, subject of the affected security; or

      (v) an amalgamation, demerger, merger or reconstruction, acquisition or investment in any business or any shares or other securities involving any member of the Group (other than an Obligor except Games permitted under this Agreement) carried out on a solvent basis for the purposes of facilitating a disposal permitted by Clause
            19.14 (Disposals) which could not reasonably be expected to have a Material Adverse Effect or to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents; or

      (vi) any such operation or transaction entered into with the prior written consent of the Majority Lenders (and, for the avoidance of doubt, such consent may be withheld, without limitation, if the Majority Lenders are of the opinion that any such amalgamation, merger, de-merger, consolidation, reconstruction or transfer could jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents); or

      (vii) the exercise of put options listed as Contingent Financial Liabilities or other put options where the exercise price is not payable in cash in each case in respect of put options existing at the date of this Agreement; or

      (viii) the acquisition by Cegetel of that part of Telecom Developpement SA France not presently beneficially owned by Cegetel for an aggregate total consideration of not more than E800,000,000 (including E300,000,000 of acquired debt); or

      (ix) investments in VUE Borrower Co. by the Company, the amount of which investments, when aggregated with loans outstanding and permitted to be made to VUE Borrower Co. by the Company pursuant to Clause 19.19 does not exceed at any time an aggregate amount of U.S.$ 200,000,000 (or equivalent in other currencies); or

      (x) any amalgamation, demerger, merger, reconstruction, acquisition or investment in connection with a Relevant Intra Group Disposals and in relation to the VE separation agreement entered into on 20th December, 2002 as disclosed to the Facility Agent prior to the date of this Agreement; or

      (xi) the acquisition by the Company of 16 per cent. of the share capital of Maroc Telecom pursuant to the exercise by the Kingdom of Maroc pursuant to the put option set out in the Protocole d'Accord between the Kingdom of Maroc and the Company dated 4th March 2002; or

      (xii) investments in Shanghai Universal Theme Park Co. Ltd up to an aggregate amount of U.S.$217,000,000 (or equivalent in other currencies) by any member of the VUE Group; or

      (xiii) any Games Reorganisation; or


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      (xiv) investments made for non-cash consideration, subject always to
            Clause 19.26, , provided that such investments do not expose any member of the Group to any liability, actual or contingent, for Financial Indebtedness; or

      (xv)  any investment expressly permitted pursuant to this Agreement.

19.19 LOANS OUT, INTRA GROUP LOANS

(a) Except as provided in paragraphs (b) and (c) and subject to the provisions of paragraphs (d) to (h) below, no Obligor will, and each Obligor will procure that no member of the Group will, be the creditor in respect of any Financial Indebtedness.

(b)   Paragraph (a) does not apply to:

      (i) Financial Indebtedness constituted by any swap or derivative instruments permitted by this Agreement or by any bank accounts permitted by this Agreement;

      (ii) Financial Indebtedness owing to any member of the Group by any person outside the Group at the date of this Agreement;

      (iii) trade credit extended (A) by any member of the VUE Group to another member of the VUE Group or (B) by any member of the Non-VUE Group to another member of the Non-VUE Group on normal commercial terms and in the ordinary course of business;

      (iv) a loan to the Company for the purpose of allowing the Company to comply with the requirements of Clause 7.15(d).

(c)   Paragraph (a) does not apply to:

      (i) a loan existing at the date of this Agreement listed in Parts 1, 2, 3, 4 or 5 of Schedule 15 and, if made by or to an Obligor, which in case of a loan listed in Part 4 or 5 complies with paragraph (d)(i) and (ii) below respectively;

      (ii) a loan made by an Obligor to another member of the Group (but not to SIT or any member of the Cegetel Group except for a loan made by the Company to SIT with the proceeds of the VU/SIT Loan for the purposes of repayment or prepayment in full of the Non-Recourse Financing) which complies with the requirements of paragraph (d)(i) below;

      (iii) a loan to an Obligor from another member of the Group which complies with the requirements of paragraph (d)(ii) below;

      (iv) a loan between members of the Group which are not Obligors made in the ordinary course of day-to-day operations of the Group and in accordance and consistent with the Cash Management and IGL Arrangements as such arrangements are in operation as at the date of this Agreement (or as those arrangements may be amended in accordance with the provisions of this Agreement);

      (v)   a loan made between members of the VUE Group;

      (vi) a loan made by Cegetel to a member of the Group for the purposes of Clause 7.8 (Mandatory prepayment from Assets Disposals) or Clause
            19.20 (Dividends and distributions);


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      (vii) Financial Indebtedness arising from any member of the VUE Group's obligation to reimburse the relevant member of the Non-VUE Group for liabilities and/or expenses relating to video sales or Financial Indebtedness arising from a member of the VUE Group's interest in the related payments prior to its receipt thereof, in each case until such time as all payments in respect of video sales are paid directly to an account or accounts of a member or members of the VUE Group in accordance with the VUE Bridge Extension;

      (viii) such loan complies with the requirements of paragraph (d)(i) or d(ii), as the case may be below;

      (ix) a loan between a member of the VUE Group and a member of the Non-VUE Group, provided that the aggregate outstanding principal amount of all VUE Loans made by (A) members of the Non-VUE Group (net of the aggregate outstanding principal amount of all VUE Loans made by members of the VUE Group (in each case, inclusive of VUE Loans existing at 7th May, 2002)) and (B) members of the VUE Group, net of the aggregate outstanding principal amount of all VUE Loans made by members of the Non-VUE Group (in each case, inclusive of VUE Loans existing as at 7th May, 2002) in each of cases (A) and (B) shall at no time exceed (i) U.S.$500,000,000 (or equivalent in other currencies) or (ii) from the date on which and for so long as VUE is assigned a long term secured credit rating by S&P of at least BB+ and (but not or) Moodys of at least Ba1, U.S.$700,000,000 (or equivalent in other currencies) (excluding the Canada Receivables and any Excluded Financial Indebtedness), calculated by converting any amounts not denominated in U.S.$ in the same manner as non U.S.$ denominated amounts are converted for purposes of reporting inter company balances (consistent with past practices);

      (x) a loan made by VUHIC to VUE or a loan made by VU, VUE or any VUE Foreign Lender to VUE Borrower Co. which complies with the requirements of paragraph (i) below;

      (xi) any indebtedness constituted by deferred purchase consideration permitted by paragraph (b) of Clause 19.14; or

      (xii) any Excluded Financial Indebtedness.

(d)   (i)   A Secured Intra Group Loan shall not be permitted to be made, incurred or (at any time when it is owing to any Obligor) outstanding, unless it is evidenced by an Intra Group Loan Agreement or a VUE Loan Agreement, as applicable, and, in each case, is the subject of a Security Interest in the agreed form in favour of the Security Agent unless the relevant VUE Loan is assigned or transferred to VUE Borrower Co. in which case it shall cease in accordance with Clause 17 to be the subject of a Security Interest provided that the loans referred to in Part 4 of Schedule 15 shall be so evidenced and be subject to such a Security Interest as soon as reasonably practicable and in any event prior to the first
            Request.

      (ii) A Subordinated Intra Group Loan shall not be permitted to be made, incurred or (at any time when it is owing to any Obligor) outstanding, unless it is evidenced by an Intra Group Loan Agreement or a VUE Loan Agreement, as applicable, and, in each case, is the subject of, and is designated a subordinated loan for the purposes of, the relevant Subordination Agreement (unless the relevant loan is made by a Foreign Subsidiary to a member of Non-VUE Group and subordination of that loan could reasonably be expected to give rise to an additional U.S. tax liability in which case it shall not be necessary for such loan to become the subject of the relevant


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            Subordination Agreement) provided that the loans referred to in Part
            5 of Schedule 15 shall be subject to the relevant Subordination Agreement as soon as reasonably practicable and in any event prior to the first Request.

      (iii) For the purposes of this paragraph (d) "relevant Subordination Agreement" shall mean:

            (A) in the case of a VUE Loan which is a Subordinated Intra Group Loan by a member of the VUE Group to a member of the Non-VUE Group, the VUE Subordination Agreement provided that in the case of a Subordinated Intra Group Loan made by any member of the VUE Group to VUE Borrower Co. the subordination terms shall be limited to no insolvency or court action as set out in the VUE Subordination Agreement;

            (B) in the case of a Subordinated Intra Group Loan between members of the Non-VUE Group (and one or more of such members of the Non-VUE Group is incorporated or organised outside the United States of America), the Non-U.S. Subordination Agreement; and

            (C) in the case of a Subordinated Intra Group Loan between members of the Non-VUE Group (and one or more of such members of the Non-VUE Group is incorporated or organised in the United States of America), the U.S. Subordination Agreement.

(e) No Obligor shall, and each Obligor shall procure that (i) no member of the Group shall, make any loan to any member of the Maroc Telecom Group, the Cegetel Group or SIT save as set out in Part 2 of Schedule 15 or except by the Company to SIT with the proceeds of the VU/SIT Loan and that (ii) save to the extent of (i), no member of the Maroc Telecom Group, the Cegetel Group or SIT is a party to any Cash Management and IGL Arrangements until the Maroc Telecom Cash Pooling Date or the Cegetel Cash Pooling Date, as the case may be.

(f) The Non Recourse Financing may not be repaid or prepaid other than by way of repayment or prepayment in full from a loan by the Company to SIT of the proceeds of the VU/SIT Loan or dividends in respect of the Acquired Shares. (For the avoidance of doubt, the Non Recourse Financing may be refinanced by SIT subject to the terms of Clause 19.28 (Existing Facilities and Treasury Transactions).

(g) No Obligor shall, and each Obligor shall procure that no member of the Group shall, amend or vary the form of Intra Group Loan Agreement or the form of VUE Loan Agreement, the commercial terms of any Intra Group Loan or VUE Loan (other than an amendment or variation of an immaterial nature or to permit a repayment of such Intra Group Loan provided no Default has occurred and is continuing or one which is required to be made by law or regulation or a change to the interest rate for an Intra Group Loan or VUE Loan which is required or advisable to comply with applicable transfer pricing principles).

(h) The Obligors' Agent may, by giving the Facility Agent no less than 30 calendar days notice in writing, request consent to amend or vary the terms of the Cash Management and IGL Arrangements. Unless the Facility Agent (acting on the instructions of the Majority Lenders) notifies the Obligors' Agent of its agreement to such request, no such amendment or variation shall be made (other than an amendment or variation of an immaterial nature or one which is required to be made by law or regulation).

(i)   (i)   No member of the Non-VUE Group will accept a commitment to lend to a VUE Group member and no member of the VUE Group will accept a commitment to lend


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            to a Non-VUE Group member except in accordance with the provisions of this Clause 19.19 and Clause 19.39.

      (ii) No member of the Group shall be permitted to make a VUE Loan at any time after the occurrence of an Event of Default which is continuing if the Facility Agent (acting on the instructions of the Majority Lenders) shall have notified the Obligors' Agent thereof provided that this sub-paragraph shall not apply to Excluded Financial Indebtedness.

      (iii) The aggregate outstanding principal amount of all loans made by VU or VUHIC to VUE Borrower Co. shall at no time be more than U.S.$200,000,000 excluding for the avoidance of doubt, any loans which have been assigned or transferred to VUE Borrower Co. pursuant to and in accordance with the provisions of the VUE Assignment Agreement.

(j)   (i)   The Company shall ensure that the first U.S.$ 200,000,000 (or equivalent in other currencies) of the Net Proceeds (excluding any VUE Excluded Proceeds and any VUE Retention and any proceeds arising from the disposal of UCI (as defined in Schedule 19)) of Debt Issues made by any member of the VUE Group permitted under Clause 19.15
            (Financial Indebtedness) and Equity Issues and Assets Disposals made by any member of the VUE Group to a party outside the Group is forthwith applied in repayment of any and all outstanding VUE Loans or UCI Loans, if any, made by VUHIC to VUE for working capital purposes.

      (ii) Where the aggregate amount of all Net Proceeds (excluding any VUE Excluded Proceeds, any VUE Retention and any proceeds arising from the disposal of UCI (as defined in Schedule 19)) of Debt Issues, Equity Issues and/or Assets Disposals by members of the VUE Group to a party outside the Group exceeds U.S.$ 200,000,000 (or equivalent in other currencies), the aggregate outstanding principal amount of all VUE Loans, if any, made by any member of the Non-VUE Group net of the aggregate principal amount of all VUE Loans made by any member of the VUE Group (in each case inclusive of VUE Loans existing at 7th May, 2002 (excluding the Canada Receivables and any Excluded Financial Indebtedness) shall be reduced forthwith to no more than zero.

      (iii) Where the aggregate amount of all Net Proceeds (excluding any VUE Excluded Proceeds and any VUE Retention and any proceeds arising from the disposal of UCI (as defined in Schedule 19)) of Debt Issues, Equity Issues and/or Assets Disposals by members of the VUE Group to a party outside the Group does not exceed U.S.$ 200,000,000 (or equivalent in other currencies), the amount set forth in paragraph (i) above shall be reduced by an amount equal to such aggregate amount.

(k) Where a member of the Group is disposed of and ceases to remain a member of the Group, all Intra Group Loans to which any such member of the Group is a party under which it is indebted to another member of the Group must be repaid immediately upon it ceasing to be a member of the Group (unless otherwise instructed by the Facility Agent (acting on the instructions of the Majority Lenders)).

19.20 DIVIDENDS AND DISTRIBUTIONS

(a) Except as provided in paragraphs (b) and (c) below, no Obligor (other than the Company) will, and each Obligor will procure that no member of the Group may:


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      (i)   declare, make or pay a dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or

      (ii)  repay or distribute any dividend or share premium reserve,

      in each case to any person that is not a member of the Group (provided that this Clause 19.20 shall not restrict the payment of dividends to minority shareholders of a member of the Group at the same time as a dividend is being paid to another shareholder which is a member of the Group).

(b) Paragraph (a) does not apply to any payment expressly permitted under the Finance Documents or pursuant to any contractual obligation to make a payment under the terms of any shareholder agreement or any such obligation described in Schedule 20 as the same is in force at the date of the Commitment Letter.

(c) The Company shall use its reasonable endeavours to ensure that the Cegetel dividend payments projected in the Original Liquidity Analysis for the years 2003 and 2004 is made in the amount and on the date referred to in the Original Liquidity Analysis.

19.21 SHARE CAPITAL

(a) Except as provided in paragraph (b) below, no Obligor will and each Obligor will procure that no Material Subsidiary will redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)   Paragraph (a) does not apply:

      (i) to any transaction expressly permitted under the Finance Documents or entered into pursuant to any contractual obligation under any shareholder agreement (including for the avoidance of doubt, the VUE Partnership Agreement (but excluding the covenant defeasance arrangements referred to in Section 5.05(a) thereof)) or any obligation referred to in Schedule 20 as the same is in force at the date of this Agreement; or

      (ii) where no cash payment is made or expected to be made for the purposes of such transaction; or

      (iii) to the purchase of the Company or Material Subsidiary's share capital (whether directly or through call options or similar arrangements) for the purposes of employee stock option plans or schemes; or

      (iv) to a share purchase programme for the shares in Canal + approved by the shareholders of Canal + pursuant to and in accordance with Article L. 225-209 of the French Commercial Code, provided always that the Company shall not exercise its voting rights in respect of Canal + shares held by the Company in favour of any such share purchase programme, unless a Release Condition Date has occurred in which case, at any time between a Release Condition Date and the next subsequent Investment Downgrading Date, the Company shall not exercise its voting rights in respect of Canal + shares held by the Company in favour of any such share purchase programme whereby Canal + would be permitted to purchase more than 5 per cent. of its total share capital; or


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         (v)      where an amount equal to 100 per cent. of any cash payment made to shareholders in connection with such transaction is applied forthwith in mandatory prepayment and cancellation of the Facility.

19.22    INTELLECTUAL PROPERTY RIGHTS

         Each Obligor shall and shall ensure that each member of the Group shall:

         (a) make any registration and pay any fee or other amount which is necessary to keep the registered Intellectual Property Rights owned by any member of the Group which are material to the business of a member of the Group in force;

         (b) take such steps as are (other than in relation to piracy of Intellectual Property Rights regarding Games IP) necessary and (in all cases) commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights; and

         (c) not enter into licence arrangements in respect of those rights save for:

                  (i) licence arrangements entered into with members of the Group for so long as they remain members of the Group; or

                  (ii) licence arrangements entered into on normal commercial terms and in the ordinary course of its business,

         save to the extent in the case of any member of the Group (other than an Obligor or Material Subsidiary) where failure to do so does not or could not be reasonably expected to have a Material Adverse Effect.

19.23    INSURANCE

         Each Obligor shall and shall ensure that each member of the Group maintain insurance with financially sound and reputable insurers with respect to its material business and assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business, save in the case of any member of the Group (other than an Obligor or Material Subsidiary) to the extent that failure to do so does not or could not be reasonably expected to have a Material Adverse Effect.

19.24   COMPLIANCE WITH ENVIRONMENTAL LAWS

         Each Obligor shall and shall ensure that each member of the Group shall:

         (a) comply with all Environmental Laws applicable to it and any notices served on it where failure to do so would have or could reasonably be likely to have a Material Adverse Effect;

         (b) make financial provision in respect of any actual or contingent liability it may face arising from any environmental claim which is adequate in light of a reasonable assessment of such liability and which if not made may have or be reasonably likely to have a Material Adverse Effect and notify the Facility Agent of the details of such provision; and

         (c) indemnify each Finance Party and their respective officers, employees, agents and delegates (together the INDEMNIFIED PARTIES) against any cost or expense suffered or incurred by them (except to the extent caused by their own gross negligence or wilful


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                  default or wilful misconduct) which arises by virtue of any legal proceedings under or pursuant to any Environmental Law involving that Finance Party which would not have arisen if that Finance Party had not entered into a Finance Document, or any breach of any applicable Environmental Law by any member of the Group.

19.25    MAINTENANCE OF STATUS

         Each Obligor shall, and shall ensure that each Material Subsidiary shall:

         (a) do all such things as are necessary to maintain its corporate existence (subject to any amalgamation, demerger, merger or reconstruction permitted by Clause 19.18 (Mergers and acquisitions)); and

         (b) ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions.

19.26    ARM'S-LENGTH TERMS

         No Obligor will, and each Obligor will ensure that no member of the Group will, enter into any transaction with any person except on ordinary commercial terms and on the basis of arm's-length arrangements, or enter into any transaction whereby any Obligor or member of the Group might pay more than the ordinary commercial consideration for any purchase or acquisition or might receive less than full commercial consideration for its services or products.

19.27    JOINT VENTURES

         The Obligors will not, and will procure that no member of the Group will, enter into or acquire any interest in any Joint Venture other than those existing at the date of this Agreement or the Shanghai Universal Studios Theme Park Co. Ltd joint venture other than a Joint Venture in relation to which the following conditions are satisfied:

         (a)      the Majority Lenders have given their prior written consent;
                  or

         (b)      (i)      the Joint Venture is within the scope and for the
                           furtherance of the Group's business;

                  (ii) the Joint Venture is an entity incorporated with limited liability and, in any event, the liability or contribution of the relevant member of the Group in relation to the Joint Venture does not in any event exceed E25,000,000 in aggregate (or equivalent in other currencies);

                  (iii) the Joint Venture could not reasonably be expected to jeopardise the guarantees given to the Lenders under the Finance Documents or the Lenders' security under the Security Documents; and

                  (iv) the Joint Venture does not result in a breach of any other provisions of the Finance Documents; or

         (c)      a Permitted Joint Venture.

19.28    EXISTING FACILITIES AND TREASURY TRANSACTIONS

(a) No Obligor will and each Obligor will ensure that no member of the Group shall:

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         (i)      subject to Clause 7.16(j), make any voluntary prepayment or cancellation of any amount outstanding or drawable under any Existing Facility or any Existing Facilities Refinancing, or under any Existing Cegetel Financial Indebtedness or any refinancing of the same, prior to its originally scheduled maturity date or scheduled expiry date (other than a prepayment of the VUE Bridge Extension, any VUE Bridge Refinancing or otherwise in accordance with the terms of Clause 7 (Prepayment and Cancellation) or in order to carry out an Existing Facilities Refinancing or a payment by the Company of the guarantee under the UMO Financing or the application of proceeds of the VU/SIT Loan in prepayment or repayment in full of the Non-Recourse Financing); or

         (ii) subject to Clause 7.16(k), make any amendment (or agree to make any amendment) to the terms of any Existing Facility or any Existing Facilities Refinancing, or of any Existing Cegetel Financial Indebtedness or any refinancing of the same, to advance any scheduled maturity date or amend the mandatory prepayment provisions or grant any Security Interests or guarantees thereunder or make (or agree to make) any amendment to the financial covenants pursuant to the Multicurrency Revolving Credit Facility to the extent that equivalent amendments are not made to the RATIOS (as defined in Clause 20.3(c) (Financial Covenants)) at the same time in any way which would be materially detrimental or prejudicial to the interests, rights and remedies of the Finance Parties under this Facility).

(b) No Obligor will, and each Obligor will ensure that no member of the Group shall, enter into any currency swap or interest swap, cap or collar arrangements or any other derivative instrument or any similar treasury transaction save where entered into in the ordinary course of business by a member of the Group for non-speculative purposes and which is consistent with the prudent management of its business and for hedging purposes.

(c) No member of the Group shall terminate, close out or otherwise cancel any of its swap or derivative instruments unless either (i) the relevant member of the Group (acting reasonably) does so in order to minimise or limit further losses or (ii) the underlying transaction hedged by any such swap or derivative instrument has been cancelled or terminated or (iii) at the date of termination, close out or cancellation by the relevant Obligor or the relevant member of the Group such swap or derivative instrument is in the money.

19.29    SECURITY

(a) The Obligors shall at their own expense execute and do all such assurances, acts and things as the Security Agent may reasonably require for perfecting or protecting the security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such directors' and shareholders' resolutions, title documents and other documents as the Security Agent may reasonably require).

(b) Prior to a Security Release Condition Date (but subject always to paragraph (c) below), the Company will ensure that the Security Documents in respect of the Existing Cegetel Shares are executed and delivered to the Security Agent in form and substance satisfactory to the Facility Agent forthwith if any of the following events occur:

         (i) if there are no contractual restrictions or provisions (including, without limitation, pre-emption rights) between shareholders of Cegetel Groupe S.A. restricting or which would be triggered upon the granting of such a pledge;

         (ii)     if SIT agrees to grant a share pledge over the Acquired
                  Shares; or

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         (iii)    if the Company acquires 100 per cent. of the shares of
                  Cegetel.

(c) If a Security Release Condition Date occurs but any time thereafter an Investment Downgrading Date occurs, the provisions of subclause (b) shall be automatically reinstated and remain in force from the Investment Downgrading Date until such time as a Security Release Condition Date occurs again.

(d) On or after the Maroc Telecom Date but prior to a Security Release Condition Date (subject always to paragraph (c) above), the Company will ensure that Security Documents in respect of all the shares it holds in Maroc Telecom are executed and delivered to the Security Agent in form and substance satisfactory to the Facility Agent forthwith if any of the following events occur:

         (i) if the Company holds 51 per cent. of the shares of Maroc Telecom following to the acquisition permitted pursuant to Clause 19.18 (xii); and

         (ii) if there are no contractual restrictions or provisions (including, without limitation, pre-emption rights) between shareholders of Maroc Telecom restricting or which would be triggered upon the granting of such a pledge.

(e) The Company shall ensure that VUP shall, contemporaneously with its accession to this Agreement as an Additional Guarantor, pursuant to Clause 17.3(b), execute and deliver to the Security Agent an account pledge or pledges in the agreed form over each of its Cash Pooling Accounts.

19.30    CONCENTRATION ACCOUNTS

(a) The Company shall open and maintain the Concentration Accounts and ensure that on a daily basis an amount equal to the aggregate of the actual credit balances standing to each of the Cash Pooling Accounts in excess of E100,000,000 is transferred to the Concentration Accounts.

(b) For the purposes of paragraph (a) above and subject to paragraph (d) below, the Company will not be obliged to transfer on a particular day the actual credit balance standing to any Cash Pooling Account to the Concentration Accounts pursuant to paragraph (a) above where:

         (i) the relevant member of the Group which holds the account is required to retain part or all of any such credit balance in that Cash Pooling Account as a result of a legal or regulatory requirement which is imposed on it after the date of this Agreement; or

         (ii)     that Cash Pooling Account is credited with an amount after
                  11.00 Paris time on the date on which the relevant calculation is being made on such day; or

         (iii) any amount is retained in that Cash Pooling Account as a result of an administrative or technical failure by the account bank with which the Cash Pooling Account is held and where any such administrative or technical failure is remedied promptly; or

         (iv) the relevant member of the Group which holds the account is required to retain in that Cash Pooling Account a de minimis amount as a result of a change after the date of this Agreement in the terms and conditions in relation to that Cash Pooling Account imposed by the financial institution with which such account is held.

(c) The Company may make withdrawals from the Concentration Accounts unless an Event of Default has occurred and subject to the other provisions of this Agreement provided that where the withdrawal is to be made for the purposes of making an investment in instruments,


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         securities or investments referred to in paragraph (b) to (e) of the definition of Consolidated Cash and Cash Equivalents and short term negotiable debt (BMTN), the Company shall ensure that any such investments, agreement or rights attaching thereto have become the subject of a Security Interest in the agreed form in favour of the Security Agent.

(d) Each relevant member of the Group shall use reasonable commercial efforts to minimise the effect of matters referred to in paragraph (b) above including investigating the possibility of moving the relevant Cash Pooling Account to another bank or financial institution among the Mandated Lead Arrangers or to another jurisdiction, but shall only be required to take any such action if and to the extent this does not interfere with the ordinary course of business of such relevant Group member.

(e) The Company shall use reasonable commercial endeavours to ensure that cash in hand and credit balances in bank accounts of members of the Group (other than the VUE Group, SIT and Cegetel for so long as any amount is outstanding under the Non-Recourse Financing) shall be held within the Cash Pooling Accounts to the extent this is consistent with the Cash Management and IGL Arrangements and with applicable legal, administrative and operational constraints.

19.31    RECEIPT ACCOUNT

         The Obligors shall ensure that the Receipt Account is opened and maintained as soon as reasonably practicable and in any event prior to the date of the first Request and upon receipt of the relevant proceeds required to be paid to any such account are secured over such proceeds in favour of the Security Agent for the purposes of complying with the provisions of Clause 7.14 (Mandatory prepayment and cancellation - application of proceeds).

19.32    BANK ACCOUNTS

(a) No Obligor may open or maintain any new account with any branch of any bank or other financial institution providing similar services other than an account maintained with a Finance Party or an Affiliate of a Finance Party or an account which is secured in favour of the Finance Parties.

(b) The Company shall procure that the overnight balance of the Euro-denominated bank account with Societe Generale in Poland listed in
         Schedule 12 (the "EURO ACCOUNT") shall not exceed Euro 50,000 and that the overnight balance of the Zloty-denominated bank account with Societe Generale in Poland listed in Schedule 12 (the "ZLOTY ACCOUNT") shall not exceed PLN 210,000, provided that, for a period of three Polish Business Days following receipt by the Company of any proceeds of any sale by a member of the Group of all or part of its interest in Elektrim Telekomunikajca, the overnight balances of the Euro Account and the Zloty Account may be equal to any amount which will result in the aggregate of the balances of the Euro Account and the Zloty Account being not more than Euro 1,000,000, or the equivalent on any such day in Polish Zloty. For the purposes of this paragraph (c), "POLISH BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks are open for general business in Warsaw and Paris.

(c) Save as disclosed to the Facility Agent prior to the date of this Agreement, the Company shall procure the closure of the bank accounts listed under the heading "VE accounts" in Schedule 12 on or prior to 2nd May, 2003.

19.33    ACCESS

         Upon the occurrence of an Event of Default which is continuing, each Obligor and Material Subsidiary must allow any one or more representatives of the Facility Agent and/or


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         accountants or other professional advisers appointed by the Facility
         Agent (at the Company's risk and expense) to have access during normal business hours to the assets, books and records of that member of the Group and to inspect the same.

19.34    NON-ERISA PENSION SCHEMES

(a) Each Obligor shall be, and shall procure that each member of the Group is:

         (i) in substantial compliance with any laws, contract and accounting principles and practices relating to any of its pension schemes; and

         (ii) in substantial compliance with its pension schemes obligations.

(b) The Obligors' Agent must supply the Facility Agent with a copy of any report in respect of any pension scheme operated by a member of the Group which the Facility Agent may reasonably request.

(c) This Clause shall not apply to any pension scheme that is a Plan or Multiemployer Plan that is subject to ERISA.

19.35    TAX

         Each Obligor shall, and shall procure that each member of the Group will, pay all material Tax due and payable by it within a reasonable time of the relevant due date (after taking into account any extension or grace period extended to it by the relevant tax authorities) and prior to the accrual of any material fine or penalty for late payment save to the extent that:

         (a) payment of the same is being contested in good faith and adequate reserves are being maintained for that Tax; or

         (b) such non payment does not have and could not reasonably be expected to have a Material Adverse Effect.

19.36    ERISA REPORTING REQUIREMENTS

         The following shall be provided to the Facility Agent:

         (a)      (i)      promptly and in any event within 10 calendar days
                           after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that is reasonably expected to have a Material Adverse
                           Effect, a statement of the Chief Financial Officer of the Obligor describing such ERISA Event and the action, if any, that such Obligor or such ERISA
                           Affiliate has taken and proposes to take with respect thereto; and

                  (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

         (b) promptly and in any event within five business days after receipt thereof by any Obligor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (c) promptly upon request of the Facility Agent/a Finance Party, copies of each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan; and

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         (d)      promptly and in any event within five business days after
                  receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan that is reasonably expected to have a Material Adverse Effect, (ii) the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that is reasonably expected to have a Material Adverse Effect or (iii) the amount of liability incurred, or that may be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in Clause (i) or (ii).

19.37    MARGIN REGULATION

         The Obligors will use the proceeds of the Loans only for the purpose described in Clause 3(a) (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System), and no portion of any Loan will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

19.38    VUE BRIDGE REFINANCING

         The Company shall ensure that the VUE Bridge Extension is refinanced to the extent not already completed at the date of this Agreement.

19.39    VUE RING-FENCING

(a) No member of the Non-VUE Group shall make any investment in or payment to any member of the VUE Group or provide any financial assistance or support in respect of VUE or any of its Subsidiaries except for the VU/VUE Partnership Obligations listed in Schedule 20, as permitted by Clause 19.19 (Loans out, Intra Group Loans) and as otherwise set out in
         Schedule 17 (Existing Contingent Financial Liabilities) and Schedule 19 (VUE Exclusions).

(b) No Obligor shall, and each Obligor shall ensure that no member of the Non-VUE Group shall, lend (or give a commitment to lend) to any member of the VUE Group otherwise than in accordance with Clause 19.19 and this Clause 19.39.

(c) The Company undertakes that it will not amend or permit the amendment of the VUE Partnership Agreement or VUE Transaction Agreement in any way such that any member of the Non-VUE Group incurs any financial liability thereunder in respect of VUE, other than the VU/VUE Partnership Obligations.

(d) For such time as the VUE Borrower Co. may make any VUE Loans pursuant to the VUE Partnership Agreement, the VUE Transaction Agreement and the VUE Side Letter, the Company shall ensure that VUE Borrower Co.:

         (i) is and remains the "funding entity" (as such term is defined in, and for the purposes of, the VUE Side Letter);

         (ii) is organised as and remains a limited liability partnership under and solely for the purposes set out in the LLP Agreement;

         (iii) has not traded and has no material liabilities or commitments (actual or contingent, present or future) and has not traded and will not have any material liabilities or commitments (actual or contingent, present or future);

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         (iv)     does not own any material assets and does not carry on any business;

         (v) complies with the limitations on its activities set out in Section Tenth of the LLP Agreement,

         other than in relation to (iii) and (iv) as a party to or transferee or assignee of any Intra Group Loan (including, for the avoidance of doubt, any VUE Loan) or in connection with its activities as a funding entity subject to and in accordance with Schedule 16 (Cash Management and IGL Arrangements), the Finance Documents and the LLP Agreement .

(e) The Company may use alternative means of making VUE Loans, permitted pursuant to the terms of the VUE Partnership Agreement, the VUE Transaction Agreement and the VUE Side Letter provided that such loans are secured and subordinated pursuant to the Security Documents and the Subordination Agreements to the extent to which they would have been required to have been secured and subordinated had they been a VUE Loan or an Intra Group Loan pursuant to Clause 19.19 (Loans out, Intra Group Loans).

(f) The Company shall not consent to any operation under or make any amendment to the LLP Agreement which is inconsistent or in conflict with the terms of the Finance Documents or Schedule 16 (Cash Management and IGL Arrangements) or the operations of VUE Borrower Co as the funding entity.

19.40    SUBSIDIARY DEBT

(a) The Company shall procure that part of Net Financial Debt (as defined in Clause 20 (Financial Covenants)) (excluding Project Finance Indebtedness and Financial Indebtedness owing from one member of the Group to another member of the Group) incurred by its Subsidiaries excluding (without double counting) the amount of the VUE Bridge Extension or any VUE Bridge Refinancing (SUBSIDIARY DEBT) shall not at any time exceed in aggregate an amount equal to 30 per cent. of the then Net Financial Debt (as defined in Clause 20 (Financial Covenants)) (excluding Project Finance Indebtedness, Financial Indebtedness owing from one member of the Group to another member of the Group and Financial Indebtedness incurred by VUE).

(b) Financial Indebtedness owing under or in connection with this Facility or the Existing Bank Debt Guarantee will not be taken into account for the purposes of paragraph (a).

19.41    HIGH YIELD NOTES

(a) The Company will not amend or agree to amend the High Yield Note Documents such that the maturity date of the High Yield Notes is advanced to a date prior to the Final Maturity Date or the final maturity date of the Multicurrency Revolving Credit Facility, the rate of interest or periodicity of interest is increased or made more frequent, or otherwise amend or agree to amend in a way which is or could, in the opinion of the Majority Lenders, be inconsistent with the terms of this Agreement or have a detrimental effect on the rights and remedies of the Finance Parties under this Facility.

(b) The Company will not make a repayment or prepayment, redemption, repurchase of or defease (by way of legal defeasance or covenant defeasance) any of the High Yield Notes or make any offers to repay, prepay, redeem, repurchase or defease any of the High Yield Notes.

(c) The Company will ensure that the High Yield Notes are and remain at all times until the Facility Discharge Date unsecured and do not benefit from any financial guarantee, directly or indirectly, from any member of the Group or other person.

(d) The Company will ensure that no member of the Group purchases any of the High Yield Notes.

19.42    REPAYABLE FACILITIES

(a) The Company shall apply 100 per cent. of the High Yield Notes Proceeds to repay (and cancel) the amounts outstanding under the Repayable Facilities.

(b) The Company shall apply its available cash to the fullest extent necessary to repay (and cancel) the balance of amounts outstanding under the Repayable Facilities after application of 100 per cent. of the High Yield Notes Proceeds thereto.

19.43    VE "B" SHARES

(a) The Company shall use its reasonable endeavours to negotiate with the New Investors the transactions contemplated in the VE Share Pledge Arrangements (as amended on or about the date hereof) in order to obtain the consent of the New Investors to enable the Company to grant a pledge in favour of the Finance Parties over all of the VE "B" Shares ranking pari passu with the pledge of these shares granted by the Company to the Parties Financieres 3ME.

(b) Promptly upon the New Investors giving their consent referred to in paragraph (a) above (but not otherwise), the Company shall execute a share pledge in respect of all of the VE "B" Shares substantially in the form set out in Annex F of the VE Share Pledge Arrangements.

20.      FINANCIAL COVENANTS

20.1     FINANCIAL COVENANT DEFINITIONS

         In this Clause 20:

         ACQUIRED BUSINESS means a member of the Group or business or assets acquired during a Measurement Period.

         CASH EBITDA means the consolidated operating income of the Group (other than any member of the Maroc Telecom Group and the Cegetel Group) determined in accordance with accounting principles and practices generally accepted in France, consistently applied, for a Measurement Period, adjusted by:

         (a) adding back depreciation, amortisation and non-cash provisions (to the extent that such depreciation, amortisation and non-cash provisions are deducted in computing the operating income);

         (b) deducting any gain (or adding back any loss) in connection with any revaluation of an asset or any gain or loss against book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period;

         (c) adding back net restructuring charges and other one-time items; and

         (d) adding cash dividends received from VE, any member of the Maroc Telecom Group and the Cegetel Group (other than cash dividends received by SIT in respect of the Acquired Shares prior to the SIT Repayment Date), and including the operating income (as adjusted in accordance with paragraphs (a) to (c) above) of any Acquired Business (provided such acquisition is permitted by the terms of this

         Agreement) (as determined on a pro forma twelve month basis for the part of the Measurement Period prior to the acquisition of the Acquired Business), provided that the extent of the operating income of the Acquired Business so included will be an amount equal to the percentage of the cashflow of the Acquired Business which the Company demonstrates in reasonable detail it either effectively controls or has access to.

         CONSOLIDATED CASH AND CASH EQUIVALENTS means, at any time:

         (a) cash in hand or on deposit with any acceptable bank (excluding any deposit used as cash collateral for the purpose of defeasing indebtedness as described in paragraph (B) of the definition of Total Gross Financial Debt);

         (b) certificates of deposit, maturing within one year after the relevant date of calculation, issued by a reputable bank;

         (c) any investment in marketable obligations issued or guaranteed by the government of the United States, Switzerland or the European Union (excluding Greece and any country which becomes a member thereof after the date of this Agreement) or by an instrumentality or agency of the government of the United States, Switzerland or the European Union (excluding Greece and any country which becomes a member thereof after the date of this Agreement) having an equivalent credit rating;

         (d)      open market commercial paper:

                  (i)      for which a recognised trading market exists;

                  (ii)     issued in Sterling, U.S. Dollars or Euro;

                  (iii) which matures within one year after the relevant date of calculation; and

                  (iv) which has a credit rating of either A-1 by Standard & Poor's Rating Services or IBCA or P-1 by Moody's Investor Services Inc., or, if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; and

         (e) any other instrument, security or investment approved by the Majority Lenders,

         in each case, to which any member of the Group (other than any member of the Maroc Telecom Group) is beneficially entitled at that time and which is capable of being applied against Total Gross Financial Debt but excluding any cash acquired in connection with the acquisition permitted under Clause 19.18(b)(viii). An ACCEPTABLE BANK for this purpose is a commercial bank or trust company which has a rating of A or higher by Standard & Poor's or FitchIBCA or A2 or higher by Moody's or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

         FINANCIAL INCOME means, in respect of the Group (other than any member of the Maroc Telecom Group and any member of the Cegetel Group, each on a consolidated basis) all interest and other financing income received or receivable by the Group (other than any member of the Maroc Telecom Group and the Cegetel Group) during a Measurement Period.

         MEASUREMENT PERIOD means a period of 12 months ending on a Testing
         Date.

         NET FINANCIAL DEBT means, in respect of the Group (other than any member of the Maroc Telecom Group) at any time Total Gross Financial Debt less Consolidated Cash and Cash Equivalents.

         NET FINANCING COSTS means, in respect of the Group (other than any member of the Maroc Telecom Group and any member of the Cegetel Group, each on a consolidated basis) Total Financing Costs less Financial Income for the Group during the relevant Measurement Period.

         RELEVANT PERCENTAGE means the percentage of the cashflow of any Acquired Business which the Company demonstrates in reasonable detail it either controls or has access to.

         TESTING DATE means 31st March, 30th June, 30th September and 31st December of each year.

         TOTAL FINANCING COSTS means all interest and financing fees, including the interest element payable under any finance lease and any periodic cash payments in respect of preference shares (other than preference shares issued by VUE prior to the date of this Agreement or issued or accrued as additional shares in respect of shares issued by VUE prior to the date of this Agreement) and excluding any costs incurred in connection with the acquisition permitted under Clause 19.18(b)(viii) (together FINANCING COSTS), (whether, in each case, paid, payable or (subject to the proviso) capitalised) incurred by the Group (other than any member of the Maroc Telecom Group and on a consolidated basis) during a Measurement Period and including the Relevant Percentage of the Financing Costs of any Acquired Business (as determined on a pro forma twelve month basis for the part of the Measurement Period prior to the acquisition of the Acquired Business), provided that capitalised items shall only be included in the calculation of Total Financing Costs for a Measurement Period if the Company confirms in a compliance certificate delivered in relation to the financial covenants for that Measurement Period that they constitute more than 5 per cent. of those Total Financing Costs. For these purposes, in each such compliance certificate, the Company shall either certify that capitalised items for the Measurement Period to which that certificate relates do not exceed 5 per cent. of Total Financing Costs for that period or, if they do, set out the aggregate amount of capitalised items.

         TOTAL GROSS FINANCIAL DEBT means, in respect of the Group (other than any member of the Maroc Telecom Group on a consolidated basis) at any time the aggregate of the following (without double counting and provided that where any of the following items relates to an Acquired Business, the Relevant Percentage only of the amount of that item shall be included in the calculation of Total Gross Financial Debt):

         (a)      the outstanding principal amount of any moneys borrowed;

         (b) the outstanding principal amount of any acceptance under any acceptance credit;

         (c) the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

         (d) the capitalised element of indebtedness under a finance or capital lease except to the extent that any such lease is defeased (for which purposes, a lease is "DEFEASED" if all of the obligations of the relevant member of the Group thereunder are irrevocably (A) transferred in full to a person that is not a member of the Group or (B) prepaid or (C) otherwise discharged and extinguished in full, such that no member of the Group thereafter has any outstanding indebtedness or liability (contingent or otherwise) with respect to such lease);

         (e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

         (f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

         (g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

         (h) the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

         (i) the mark to market value of any currency swap or interest swap, cap or collar arrangements or any other derivative instrument to the extent the derivative instruments are not used for hedging purposes;

         (j) the aggregate face value amount of preference shares (other than preference shares issued by VUE prior to the date of this Agreement or issued or accrued as additional shares in respect of shares issued by VUE prior to the date of this Agreement and preference shares mandatorily convertible into shares in a member of the Group (other than any member of the Maroc Telecom Group) which do not in any circumstances give rise to redemptions or repayments (whether in whole or in part) in cash) in relation to which there is a contractual obligation to pay dividends prior to 91 calendar days after the Final Maturity Date; and

         (k) the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) - (j) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group (other than any member of the Maroc Telecom Group) (excluding (i) the amount of any guarantee obligations of VU which have been assigned to, and assumed by any member of the Maroc Telecom Group or a company which is not a member of the Group and (ii) any guarantee, indemnity or similar assurance against financial loss entered into prior to the date of this Agreement which is the subject of a counter-guarantee given by
                  VE),

         but excluding any Non Recourse Financing, any Intra Group Loans and Project Finance Indebtedness, any indebtedness incurred in connection with the acquisition permitted under Clause 19.18(b)(viii) or otherwise any indebtedness which has been defeased prior to the date of this Agreement (for which purposes, indebtedness is "DEFEASED" if all of the obligations of the relevant member of the Group in relation thereto are irrevocably (A) transferred in full to a person that is not a member of the Group or (B) cash collateralised in full by blocked deposits, such that no member of the Group thereafter has any outstanding indebtedness or liability (contingent or otherwise) with respect to such indebtedness (including, without limitation, with respect to adjusting the amount of, or making any payment in relation to, any such cash collateral)).

20.2     CALCULATION

(a) All the terms used in this Clause 20 are to be calculated in accordance with accounting principles and practices generally accepted in France, consistently applied.

(b) If there is a dispute as to any interpretation of any term in this Clause 20, either:

         (i) the interpretation of the Facility Agent shall prevail (after prior consultation with the Company's Auditors and the Company); or

         (ii) (if the Company so requests) the Facility Agent will, at the expense of the Company, instruct an independent expert (which shall be an internationally recognised independent qualified firm of auditors) to act as an expert and not as an arbitrator, and the determination of such expert shall be final and binding on the Parties.

20.3     FINANCIAL COVENANTS

(a) Before a Release Condition Date (but subject always to paragraphs (c) to (f) inclusive below), the Company shall procure that on each quarterly Testing Date referred to in Column 1 below:

         (i) the ratio of Net Financial Debt to Cash EBITDA does not exceed that set out in Column 2 below opposite that Testing Date;

         (ii) the ratio of Cash EBITDA to Net Financing Costs is at least that set out in Column 3 below opposite that Testing Date; and

         (iii) Total Gross Financial Debt does not exceed the amount set out in Column 4 below opposite that Testing Date.

(b)      On or after a Release Condition Date (but subject always to paragraphs
         (c) to (f) inclusive below), the Company shall procure that following such Release Condition Date on each semi-annual Testing Date referred to in Column 1 below:

         (i) the ratio of Net Financial Debt to Cash EBITDA does not exceed that set out in Column 2 below opposite the Testing Date applicable as at such Release Condition Date;

         (ii) the ratio of Cash EBITDA to Net Financing Costs is at least that set out in Column 3 below opposite the Testing Date applicable as at such Release Condition Date; and

         (iii) Total Gross Financial Debt does not exceed the amount set out in Column 4 below opposite the Testing Date applicable as at such Release Condition Date.

(c) If, on or after a Release Condition Date, an Investment Downgrading Date occurs, the financial ratios and covenant (the RATIOS) referred to in paragraph (a) above shall, subject to paragraphs (d) to (f) inclusive below, apply and be reinstated from the Investment Downgrading Date unless and until a Release Condition Date occurs again in which case the provisions of paragraph (b) above shall apply.

(d) Within 5 calendar days of an Investment Downgrading Date, the Company and the Facility Agent shall enter into negotiations in good faith for a period of no more than 45 calendar days with a view to agreeing any amendments to the ratios set out in columns 2, 3 and 4 below.

(e) Any amendments agreed under paragraph (d) shall be, with the prior written consent of the Majority Lenders, binding on all the parties.

(f) If and until amendments are agreed by the Company and the Majority Lenders pursuant to paragraphs (d) and (e) above, the applicable ratios, in each case for the period from the Investment Downgrading Date unless and until a Release Condition Date occurs again, will be those set out in columns 2, 3 and 4, as appropriate, opposite the Testing Date which were applicable on the Release Condition Date immediately preceding that Investment Downgrading Date and thereafter the applicable ratios on each successive quarterly Testing Date, will be the next consecutive ratios, each as set out in columns 2, 3 and 4 below.

             COLUMN 1                 COLUMN 2                     COLUMN 3                    COLUMN 4
           TESTING DATE)       (MAXIMUM RATIO OF NET       (MINIMUM RATIO FOR CASH       (MAXIMUM TOTAL GROSS
                               FINANCIAL DEBT TO CASH      EBITDA TO NET FINANCING     FINANCIAL DEBT (BILLION
                                      EBITDA)                       COSTS)                      EURO))
             30/06/03                  5.8:1                        2.4:1                         18

             30/09/03                  5.4:1                        2.4:1                        15.6

             31/12/03                  4.4:1                        2.7:1                        15.6

             31/03/04                  4.2:1                        2.9:1                        12.8

             30/06/04                  4.0:1                        3.1:1                        12.5

             30/09/04                  4.0:1                        3.2:1                        12.3

             31/12/04                  4.0:1                        3.3:1                        11.3

             31/03/05                  3.5:1                        3.4:1                        10.3

             30/06/05                  3.5:1                        3.4:1                        10.3

             30/09/05                  3.5:1                        3.4:1                        10.0

             31/12/05                  3.5:1                        3.4:1                        10.0

             31/03/06                  3.0:1                        3.5:1                        9.2

             30/06/06                  3.0:1                        3.5:1                        9.2

             30/09/06                  3.0:1                        3.5:1                        9.0

             31/12/06                  3.0:1                        3.5:1                        9.0

             31/03/07                  3.0:1                        3.5:1                        7.0

21.      DEFAULT

21.1     EVENTS OF DEFAULT

         Each of the events set out in this Clause 21 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

21.2     NON-PAYMENT

         An Obligor does not pay on the due date (or within three Business Days of the due date where the failure to pay on the due date is for administrative or technical reasons) any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

21.3     BREACH OF OTHER OBLIGATIONS

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.2 (Non-payment) and in paragraph (b) below) and only where the failure is capable of remedy) such failure to comply continues for 15 calendar days after the earlier of the date on which (a) any Obligor becomes aware of the facts or circumstances giving rise to such failure, and (b) the Facility Agent gives notice of such failure to the Obligors' Agent.

(b) An Obligor does not comply with any provision of Clause 19.5 (Liquidity) and (where the failure is capable of remedy) such failure to comply continues for 60 calendar days after the earlier of the date on which (a) any Obligor becomes aware of the facts or circumstances giving rise to such failure and (b) the Facility Agent gives notice of such failure to the Obligors' Agent.

(c) The Company repays, prepays, redeems, repurchases or defeases (whether by way of legal defeasance or covenant defeasance) any of the High Yield Notes or makes any offers to repay, prepay, redeem, repurchase or defease any of the High Yield Notes.

21.4     MISREPRESENTATION

         A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

21.5     CROSS-DEFAULT

(a) Any Financial Indebtedness of an Obligor or a Material Subsidiary is not paid when due (or where there is a grace period originally applicable to that Financial Indebtedness, within that grace period); or

(b) an event of default howsoever described occurs under any document relating to Financial Indebtedness of an Obligor or a Material Subsidiary; or

(c) any Financial Indebtedness of an Obligor or a Material Subsidiary becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d) any commitment for, or underwriting of, any Financial Indebtedness of an Obligor or a Material Subsidiary is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(e) any Security Interest securing Financial Indebtedness over any asset of an Obligor or a Material Subsidiary becomes enforceable,

         provided that there shall only be an Event of Default under this Clause
         21.5 if the aggregate amount of Financial Indebtedness which is not so paid and/or in respect of which such event has occurred and/or which becomes prematurely due and payable or is placed on demand and/or in respect of which the commitment or underwriting is cancelled or suspended and/or in respect of which such Security Interest becomes enforceable, exceeds E40,000,000 (or equivalent in other currencies); or

(f) an Event of Default occurs under the VUE Bridge Extension or the VUE Bridge Refinancing or under any High Yield Note Document.

21.6     INSOLVENCY

(a) Any Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent (including without limitation en etat de cessation des paiements), or admits in writing its inability to pay its debts generally as they fall due; or

(b) any Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c) any Obligor or any Material Subsidiary makes a general assignment for the benefit of creditors or applies for, or is subject to, an amicable settlement or a reglement amiable pursuant to article L.611-2 of the French Commercial Code, or begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness; or

(d) any person commences a procedure d'alerte with respect to an Obligor or any Material Subsidiary incorporated in Republic of France which is not of a vexatious or frivolous nature and is not dismissed within 14 calendar days.

21.7     INSOLVENCY PROCEEDINGS

(a) Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of any Obligor or any Material Subsidiary; or

(b) any Obligor or any Material Subsidiary commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, as amended, or under the United States Federal or State bankruptcy, insolvency or other similar laws (collectively U.S. BANKRUPTCY LAWS) or a meeting of any Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration (including without limitation dissolution, liquidation, or redressement judiciaire) or any such resolution is passed; or

(c) an involuntary case under any U.S. Bankruptcy Law is commenced against any Obligor or any Material Subsidiary and the petition is not stayed or discharged within 45 calendar days after the commencement of the case or any person presents a petition for the winding-up or for the administration of any Obligor or any Material Subsidiary unless (in the case of a petition being presented by a person other than an Obligor or a Material Subsidiary) the same is stayed or discharged within 21 calendar days in respect of an Obligor or a Material Subsidiary incorporated outside the United States of America or within 45 calendar days in respect of an Obligor or a Material Subsidiary incorporated in the United States of America of being presented or an order for relief is entered in such proceeding; or

(d) an order for the winding-up or administration of any Obligor or any Material Subsidiary is made (other than pursuant to an amalgamation, demerger, merger or reconstruction permitted by Clause 19.18(b)(iv) (Mergers and acquisitions)); or

(e) a judgment is issued for the judicial liquidation (liquidation judiciaire) or the transfer of the whole of the business (cession de l'entreprise or cession de fonds de commerce) of any Obligor or any Material Subsidiary; or

(f) any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of any

         Obligor or any Material Subsidiary or any other insolvency proceedings involving any Obligor or any Material Subsidiary other than any such step which is frivolous or vexatious and which is dismissed within 21 calendar days in respect of an Obligor or a Material Subsidiary incorporated outside the United States of America or within 45 calendar days in respect of an Obligor or a Material Subsidiary incorporated in the United States of America of it having been taken.

21.8     APPOINTMENT OF RECEIVERS AND MANAGERS

         Any person makes a request in accordance with any applicable laws for the appointment of a liquidator, trustee, custodian, conservator, receiver, assignee, sequestrator, administrative receiver, administrator, administrateur judiciaire, provisoire mandataire ad hoc, conciliateur or mandataire liquidateur or the like in respect of any Obligor or any Material Subsidiary or any part of its assets or any such appointment is made unless (in the case of a request being made by a person other than any Obligor or a Material Subsidiary) the request for such appointment is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 21 calendar days in respect of an Obligor or a Material Subsidiary incorporated outside the United States of America or within 45 calendar days in respect of an Obligor or a Material Subsidiary incorporated in the United States of America days of the making of such request and in any event prior to the date that any such appointment is made.

21.9     CREDITORS' PROCESS/FINAL JUDGMENT

(a) Any attachment, sequestration, distress or execution affects any asset of an aggregate value exceeding E15,000,000 (or equivalent in other currencies) of any Obligor or any Material Subsidiary and is not discharged within 30 calendar days; or

(b) a final judgment or court order for the payment of any amount in excess of E15,000,000 is made against any Obligor or any Material
         Subsidiary and continues unsatisfied for a period of 30 calendar days after the date of judgment or order.

21.10    ANALOGOUS PROCEEDINGS

         There occurs, in relation to any Obligor or any Material Subsidiary, any event anywhere which, in the opinion of the Majority Lenders (acting on the basis of legal advice), appears to correspond with any of the events mentioned in Clauses 21.6 (Insolvency) to 21.9 (Creditors' process/final judgment) (inclusive).

21.11    CESSATION OF BUSINESS

         Any Obligor or any Material Subsidiary ceases, or takes clear steps to cease, to carry on all or a substantial part of its business (other than pursuant to a transaction permitted by the Finance Documents).

21.12    EFFECTIVENESS OF FINANCE DOCUMENTS

(a) It is or becomes unlawful for any Obligor to perform any of its payment obligations or other material obligations under the Finance Documents.

(b) Any Finance Document (including any guarantee of any Obligor in this Agreement) is not effective or is alleged by an Obligor to be ineffective for any reason.

(c) Any Security Document does not create the security it purports to create or any Security Document is not effective or ceases to constitute a valid, first ranking (in the case of security in favour of the Finance Parties or any of them) Security Interest of the type purported to be created thereby.

(d) An Obligor repudiates (or evidences in writing an intention to repudiate) a Finance Document.

21.13    AUDIT QUALIFICATION

         The Company's Auditors qualify their report by way of a reserve on any of the audited consolidated accounts of the Company (other than by a qualification of a minor technical nature).

21.14    SUBORDINATION, EXISTING BANK DEBT GUARANTEE OR SECURITY SHARING
         AGREEMENT

(a)      (i)      Any member of the Group which is party to a Subordination
                  Agreement, the Existing Bank Debt Guarantee or the Security
                  Sharing Agreement, as the case may be, does not perform or fails to comply with any of its obligations in any material respect under the Subordination Agreement or the Security
                  Sharing Agreement, as the case may be and the failure to comply (if capable of remedy) continues for 15 calendar days after the earlier of the date on which the Obligor becomes aware of the facts or circumstances giving rise to such failure and the Facility Agent gives notice of such failure to the Obligors' Agent; or

         (ii) a representation or warranty given by that party in a Subordination Agreement, the Existing Bank Debt Guarantee or the Security Sharing Agreement, as the case may be, is incorrect in any material respect when made or repeated and if the facts and circumstances causing such misrepresentation are, in the opinion of the Majority Lenders capable of remedy, the same is not remedied within 21 calendar days after the earlier of the date on which the Obligor becomes aware of the facts or circumstances giving rise to such failure and the Facility Agent gives notice of such failure to the Obligors' Agent;

(b) the pari passu subordination or pari passu priority of security in respect of Financial Indebtedness under this Agreement and the Multicurrency Revolving Credit Facility created or purported to be created by the Subordination Agreement, the Existing Bank Debt Guarantee or the Security Sharing Agreement is not effective or is alleged in writing by a member of the Group party to it to be ineffective; or

(c) any member of the Group which is party to the Subordination Agreement, the Existing Bank Debt Guarantee or the Security Sharing Agreement repudiates (or evidences an intention in writing to repudiate it) the Subordination Agreement or the Security Sharing Agreement, as the case may be.

21.15    ERISA

(a) Any ERISA Event shall have occurred with respect to a Plan and the liability that the Obligors and the ERISA Affiliates have incurred or are reasonably expected to incur with respect to such Plan and any and all other Plans with respect to which an ERISA Event shall have occurred and then exist could reasonably be expected to have a Material Adverse Effect.

(b) Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.


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(c)      Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and such reorganisation or termination could reasonably be expected to have a Material Adverse Effect.

21.16    MATERIAL ADVERSE CHANGE

         Any event or series of events occurs after the date of this Agreement which, in the opinion of the Majority Lenders (acting in good faith), has, or could reasonably be expected to have, a Material Adverse Effect.

21.17    ACCELERATION

         On and at any time after the occurrence of an Event of Default and whilst the same is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

         (a)      cancel the Total Commitments; and/or

         (b) demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

         (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

22.      THE AGENTS AND THE MANDATED LEAD ARRANGERS

22.1     APPOINTMENT AND DUTIES OF THE AGENTS

(a) Each Finance Party irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b) Each Party appointing each Agent irrevocably authorises each Agent on its behalf to:

         (i) perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

         (ii) execute each Finance Document expressed to be executed by such Agent on that Party's behalf.

(c) Each Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

22.2     ROLE OF THE MANDATED LEAD ARRANGERS

         Except as specifically provided in this Agreement, no Mandated Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

22.3     RELATIONSHIP

         The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes an Agent (other than the Security Agent


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         as contemplated by the Security Documents) as trustee or fiduciary for any other Party or any other person and except where and to the extent otherwise stated in the Security Agreement, no Agent need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4     MAJORITY LENDERS' INSTRUCTIONS

(a) An Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions, an Agent may act as it considers to be in the best interests of all the Lenders.

(b) No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

22.5     DELEGATION

         An Agent may act under the Finance Documents through its personnel and agents.

22.6     RESPONSIBILITY FOR DOCUMENTATION

         No Agent nor any Mandated Lead Arranger is responsible to any other Party for:

         (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

         (b)      the collectability of amounts payable under any Finance
                  Document; or

         (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

22.7     DEFAULT

(a) No Agent is obliged to monitor or enquire as to whether or not a Default has occurred. No Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, or in the event that an Agent has actual knowledge of a failure to make a payment which constitutes a Default under Clause 21.2 (Non-payment), it shall promptly notify the Lenders or (in the case of the Security Agent) promptly notify the Facility Agent.

(b) Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

22.8     EXONERATION

(a) Without limiting paragraph (b) below, no Agent will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against an Agent or in respect of any act or omission of any


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         kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of an Agent may rely on this paragraph (b) and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

22.9     RELIANCE

         Each Agent may:

         (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

         (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

         (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in agent's employment and those representing a Party other than that agent).

22.10    CREDIT APPROVAL AND APPRAISAL

         Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

         (a) has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by an Agent or a Mandated Lead Arranger in connection with any Finance Document; and

         (b) will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.11    INFORMATION

(a) The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) The Facility Agent shall promptly supply a Lender with a copy of each document received by the Facility Agent under Clause 4 (Conditions Precedent) or Clause 17.3 (Additional Guarantors), upon the request and at the expense of that Lender.

(c) Except where this Agreement specifically provides otherwise, no Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)      Except as provided above, no Agent has any duty:

         (i) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of the Obligors or of their related entities, whether coming into its possession before, on or after the date of this Agreement; or


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         (ii)     unless specifically requested to do so by a Lender in
                  accordance with a Finance Document, to request any certificates or other documents from the Obligors' Agent.

22.12    THE AGENTS AND THE MANDATED LEAD ARRANGERS INDIVIDUALLY

(a) If it is also a Lender, each Agent and each Mandate Lead Arranger has the same rights and powers under this Agreement and (in the case of the Security Agent) under the Security Documents as any other Lender and may exercise those rights and powers as though it were not an Agent or a Mandated Lead Arranger.

(b)      Each Agent and each Mandated Lead Arranger may each:

         (i) carry on any business with the Obligors or their respective related entities;

         (ii) act as agent or trustee for, or in relation to any financing involving, the Obligors or their related entities; and

         (iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c) In acting as an Agent, the respective agency division of each Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be deemed to be information possessed by that Agent in its capacity as such.

(d) Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in the opinion of that Agent, is received by it in its capacity as Agent.

(e) Each Agent may deduct from any amount received by it for the Lenders pro rata any unpaid fees, costs and expenses of the Agents (or either of them) incurred by them in connection with the Finance Documents.

22.13    INDEMNITIES

(a) Without limiting the liability of the Obligors under the Finance Documents, each Lender shall forthwith on demand indemnify each Agent for that Lender's proportion of any duly documented liability or loss incurred by that Agent in any way relating to or arising out of its acting as an Agent, except to the extent that the liability or loss arises directly from that Agent's gross negligence or wilful misconduct.

(b) A Lender's proportion of the liability or loss set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to all the Loans on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

22.14    COMPLIANCE

(a) Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.


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(b)      Without limiting paragraph (a) above, no Agent need disclose any information relating to the Obligors or any of their related entities if the disclosure might, in the opinion of that Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

22.15    RESIGNATION

(a) Notwithstanding its irrevocable appointment, each Agent may resign by giving notice to the Lenders and the Obligors' Agent, in which case such Agent may forthwith appoint one of its Affiliates as successor (a REPLACEMENT) for such Agent or, failing that, the Majority Lenders may appoint a Replacement following consultation with the Obligors' Agent.

(b) If the appointment of a Replacement is to be made by the Majority Lenders but they have not, within 30 calendar days after notice of resignation, appointed a Replacement which accepts the appointment, that Agent may appoint a Replacement following consultation with the Obligors' Agent.

(c) The resignation of an agent and the appointment of any Replacement will both become effective only upon the Replacement notifying all the Parties that it accepts its appointment. On giving the notification, the Replacement will succeed to the position of the Agent and the term FACILITY AGENT or SECURITY AGENT (as appropriate) will mean the successor Facility Agent or the Successor Security Agent.

(d) The retiring Facility Agent or Security Agent, as the case may be, shall make available to the Replacement such documents and records and provide such assistance as the Replacement may reasonably request for the purposes of performing its functions as the Facility Agent or Security Agent, as the case may be, under this Agreement.

(e) Upon its resignation becoming effective, this Clause 22 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was an Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f) The Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (a) above. In this event, that Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Facility Agent or Security Agent, as the case may be.

22.16    LENDERS

(a) The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(b) The Facility Agent may at any time, and shall if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

22.17    EXTRAORDINARY MANAGEMENT TIME AND RESOURCES

         The Company shall forthwith on demand pay each Agent for the cost of utilising its management time or other resources in connection with:

         (a) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Obligors and relating to a Finance Document or a document referred to in any Finance Document; or


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         (b)      the occurrence of a Default; or

         (c) the enforcement of, or the preservation of any rights under, any Finance Document.

         Any amount payable to an Agent under:

         (i) paragraph (a) above shall be determined by written agreement between the Obligors' Agent and such Agent at the time of the request by or on behalf of the Obligors; and

         (ii) under paragraphs (b) or (c) above will be calculated on the basis of such reasonable daily or hourly rates as such Agent may notify to the Obligors' Agent,

         and in each case is in addition to any fee paid or payable to the Facility Agent under Clause 23 (Fees).

22.18    SECURITY AGENT

(a)      Without prejudice to Clauses 22.6 (Responsibility for documentation) or
         22.8 (Exoneration), the Security Agent in its capacity as trustee, agent or mandataire (as appropriate) under any of the Security Documents or otherwise shall not be liable (unless directly caused by its gross negligence or wilful misconduct) for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby including, without limitation, any failure to (i) register the same in accordance with the provisions of any of the documents of title of the relevant Obligor to any of the property thereby charged, (ii) make any recordings or filings in connection therewith, (iii) effect or procure registration of or otherwise protect the security created by or pursuant to the Security Documents under any registration laws in any jurisdiction, (iv) give notice to any person of the execution of any of the Security Documents or to obtain any licence, consent or other authority for the creation of any security.

(b) The Security Agent may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

(c) Save where the Security Agent holds a mortgage over, or over an interest in, real estate property or shares, the Security Agent in its capacity as trustee, agent or mandataire (as appropriate) or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Documents or any other such security in its own possession or to take any steps to protect or preserve the same.

(d) Save as otherwise provided in the Security Documents, all moneys which are received by the Security Agent in its capacity as trustee, agent or mandataire (as appropriate) or otherwise may be invested in the name of or under the control of the Security Agent in any investments which may be selected by the Security Agent with the consent of the Majority Lenders. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent may think fit.

(e) Each Finance Party hereby confirms its approval of the Security Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs the Security Agent (by itself of by such person(s) as it may nominate) to execute and enforce the same as trustee, agent or mandataire (as appropriate) or as otherwise provided (and whether or not expressly in the Finance Party's name) on its behalf, subject always to the terms of this Agreement and the Security Documents.


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22.19    CO-SECURITY AGENTS

(a) The Security Agent may appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate security agent or as a co-security agent jointly with the Security Agent (i) if the Security Agent considers that without such appointment the interests of the Lenders under the Finance Documents would be materially and adversely affected or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions in any jurisdiction in which any particular act is or acts are to be performed or (iii) for the purposes of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction of either a judgment already obtained or any of the provisions of the Finance Documents, provided in each case that such separate security agent or co-security agent becomes bound by the terms of this Agreement as if it were the Security Agent.

(b) Each separate security agent or co-security agent shall (subject always to the provisions of this Agreement) have such powers, authorities and discretions (not exceeding those conferred on the Security Agent by this Agreement) and such duties and obligations as shall be conferred or imposed by the instrument of appointment.

(c) The Security Agent shall have power in like manner to remove any such person. If an Event of Default is continuing, such reasonable remuneration as the Security Agent may pay to any such person, together with any attributable costs, charges and expenses properly incurred by it in performing its function as such separate security agent or co-security agent shall for the purpose of this Agreement be treated as costs, charges and expenses incurred by the Security Agent.

22.20    RELEASE OF SECURITY

         The Security Agent shall and is hereby authorised by each of the other Finance Parties (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each of the other Finance Parties and every other party hereto where relevant without the need for any further referral to, or authority from, any Finance Party or other person hereto all such releases of security and guarantees given by Obligors under any Finance Document as the Security Agent is authorised or required to effect by the terms of this Clause 22 (The Agents and the Mandated Lead Arrangers).

22.21    CONFLICT WITH SECURITY DOCUMENTS

         If there is any conflict between the provisions of this Agreement and any Security Documents with regard to instructions to or the matters affecting the Security Agent, this Agreement will prevail.

22.22    SECURITY AGENT AS JOINT AND SEVERAL CREDITOR

(a) Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint and several creditor and as, for Dutch law purposes, a (hoofdelijk crediteur) together with the relevant Finance Party (of each and every obligation of any Obligor owing to or towards each of the Finance Parties under the Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Security Agent or a Finance Party (other than the Security Agent) shall, to that extent, discharge the corresponding obligation owing to the other and a Finance Party shall not by virtue of this clause be entitled to pursue an Obligor concurrently for the same obligation.

(b) Without limiting or affecting the Security Agent's rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent


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         agrees with each other Finance Party (on a several and divided basis)
         that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor of any and all obligations owing to each Finance Party (other than the Security Agent) except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

23.      FEES

23.1     ARRANGEMENT FEES

         The Company shall pay the arrangement fee to the Mandated Lead Arrangers in the amounts and at the times agreed in the Arrangement Fee Letter.

23.2     AGENCY FEES

         The Company shall pay to the Agents for their own respective accounts agency fees in the amount agreed in the Agency Fee Letter. Each such agency fee is payable annually in advance. The first payment of this fee is payable on the date which is five calendar days after the date of this Agreement and each subsequent payment is payable on each anniversary of the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

23.3     COMMITMENT FEE

(a) The Company shall pay to the Facility Agent for each Lender, a commitment fee:

         (i) in respect of its Tranche A Commitments in Euro computed at an annual rate of 40 per cent. of the then Applicable Margin for Tranche A (not to exceed 1.00 per cent. per annum) of the undrawn, uncancelled amount of that Lender's Commitment under Tranche A; and

         (ii) in respect of its Tranche B Commitments in Euro, computed at an annual rate of 1.00 per cent. on the undrawn, uncancelled amount of that Lender's Commitment under Tranche B, during the Availability Period for that Tranche.

         For this purpose Loans are taken at their Original Euro Amount.

(b) Accrued commitment fee is payable quarterly in arrear and on the Final Maturity Date. Accrued commitment fee shall also be payable to the Facility Agent for the relevant Lender on the cancelled amount of any of its Commitment at the time the cancellation comes into effect.

(c)      Commitment fees are payable in Euro.

23.4     VAT

         Any fee referred to in this Clause 23 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the relevant Obligor at the same time as it pays the relevant fee.


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24.      EXPENSES

24.1     INITIAL AND SPECIAL COSTS

(a) The Company shall forthwith on demand pay the Facility Agent and the Security Agent the amount of all duly documented and reasonable costs and expenses (including legal fees) incurred by either of them in connection with:

         (i) the negotiation, preparation, printing, syndication and execution of:

                  (A) this Agreement and any other documents referred to in this Agreement; and

                  (B) any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

         (ii) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Obligors and relating to a Finance Document or a document referred to in any Finance Document.

(b) The Company shall forthwith on demand pay the Facility Agent and the Security Agent the amount of any duly documented costs and expenses (including legal fees) incurred by either of them in connection with the perfection of any Security Interest purported to be created by any Security Interest.

24.2     ENFORCEMENT COSTS

         The Company shall forthwith on demand pay to each Finance Party the amount of all duly documented costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.      STAMP DUTIES

         The Company shall pay, and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document (other than a Novation Certificate).

26.      INDEMNITIES

26.1     CURRENCY INDEMNITY

(a) If a Finance Party receives an amount in respect of an Obligors' liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the CONTRACTUAL CURRENCY) in which the amount is expressed to be payable under the relevant Finance Document:

         (i) that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

         (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, that Obligor shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and


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         (iii)    that Obligor shall forthwith on demand pay to the Finance
                  Party concerned any exchange costs and Taxes payable in connection with any such conversion.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2     INDEMNITY RELATING TO THE FACILITY

(a) The Obligors will indemnify each Finance Party, their respective affiliates officers, directors, advisers, representatives, agents, employees and controlling persons (each an INDEMNIFIED PERSON) from and against any loss, claims, damages or liability which each such Indemnified Person suffers or may incur (including, without limitation, all reasonable fees and disbursements of legal advisers and all reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of, preparation for and defence of any pending or threatened claim and any litigation or other proceeding by or in connection with any shareholder action, class action, bondholder and other financial creditor action, or any stock exchange, regulatory or administrative process or investigation, whether or not in connection with pending or threatened litigation or other proceeding in which any Indemnified Person is a party) as a consequence of or in connection with or arising out of the Facility except and to the extent that any loss, claim, damage or liability is finally judicially determined to have resulted primarily from the gross negligence or wilful misconduct of such Indemnified Person. You agree to co-operate with each Indemnified Person and to give insofar as you are able to procure the giving of all such information and render such assistance to as the Indemnified Person may reasonably request in connection with any action proceeding or investigation.

(b) The Obligor will agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any member of the Group or any shareholders or creditors of any member of the Group for or in connection with the transactions referred to above, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or wilful misconduct.

26.3     OTHER INDEMNITIES

(a) Each Obligor shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

         (i)      the occurrence of any Event of Default;

         (ii) the operation of Clause 21.17 (Acceleration) or Clause 32 (Pro Rata Sharing); or

         (iii) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Obligors' Agent has delivered a Request.

(b) Each Obligors' liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(c) The Company shall indemnify each Agent against any loss or liability (including, without limitation, reasonable costs and expenses) incurred by such Facility Agent as a result of:

         (i) investigating any event which the Facility Agent reasonably believes to be a Default; or


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         (ii)     acting or relying on any notice which such Agent reasonably believes to be genuine, correct and appropriately authorised,

         to the extent that such Agent is not compensated in relation thereto by a payment by the Company under Clause 22.17 (Extraordinary management time and resources).

26.4     BREAK COSTS

(a)      The Company must pay to each Lender its Break costs.

(b) Break Costs are the amount (if any) determined by the relevant Lender by which:

         (i) the interest that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal amount or overdue amount received been paid on the last day of that Interest Period;

         exceeds:

         (ii) the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the current Interest Period.

(c) Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

27.      EVIDENCE AND CALCULATIONS

27.1     ACCOUNTS

         Accounts maintained by a Finance Party in connection with this Agreement are, in the absence of manifest error, evidence of the matters to which they relate.

27.2     CERTIFICATES AND DETERMINATIONS

         Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3     CALCULATIONS

         Interest (including, if relevant to its calculation, any Mandatory
         Cost) and the fees payable under Clause 23.3 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case of interest payable on an amount denominated in Sterling or where market practice otherwise dictates, 365 days.

28.      AMENDMENTS AND WAIVERS

28.1     PROCEDURE

(a) Subject to Clause 28.2, any term of the Finance Documents may be amended and any breach or prospective breach waived, with the agreement of the Obligors' Agent and the Majority Lenders. Each Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.


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(b)      The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

28.2     EXCEPTIONS

(a) An amendment or waiver which relates to any of the following may only be effected if agreed by the Obligors' Agent, the Agents and each of the Lenders:

         (i) the definition of each of MAJORITY LENDERS and SUPER MAJORITY LENDER and RELEASE CONDITION DATE and SECURITY RELEASE CONDITION DATE in Clause 1.1 (Definitions);

         (ii) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to the Lenders under the Finance Documents (including the Applicable Margin and any fees payable under Clause 23.3 (Commitment fee);

         (iii) an increase in a Lender's Commitment or the extension of the Final Maturity Date;

         (iv) a term of a Finance Document which expressly requires the consent of the Lenders;

         (v) Clause 2.4 (Nature of Finance Party's rights and obligations), Clause 29.1 (Transfers by the Obligors), Clause 29.2 (Transfers by Lenders), Clause 32 (Pro Rata Sharing), or this Clause 28;

         (vi) the release or discharge of any Obligor from its obligations under the Finance Documents other than as expressly agreed pursuant to the Finance Documents; or

         (vii) any material provision of a Security Document or guarantee or the release of any asset from any Security Interest created by a Security Document other than in accordance with Clause 17 (Release of Security and Additional Guarantors) or the terms of relevant Security Document.

(b) An amendment or waiver of any term of the Security Sharing Agreement may only be effected in accordance with Clause 12.1 (Amendments to this Agreement) of the Security Sharing Agreement.

(c) An amendment or waiver of any of the terms of the Finance Documents referred to in Clause 12.2 (Amendments to the Finance Documents (other than this Agreement)) of the Security Sharing Agreement may only be effected in accordance with that clause.

(d) An amendment or waiver which affects the rights and/or obligations of an Agent may not be effected without the agreement of such Agent.

(e) An amendment or waiver which relates to any of the following may only be effected if agreed by the Obligors' Agent, the Agents and the Super Majority Lenders:

         (i)      the definition of ASSETS in Clause 1.1 (Definitions);

         (ii) Clauses 7.4 (Mandatory prepayment from Net Debt Issue Proceeds) to 7.14(b) (Timing of mandatory prepayments and cancellations and Receipt Account) (inclusive); and

         (iii) this paragraph and a term of a Finance Document which expressly requires the consent of the Super Majority Lenders.


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28.3     CHANGE OF CURRENCY

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

         (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender; and

         (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

28.4     WAIVERS AND REMEDIES CUMULATIVE

         The rights of each Finance Party under the Finance Documents:

         (a)      may be exercised as often as necessary;

         (b) are cumulative and not exclusive of its rights under the general law; and

         (c)      may be waived only in writing and specifically.

         Delay in exercising or non-exercise of any such right is not a waiver of that right.

29.      CHANGES TO THE PARTIES

29.1     TRANSFERS BY THE OBLIGORS

         No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

29.2     TRANSFERS BY LENDERS

(a) A Lender (the EXISTING LENDER) may, subject to paragraph (b) below, at any time assign, transfer or novate any of its Commitment under Tranche A and/or Tranche B and/or rights and/or obligations under this Agreement to any third party (the NEW LENDER) in accordance with Clause
         29.3 (Procedure for novations).

(b)      (i)      A transfer in part of Commitment or participation in the
                  Loans made under a Tranche must be in a minimum (and an integral multiple) of an Original Euro Amount of E5,000,000;
                  and

         (ii) the prior consent of the Company is required for any such assignment, transfer or novation unless the New Lender is another Lender or an Affiliate of a Lender, or a bank or financial institution, or a special purpose company or vehicle or entity controlled or managed by one of more banks or financial institutions or their Affiliates and which is incorporated or established for the purposes of a securitisation


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                  programme or a collateralised debt obligation or
                  collateralised loan obligation programme, or a Default is outstanding. However the prior consent of the Company (where required) is not to be unreasonably withheld or delayed.

(c)      A transfer of obligations will be effective only if either:

         (i)      the obligations are novated in accordance with Clause 29.3; or

         (ii) the New Lender confirms to the Facility Agent and the Obligors' Agent that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d) On each occasion an Existing Lender assigns, transfers or novates any of its Commitment and/or rights and/or obligations under this Agreement, the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of E1500 (without, for the avoidance of doubt, any right to reimbursement by the Obligors).

(e)      An Existing Lender is not responsible to a New Lender for:

         (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

         (ii) the collectability of amounts payable under any Finance Document or the value of any security or collateral; or

         (iii) the accuracy of any statements or information (whether written or oral) made in or in connection with any Finance Document.

(f) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

         (i) has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

         (ii) will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force;

         (iii) is a bank or financial institution whose on-going business includes participations in syndications facilities; and

         (iv) it has made its own investigation of the Lock-up Arrangements and agrees to be bound by the term thereof and to execute such documentation as is reasonably required to accede to those arrangements.

(g)      Nothing in any Finance Document obliges an Existing Lender to:

         (i) accept a re-transfer from a New Lender of any of the Commitment and/or rights and/or obligations assigned, transferred or novated under this Clause; or


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         (ii)     support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(h) Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(i) In the case of an assignment, the Existing Lender and the New Lender shall ensure that the relevant transfer agreement is notified by bailiff (HUISSIER) to the Company and the Obligors' Agent in accordance with Article 1690 of the French Civil Code.

29.3     PROCEDURE FOR NOVATIONS

(a)      A novation is effected if:

         (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate, substantially in the form of Schedule 5 (a NOVATION CERTIFICATE); and

         (ii)     the Facility Agent executes it.

(b) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

         (i) the Existing Lender and the other Parties (the EXISTING PARTIES) will be released from their obligations to each other (the DISCHARGED OBLIGATIONS);

         (ii) the New Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

         (iii) the rights of the Existing Lender against the existing Parties and vice versa (the DISCHARGED rights) will be cancelled; and

         (iv) the New Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate.

(d) For the avoidance of doubt the Parties agree that any novation effected in accordance with this Clause 29.3 shall constitute a novation within the meaning of Article 1271 et seq, of the French Civil Code and that the guarantee and security are preserved for the benefit of the New Lender.

(e) Each Obligor hereby expressly consents to each assignment, transfer and/or novation of any rights and/or obligations permitted under and made in accordance with this Clause 29. Each Guarantor hereby expressly accepts and confirms that, notwithstanding any assignment, transfer and/or novation permitted under and made in accordance with this Clause 29, its Guarantee guarantees all obligations of the Obligors (including, without limitation, all


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         obligations with respect to all rights and/or obligations so assigned, transferred or novated) for the benefit of the Finance Parties, in accordance with the terms of the Finance Documents.

29.4     REFERENCE BANKS

         If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Obligors' Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.5     REGISTER

         The Facility Agent shall keep a register of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the register on request.

29.6     VOTING

         If a Lender transfers any of its Commitment and participations in the Loans to its Affiliate, the Lender shall continue to vote as a Lender in the place of the Affiliate for the purposes of the definition of Majority Lenders.

29.7     ADDITIONAL COSTS

         If any assignment, transfer, novation after the Syndication Date, or change of Facility Office by a Lender would, at the time thereof, result in additional amounts becoming payable under Clause 12 (Taxes), then, unless the assignment, transfer, novation or change of Facility Office was being effected pursuant to Clause 12.3 (Mitigation), the Obligors shall be required to pay such amounts or additional amounts to or for the account of the assignee, transferee, New Lender or Lender acting through its new Facility Office only to the extent that it would have been required to pay the same had there been no such assignment, transfer, novation or change of Facility Office.

30.      DISCLOSURE OF INFORMATION

(a) Each Finance Party shall keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

         (i) which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

         (ii) to the extent requested or required by any court of competent jurisdiction in connection with any legal or arbitration proceedings;

         (iii)    to the extent required to do so under any law or regulation;

         (iv) to a competent governmental, banking, taxation or other regulatory authority if and to the extent required;

         (v)      to its professional advisers;

         (vi)     to the extent allowed under paragraph (b) below; or

         (vii) with the prior written consent of the relevant Obligor or the Company.


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(b)      A Lender may disclose to one of its Affiliates or any person
         (including, without limitation, any person mentioned in Clause 29.2 (Transfers by Lenders)) with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

         (i)      copy of any Finance Document; and

         (ii) any information which that Lender has acquired under or in connection with any Finance Document on or after the date of this Agreement,

         provided that prior to making any such disclosure a Lender shall obtain a written confidentiality undertaking (substantially in the form of Schedule 8) together with such amendments as the Lender shall reasonably consider necessary) with respect to the information to be disclosed.

(c) This Clause shall apply to information supplied to a Finance Party by or on behalf of any Obligor in connection with the Finance Documents on or after the date of this Agreement. Any confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party shall continue in full force and effect in accordance with its terms in respect of all information supplied to that Finance Party by or on behalf of any Obligor prior to the date of this Agreement.

31.      SET-OFF

         Following the occurrence of a Default, a Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If a Finance Party's obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

32.      PRO RATA SHARING

32.1     REDISTRIBUTION

         If any amount owing by an Obligor under the Finance Documents to a Finance Party (the RECOVERING FINANCE PARTY) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 11 (Payments) (a RECOVERY), then:

         (a) the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

         (b) the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 11 (Payments);

         (c) subject to Clause 32.3, the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the REDISTRIBUTION) equal to the excess;

         (d) the Facility Agent shall treat the redistribution as if it were a payment by that Obligor under Clause 11 (Payments) and shall pay the redistribution to the Finance Parties


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                  (other than the recovering Finance Party) in accordance with
                  Clause 11.7 (Partial payments); and

         (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor owes the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2     REVERSAL OF REDISTRIBUTION

         If under Clause 32.1:

         (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

         (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

         each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 32.1(e) will operate in reverse to the extent of the reimbursement.

32.3     EXCEPTIONS

(a) A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against an Obligor in the amount of the redistribution pursuant to Clause 32.1(e).

(b) A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

33.      SEVERABILITY

         If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

         (a) the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

         (b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

34.      COUNTERPARTS

         Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.


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35.      NOTICES

35.1     GIVING OF NOTICES

         All notices or other communications (other than those given under the terms of Clause 35.3 (Website communications) under or in connection with the Finance Documents shall be given in writing by letter or facsimile or (if the relevant Party has specified such address pursuant to Clause 35.2 (Addresses for notices) by e-mail. Any such notice or communication will be deemed to be given as follows:

         (a)      if by letter, when delivered personally or on actual receipt;
                  and

         (b) if by facsimile or e-mail (including a notification under Clause 35.3), when actually received in legible form.

         However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.2     ADDRESSES FOR NOTICES

(a) The address and facsimile number and (if so specified) e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party (other than the Obligors' Agent and the Facility Agent) for all notices under or in connection with the Finance Documents are:

         (i) those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or

         (ii) any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days' notice.

(b)      The address and facsimile number of the Obligors' Agent are:

         Vivendi Universal S.A.
         42, avenue de Friedland
         75008 Paris
         Fax number: +33 (0) 1 71 71 10 47
         Attention:  M. Dupont-Lhotelain

         or such other as the Obligors' Agent may notify to the Facility Agent by not less than five Business Days' notice.

(c) The address, facsimile number and email address of the Facility Agent are:

         Societe Generale
         Agency and Transaction Management Department
         OPER/DFI/ATM/COR
         Tour Societe Generale
         17 cours Valmy
         92972 Paris-La Defense Cedex
         France

         Fax number:       +33 (0)1 42 14 60 93
         Telephone:        +33 (0)1 42 13 53 49


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         E-mail:           stephanie.bessadou@socgen.com
         Attention:        Stephanie Bessadou

         or such other as the Facility Agent may notify to the other Parties by not less than five Business Days' notice.

(d) All notices from or to any Obligor shall be sent through the Facility Agent and the Obligor's Agent.

(e) The Facility Agent shall, promptly upon request from any Party, give to that Party the address, or facsimile number or e-mail address (where appropriate) of any other Party applicable at the time for the purposes of this Clause.

35.3     WEBSITE COMMUNICATIONS

(a)      This Clause 35.3 shall apply to:

         (i) all accounts, certificates, each Liquidity Analysis and other information delivered under Clauses 19.2 (Financial information) and 19.6 (Information - miscellaneous);

         (ii) any communication (other than one which is intended to form part of a contract) between the Obligors' Agent and the Facility Agent or between the Facility Agent and the Finance Parties (or any of them) in connection with any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

         (iii) any other communication between the Obligors' Agent and the Facility Agent or between the Facility Agent and the Finance Parties (or any of them), of a type to which the Facility Agent specifies, in a notice delivered to the Obligors' Agent and the Lenders by letter or facsimile, that this Clause 35.3 shall apply.

(b) The Facility Agent will not, without the consent of the Majority Lenders and the Obligors' Agent, specify pursuant to paragraph (a)(iii) above that this Clause 35.3 shall apply to:

         (i)      the delivery of Requests; or

         (ii) the notification by the Facility Agent of a Lender's participation in a Loan.

(c) Any communication to which this Clause 35.3 applies shall be validly given if:

         (i) the sender places the communication on a website (the DESIGNATED WEBSITE) operated by a website operator which is (at the time the communication is sent) approved by the Facility Agent for this purpose, in accordance with the procedures and requirements of that website operator;

         (ii) the details and instructions (including any password) necessary in order to access the communication on the Designated Website have been notified to the Facility Agent, the Obligors' Agent and each Lender by letter, fax or e-mail in accordance with this Agreement;

         (iii) the sender takes such steps as are necessary so that each recipient is sent, by letter or fax in accordance with this Agreement or by electronic mail in accordance with paragraph
                  (d) below, a notice (the NOTIFICATION) of the fact that a communication has been placed on the Designated Website for their attention and giving instructions for


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                  gaining access to that communication (to the extent not
                  already notified under paragraph (ii) above); and

         (iv) in the case of the documents referred to at paragraph (a)(i) above, and in the case of any communication referred to at paragraph (a)(ii) placed by the Obligors' Agent, the communication is placed on the Designated Website in PDF format or any other format acceptable to the Facility Agent and a hard copy is, in any event, provided to the Facility Agent.

(d) A Notification sent by electronic mail to a Party shall be sent to the electronic mail address notified by that Party to the Facility Agent (or, if that Party is the Facility Agent, notified by the Facility Agent to the other Parties) in accordance with Clause 35.2.

(e) Subject to paragraph (f) below, the Facility Agent may approve a website operator by giving five Business Days' notice (by letter or facsimile) to the Lenders and the Obligors' Agent. The Facility Agent may revoke its approval of a website operator for these purposes at any time immediately upon notice (given by letter or facsimile) to the Lenders and the Obligors' Agent; any such notice will take effect immediately.

(f) The Facility Agent shall not approve a website operator for the purposes of this Clause 35.3 unless:

         (i) it is satisfied that the Facility Agent, the Obligors' Agent and each Finance Party have been provided with any website addresses, user names, passwords and other necessary information, and have entered into any necessary arrangements with the website operator, to enable them to gain access to communications placed on the website for their attention;

         (ii) it has received assurances satisfactory to it that, communications transmitted to, received from and stored on websites operated by the website operator will be as secure as possible from unauthorised interception, reading and amendment; and

         (iii) it is satisfied that, promptly upon a communication being placed on any relevant website, the intended recipient will be sent a notification by e-mail of the communication and will, for at least 30 calendar days thereafter, be able to read and retrieve a copy of the communication.

(g) Any communication made in accordance with paragraph (c) above will be deemed to be given at the close of business (in the place of receipt) on the Business Day following the day on which the recipient is given the relevant Notification, unless prior to that time either:

         (i) the sender of the communication becomes aware that the recipient has not received that Notification; or

         (ii) the recipient of the Notification notifies the sender that it is not possible, for technical or other reasons affecting the operation of the relevant website generally, for the communication to be read or retrieved.

(h) The Facility Agent, the Obligors' Agent and each Lender shall comply with any reasonable requirements of any approved website operator relating to the operation and security of the relevant websites.

(i) The Facility Agent shall promptly upon becoming aware of its occurrence notify the Lenders and the Obligors' Agent if:


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         (i)      any Designated Website cannot be accessed due to technical failure;

         (ii)     the password specifications for any Designated Website change;

         (iii) the Facility Agent becomes aware that any Designated Website or any information posted onto any Designated Website is or has been infected by any electronic virus or similar software.

         If the Facility Agent gives a notice under paragraph (i) or (iii) above, all information which would otherwise have been posted on the Designated Website concerned shall be supplied in hard copy unless and until the Facility Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(j) Nothing in this Clause 35.3 shall affect Clause 35.2(d) or prejudice the right of any Party to give any notice or other communication by letter or facsimile in accordance with the terms of this Agreement.

36.      LANGUAGE

(a) Any notice given under or in connection with any Finance Document shall be in English.

(b) All other documents provided under or in connection with any Finance Document shall be:

         (i)      in English; or

         (ii) if not in English, accompanied by a certified English translation (unless the document is a statutory or other official document).

37.      JURISDICTION

37.1     SUBMISSION

(a) For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

(b) Without prejudice to paragraph (a) above and for the benefit of each Finance Party, each Obligor agrees that any New York State Court or Federal Court sitting in New York has jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

37.2     SERVICE OF PROCESS

         Without prejudice to any other mode of service, each Obligor:

         (a)      irrevocably appoints:

                  (i) Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

                  (ii) Vivendi Universal Holding I Corp., 800 3rd Avenue, Fourth Floor, New York NY10022 as its agent for service of process, where required, in relation


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                           to any proceedings before any courts located in the
                           State of New York in connection with this Agreement;

                  agrees to maintain an agent for service of process in England and in the State of New York until all Commitments have been terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocably and indefeasibly repaid in full;

         (b) agrees that failure by a process agent to notify the Obligors of the process will not invalidate the proceedings concerned;

         (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices); and

         (d) agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Obligors' Agent (on behalf of the Obligors) shall immediately appoint a further person in England or in the State of New York, as the case may be, to accept service of process on its behalf in England or in the State of New York, as the case may be, and, failing such appointment within 15 calendar days, the Facility Agent is entitled to appoint such a person by notice to the Obligors' Agent.

37.3     FORUM CONVENIENCE AND ENFORCEMENT ABROAD

         Each Obligor:

         (a) waives objection to the English and New York State and Federal courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

         (b) agrees that in the case of the enforcement of any judgment or order of an English or New York State and Federal court in connection with a Finance Document in any other jurisdiction, it will not assert that such judgment is not conclusive and not binding on it and that it may not be enforced against it in the courts of any other jurisdiction.

37.4     NON-EXCLUSIVITY

         Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against any Obligor in connection with any Finance
         Document:

         (a)      in any other court of competent jurisdiction; or

         (b)      concurrently in more than one jurisdiction.

38.      WAIVER OF IMMUNITY

         Each Obligor irrevocably and unconditionally:

         (a) agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;


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         (b)      waives any such right of immunity which it or its assets now has or may subsequently acquire; and

         (c) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

39.      WAIVER OF JURY TRIAL

         THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

40.      GOVERNING LAW

         This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.


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